Exhibit 2.1

SALE AND PURCHASE AGREEMENT

By and Between

EQUILON ENTERPRISES LLC

d/b/a

SHELL OIL PRODUCTS US

(Seller)

and

HOLLYFRONTIER PUGET SOUND REFINING LLC

(Buyer)

Sale and Purchase of the Shell Puget Sound Refinery

May 4, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES

SCHEDULE	DESCRIPTION
1.01A	Seller Knowledge Individuals
1.01B	Buyer Knowledge Individuals
1.01C	Certain Permitted Encumbrances
1.01D	Environmental Fuel Credits
1.01E	IT Swapkit
1.01F	Specified Pre-Closing Matters
1.01G	Disclosed Environmental Conditions
1.01H	Process Control Domain
2.01(b)	Refinery Owned Real Property
2.01(g)	Refinery Contracts
2.01(h)(i)	Transferrable Refinery Permits
2.01(h)(ii)	Assignable Refinery Permits
2.01(h)(iii)	Non- Transferrable Refinery Permits
2.02(a)(iv)	Excluded Contracts
2.02(a)(ix)	Excluded Permits
2.02(a)(xiii)	Excluded Pipelines
2.02(a)(xvi)	Certain Excluded Assets
2.07(a)(1)	Inventory Determination Procedures
2.07(a)(2)	Inventory Valuation Methodology
2.07(b)	List of Approved Field Inspectors
7.07	Seller Credit Support Arrangements
10.01	Employee Matters
10.02	Personal Data Protection
11.06(b)	Existing Corrective Action Orders
12.07	Required Consents

Disclosure Letter

SECTION	DESCRIPTION
4.03	No Breach
4.04(a)	Refinery Owned Real Property
4.04(b)	Refinery Leases
4.04(c)	Easements
4.04(h)	Third Party Leases
4.04(o)	Real Property Rights and Interests Exceptions
4.06	Ownership of the Assets
4.07(a)	Compliance with Law—Seller
4.07(b)	Compliance with Law—Assets
4.08	Refinery Permits
4.09	Proceedings; Judgments
4.10(a)(1)	Material Contracts
4.10(a)(2)	Excluded Contracts
4.10(a)(3)	Refinery Contracts with Certain Provisions
4.10(b)	Material Contracts – Non-Compliance or Termination
4.11	Taxes
4.12	Affiliate Agreements
4.13(a)(i)	Compliance with HSE Permits
4.13(a)(ii)	HSE Permits

4.13(b)	HSE Claims
4.13(c)	Compliance with HSE Laws
4.13(d)	HSE Judgments
4.13(e)	Releases of Hazardous Substances
4.13(h)	Notice or Consent under HSE Laws
4.14(a)	Business Benefit Plan
4.14(c)	Benefit Plan Claims
4.14(e)	Certain Benefit Plans
4.14(f)	Effect of Contemplated Transaction
4.15(a)	Employee List
4.15(c)	Labor Compliance with Law
4.21(b)	10 Largest Suppliers

EXHIBITS

EXHIBIT	DESCRIPTION
A	Form of Buyer Guaranty
B	Form of Deed for Refinery Owned Real Property
C-1	Form of Real Property Interest Assignment and Assumption Agreement
C-2	Form Assignment and Assumption of Easements
C-3	Form of Assignment and Assumption of Refinery Leases and Easements
D	Form of Bill of Sale, Assignment and Assumption Agreement
E	Form of Shell Refinery Process License Agreement
F	Form of Shell Software License Agreement
G-1	Form of Master Agreement (Electricity)
G-2	Form of Master Agreement (Natural Gas)
H-1	Form of Clearing Period Road Fuels Agreement
H-2	Form of Bulk and Rack Road Fuels Agreement
H-3	Form of Jet Fuels (SOPUS) Agreement
H-4	Form of Jet Fuels (STUSCO) Agreement
H-5	Form of Petroleum Coke Product Supply Agreement
H-6	Form of Sulphur Product Supply Agreement
H-7	Form of Propane Product Supply Agreement
H-8	Form of Isobutane Product Supply Agreement
H-9	Form of Butane Buy-Sell Agreement
H-10	Form of Oligomers Supply Agreement
H-11	Form of RINS Purchase Agreement
H-12	Form of Trading Agreement for Fuel Oils
I	Form of Short-Term Canadian Crude Supply Agreement
J-1	Form of Terminal Services Agreement (Portland)
J-2	Form of Terminal Services Agreement (Seattle)

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 4, 2021 (the “Execution Date”), by and between EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US, a Delaware limited liability company (“Seller”), and HOLLYFRONTIER PUGET SOUND REFINING LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns or leases certain refining assets and other related assets located at 8505 S. Texas Road, Anacortes, Washington 98221 (which are generally referred to as the “Shell Puget Sound Refinery”), an adjacent clean products truck rack facility and other related assets located at Marches Point Five Miles, Anacortes, Washington 98221 (which are generally referred to as the “Shell PSR Truck Rack”), and an adjacent leased wharf (the “Shell PSR Wharf”) (the Shell Puget Sound Refinery, the Shell PSR Truck Rack and the Shell PSR Wharf collectively referred to herein as the “Refinery”);

WHEREAS, Seller, directly or through certain of its Affiliates, desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, assume, acquire and accept from Seller (or Seller’s Affiliates, as applicable), the Assets, on the terms and subject to the conditions of this Agreement;

WHEREAS, Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities on the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Buyer Guarantor has duly executed and delivered the Buyer Guaranty pursuant to which Buyer Guarantor shall guarantee the payment and performance of Buyer’s Obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“1031 Exchange” has the meaning set forth in Section 15.04.

“2020 Refinery RVO” has the meaning set forth in Section 8.14(a)(i).

“2021 Refinery RVO” has the meaning set forth in Section 8.14(a)(ii).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. It is understood that (i) an entity (hereinafter referred to as the “parent entity”) directly “controls” another

Sale and Purchase Agreement

entity (hereinafter referred to as the “controlled entity”) if the parent entity holds shares or equivalent ownership interest or contractual rights carrying more than 50% of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent) of the controlled entity, and (ii) a parent entity indirectly “controls” a controlled entity if a series of entities can be specified beginning with the parent entity and ending with the controlled entity such that each entity of the series owns, either directly or through one or more entities in the series, more than a 50% interest in a later entity in the series or otherwise holds (directly or indirectly) the rights with respect to the controlled entity.

“Agreement” has the meaning set forth in the preamble and, for the avoidance of doubt, shall include all Exhibits and Schedules attached hereto.

“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977; (ii) the United Kingdom Bribery Act 2010; and (iii) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any Government Official or any other Person.

“Antitrust Authorities” means the Federal Trade Commission, the United States Department of Justice and any foreign antitrust agency.

“Applicable Data Protection Laws” means all laws, rules, regulations, governmental requirements, codes as well as international, federal, state, provincial laws applicable to a Party when acting as a controller or processor of Personal Data.

“Applicable Date” has the meaning set forth in Section 2.03(b)(iii)(F).

“Applicable Law” means any applicable statute, law (including common law), ordinance, code (including the Code), rule or regulation promulgated, issued or enacted by any Governmental Authority having jurisdiction and any applicable Judgment or consent of or agreement with any Governmental Authority having jurisdiction, including Anti-Corruption Laws, Trade Control Laws, HSE Laws and Applicable Data Protection Laws.

“Assets” has the meaning set forth in Section 2.01.

“Assumed HSE Liabilities” has the meaning set forth in Section 2.03(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Audited Financial Statements” has the meaning set forth in Section 4.20(a).

“Authorizations” means any and all Permits, authorizations, certificates, private letter rulings or other governmental approvals, licenses, consents, or restrictions, in whatever form, relating to compliance with any Applicable Law, including any HSE Permit, which are necessary to transfer the Assets and to enable Buyer to own, maintain, and operate the Assets substantially in the same manner as they were operated prior to the Closing Date. Authorizations shall not include Easements.

“Base Amount” has the meaning set forth in Section 2.04.

Sale and Purchase Agreement

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employment, consulting, offer letter, executive compensation, pension, profit-sharing, retirement, deferred compensation, bonus, commission or other incentive, stock option, stock grant, phantom equity or other equity or equity-based, change in control, transaction, retention, severance, termination, salary continuation, welfare, health, medical, dental, vision, disability, life insurance, accidental death and dismemberment, cafeteria, flexible spending account, health spending account, health reimbursement arrangement, paid time off, tuition reimbursement or scholarship, loan, gross-up, workers’ compensation, fringe or any other plan, agreement, contract, obligation, program, policy, practice or arrangement with respect to compensation or benefits of any current or former employee or independent contractor, including with respect to a single individual, and in each case whether or not reduced to writing, funded, tax-qualified, subject to ERISA or legally enforceable.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Business Benefit Plan” means each Benefit Plan sponsored, maintained, or contributed to by Seller or its ERISA Affiliates, (i) which provides for compensation or benefits of any Business Employee or any other current or former employee or independent contractor of Seller or its Affiliates who provides or provided services primarily associated with the Operations or the Assets or any of their beneficiaries, or (ii) under which Buyer or its Affiliates has or may have any liability, contingent or otherwise, following the Closing.

“Business Day” means any day other than a Saturday, Sunday, public holiday or other day on which commercial banks in the State of Texas are authorized by law to close.

“Business Employees” has the meaning set forth in clause (i) of Schedule 10.01.

“Buyer” has the meaning set forth in the preamble.

“Buyer Guarantor” means HollyFrontier Corporation, a Delaware corporation.

“Buyer Guaranty” means the guaranty agreement executed by Buyer Guarantor simultaneously with the execution of this Agreement in the form of Exhibit A, whereby, among other matters, Buyer Guarantor guarantees the payment and performance of Buyer’s Obligations under this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.02.

“Buyer Preemptive Breach” has the meaning set forth in Section 16.02(a).

“Buyer’s 2021 RVO” has the meaning set forth in Section 8.14(a)(ii).

“Buyer’s Title Policy” shall mean, collectively, one or more ALTA owner’s title insurance policies issued by the Title Company’s Houston national commercial services office, each effective as of the date and time of recording of the respective Deed or other applicable conveyance instrument and in form and substance (including coverage amounts and endorsements) satisfactory to Buyer, insuring Buyer’s (or its assignee’s or designee’s) good and marketable fee simple title to the Refinery Owned Real Property, and easement interests in the Easements except for the Aquatic Lands Outfall Easement No. 51-076264 granted by The State of Washington, acting through the Department of Natural Resources, to Equilon Enterprises LLC d/b/a Shell Oil Products US, expiring August 31, 2034, in each case subject only to Permitted Encumbrances.

“Capex Cap” has the meaning set forth in Section 11.05(a).

Sale and Purchase Agreement

“Casualty” means damage or destruction of all or any material portion of the Assets by a Casualty Event for which the associated repair or replacement costs would reasonably be expected to exceed $50,000,000.

“Casualty Event” means any loss, damage or destruction of Assets as a result of any fire, explosion, collision, acts of terrorism, lightning, earthquake, tornado, windstorm, flood, volcanic activity or other casualty event or any condemnation by any Governmental Authority, but for the avoidance of doubt excluding any loss, damage or destruction as a result of events that arise in the ordinary course, such as depreciation or ordinary wear and tear.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq., as may be subsequently amended.

“Claim” means any dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

“Claim Notice” has the meaning set forth in Section 14.04(a).

“Claim Period” means the period beginning on the Closing Date and ending on the tenth anniversary thereof.

“Closing” means the closing of the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

“Closing Date” means the time and date established for the Closing pursuant to Section 3.01(a).

“Closing Date Payment” has the meaning set forth in Section 2.08.

“Closing Documents” means the agreements, documents, instruments and certificates executed and delivered by the Parties or their Affiliates at the Closing pursuant to Section 3.02 and any other agreements, documents, instruments or certificates executed in connection with or as required under this Agreement, including the Commercial Agreements.

“COBRA” has the meaning set forth in clause (xvii) of Schedule 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in clause (iv) of Schedule 10.01.

“Commercial Agreements” means individually and collectively, the Master Agreements, the Terminal Services Agreements, the Product Supply Agreements, and the Short-Term Canadian Crude Supply Agreement.

“Confidential Information” has the meaning set forth in Section 17.16(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller, Shell Chemical LP and HollyFrontier Corporation, dated March 11, 2020.

Sale and Purchase Agreement

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the sale of the Assets to Buyer; (ii) the execution and delivery of the Closing Documents; and (iii) the performance by the Parties of their respective covenants and Obligations under this Agreement.

“Contract” means any contract, agreement, commitment, lease or other Obligation or arrangement (whether written or oral), but excluding any contract, agreement, commitment, Obligation or arrangement relating to Intellectual Property, any employee benefit plan, and any Excluded Contract.

“Corrective Action” means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable HSE Laws to investigate, test, monitor and, if required, clean up, abate, remove, dispose, treat, cover, remediate (including by natural attenuation or bioremediation), protect from human or environmental exposure or in any other way adjust Hazardous Substances in the environment but in each case, only to the extent that any of the activities as described herein is required under applicable HSE Laws.

“Corrective Action Orders” means any order, decree, directive, settlement (including consent decree) or any other similar requirement or demand issued by, or entered into with, any applicable Governmental Authority to perform Corrective Action pursuant to any HSE Law relating to the ownership, operation or use of any of the Assets; provided, however, that the term “Corrective Action Order” does not include any HSE Law in and of itself or recommendations by any Governmental Authority not required by Applicable Law or such Governmental Authority.

“Covid-19 Response” means actions taken by the Seller Companies or their Affiliates at their reasonable discretion in order to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Data Room” means the electronic data room(s) maintained by Intralinks, Inc. on behalf of Seller for the posting of documents for review by Buyer in connection with the Contemplated Transactions.

“Datasite” has the meaning set forth in Section 4.13(f).

“De Minimis Amount” has the meaning set forth in Section 14.08(b)(i).

“Decommissioning and Restoration Obligations” means all Obligations first arising from and after the Closing Date as a result of the closure, decommissioning, dismantling and removal of the Refinery and all Improvements, foundations, pipelines, piping, Equipment and other facilities located on or within the Real Property after the Closing Date, including the associated remediation, restoration and reclamation of the surface and subsurface of the Real Property, to the extent required by Applicable Law and the Refinery Contracts, provided, however, Decommissioning and Restoration Obligations do not include Corrective Action relating to: (i) any Environmental Conditions discovered prior to the commencement of the applicable closure, decommissioning, dismantling or removal; or (ii) Environmental Conditions that are the subject of Corrective Action that is ongoing at the commencement of the applicable closure, decommissioning, dismantling or removal, in each case, that are Shared HSE Liabilities or Retained HSE Liabilities. For the avoidance of doubt, nothing in this definition of “Decommissioning and Restoration Obligations” shall diminish Buyer’s obligations under Sections 2.03(a)(ii)(A), (B), (C), (D) or (F).

“Deductible Amount” has the meaning set forth in Section 14.08(b)(ii).

“Deed” has the meaning set forth in Section 3.02(a)(i).

Sale and Purchase Agreement

“Defined Contribution Plan” has the meaning set forth in Section 4.14(d).

“Disclosed Environmental Activities” means the activities listed in Items 4-13 on Schedule 1.01G.

“Disclosed Environmental Matter” means (i) any condition at, on, under or within the Real Property, in each case, arising out of the presence of any Hazardous Substances or a Release on, at, in or underlying the Real Property specifically listed in Item 3 on Schedule 1.01G, and (ii) any post-Closing Corrective Action required under the Corrective Action Order listed in Item 1 on Schedule 1.01G; provided, however, expressly excluding the off-site presence of any Hazardous Substances and/or the Release or migration of Hazardous Substances from the Real Property related to any conditions listed on Schedule 1.01G or discovered in connection with any Corrective Action undertaken pursuant to the Corrective Action Order listed in Item 1 on Schedule 1.01G.

“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer (including any supplement or amendment thereto pursuant to Section 6.03) setting forth certain disclosures pursuant to, and certain exceptions to, the representations and warranties of Seller contained in ARTICLE IV.

“Easements” means easements, licenses (that are in the nature of easements rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, franchises, and similar agreements granting any Seller Company the right to use real property, in each case relating to the Refinery, the Refinery Owned Real Property, the Refinery Leased Real Property and/or the Operations.

“Effective Time” has the meaning set forth in Section 3.01(c).

“Electing Party” has the meaning set forth in Section 15.04.

“Employee List” has the meaning set forth in clause (i) of Schedule 10.01.

“Employees” has the meaning set forth in Section 4.15(a).

“Employment Commencement Date” means the Effective Time, except that in the case of any Transferred Employee who is an Inactive Employee at the Effective Time, “Employment Commencement Date” shall mean the date, if ever, on which such Transferred Employee returns to active employment primarily associated with the Operations or the Assets.

“Environmental Condition” means any condition at, on, under, within or migrating to or from the Real Property, in each case arising out of the presence of any Hazardous Substances or a Release on, in, at, from or underlying the Real Property.

“Environmental Documents” has the meaning set forth in Section 4.13(f).

“Environmental Fuel Credits” means all of those emissions credits, allowances, offsets, compliance instruments, allotments, renewable identification numbers, certificates, authorizations, and other credits relating to the Assets (relating to applicable fuel quality standards, renewable fuel and emissions standards, and other matters) as described in Schedule 1.01D.

“Environmental Testing” means any invasive or intrusive environmental site test or investigation of the Assets or other relevant or applicable locations (i) for the purpose of creating new data, such as taking environmental samples, analysis of samples, or drilling of groundwater wells, including but not limited to any ASTM Phase II environmental site assessment, or (ii) that could reasonably be expected to lead to the discovery, investigation or assessment of an Environmental Condition. For the avoidance of doubt, Environmental Testing does not include an ASTM Phase I environmental site assessment or similar non-invasive or intrusive assessment.

Sale and Purchase Agreement

“Equipment” means all furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery, refining process units, tools, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of Personal Property of every kind whatsoever (excluding Improvements and Refinery Non-Hydrocarbon Inventory), in all cases owned by or leased to a Seller Company, that in the Ordinary Course of Business are located on the Real Property or are used in or held for use by a Seller Company for operation, repair, construction, improvement or maintenance of the Assets.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is or was at the relevant time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excess Severance Benefit Cap” has the meaning set forth in clause (viii) of Schedule 10.01.

“Excess Severance Benefits” has the meaning set forth in clause (viii) of Schedule 10.01.

“Excluded Assets” has the meaning set forth in Section 2.02(a).

“Excluded Benefits” has the meaning set forth in clause (v) of Schedule 10.01.

“Excluded Contracts” has the meaning set forth in Section 2.02(a)(iv).

“Excluded Permits” has the meaning set forth in Section 2.02(a)(ix).

“Excluded Pipelines” has the meaning set forth in Section 2.02(a)(xiii).

“Execution Date” has the meaning set forth in the preamble.

“Existing Corrective Action Orders” has the meaning set forth in Section 11.06(b).

“Field Inspector” has the meaning set forth in Section 2.07(b).

“Field Inspector Report” has the meaning set forth in Section 2.07(b).

“Financial Statements” has the meaning set forth in Section 4.20(a).

“Financing” means the loans and other financing amounts to be provided for the purpose of Buyer’s purchase of the Assets or the Contemplated Transactions on the Closing Date.

“Fundamental Representations” means the representations contained in Sections 4.01 and 5.01 (Organization and Good Standing), Sections 4.02 and 5.02 (Authority), Sections 4.05 and 5.07 (Brokers), Section 4.06(a) (Ownership of the Assets and Use of the Assets) and Section 4.11 (Taxes).

Sale and Purchase Agreement

“Gasoline and Diesel” has the meaning set forth in Section 8.14(a)(ii).

“Government Official” means an official or employee of any Governmental Authority, including any person acting in official capacity for a Governmental Authority, regardless of rank or position; any official or employee of a company wholly or partially controlled by a government (e.g., a state-owned oil company), but excluding employees seconded to such companies; a political party or any official of one; any candidate for political office; any officer or employee of a public international organization, such as the United Nations or World Bank; and immediate family members (spouse, dependent child, parent or household member) of any of the Persons listed above.

“Governmental Authority” means the United States and any foreign or domestic state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.

“Hazardous Substance” means any: (i) such substance as defined by any HSE Law; (ii) petroleum product (i.e., gasoline, diesel fuel, motor oil, waste or used oil, heating oil, or kerosene, together with crude petroleum and any other fraction or derivative thereof); (iii) asbestos, polychlorinated biphenyls, 1,4-Dioxane, or perfluoroalkyl and polyfluoroalkyl substances; (iv) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (v) substance which is explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic, or mutagenic; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid; (viii) freon and other chlorofluorocarbons; (ix) radon gas; (x) hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, pollutant or contaminant under any HSE Law; and (xi) other chemical, material, or substance exposure to which or whose discharge, emission, disposal, or release is prohibited, limited, or regulated under any HSE Law.

“HFRM” means HollyFrontier Refining & Marketing, LLC, a Delaware limited liability company and Affiliate of Buyer.

“HSE Claim” means any administrative, regulatory or judicial action, suit, demand, directive, claim, lien, governmental investigation, Proceeding or written notice of noncompliance (including liability or responsibility for the costs of enforcement proceedings, Corrective Action, governmental response, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) exposure to any Hazardous Substances; (ii) any Release; or (iii) the failure to comply with any HSE Laws in effect on or prior to the Execution Date or the Closing Date, as applicable.

“HSE Laws” means any and all applicable local, state, and federal laws, principles of common law, statutes, ordinances, regulations, orders, Permits, or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, and with respect to the Refinery Leased Real Property, any requirement of the Refinery Leases, pertaining to or regulating pollution, environmental protection, health and safety of persons, exposure to Hazardous Substances, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, recycling, Release, emission, discharge, remediation, removal, disposal or transport or any other activity related to a Hazardous Substance or any other environmental matter, including: CERCLA; RCRA; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009f et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42

Sale and Purchase Agreement

U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Washington Model Toxics Control Act, RCW ch. 70A.305; and the Washington Clean Air Act, RCW ch. 70.94.

“HSE Liabilities” means any Loss, Obligation, Proceeding, or Claim (including HSE Claims) arising under or in connection with any HSE Law (including HSE Permits) related to or arising out of the Assets or any operations conducted thereat, including the ownership, operation or use of the Assets, or HSE Matters related thereto, including any Obligation under HSE Law to take Corrective Action with respect to any Environmental Condition, or any Hazardous Substances elsewhere which have emanated from or onto any Real Property or which have arisen from activities or non-performance related to the Assets or for which any Seller Company may be legally responsible with respect thereto, and irrespective of whether the cause of such Obligation is unknown, has been known or should have been known or understood by the Seller Companies or their Representatives prior to the Closing Date. Without limiting the generality of the foregoing, “HSE Liabilities” shall include:

(a) contamination, compromise or alteration of, or damage or impact to, any of the components of the earth including underground, ambient air, surface, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and ground water), organic and inorganic matter and living organisms and the natural systems that include the components referred to herein and all personal and real property (including all improvements and appurtenances) within, upon, under or over any of the foregoing;

(b) the breach of HSE Law in effect at any time;

(c) any Release, whether or not same has been contained to the Real Property or has emanated, migrated or escaped to another property; and

(d) damages and losses suffered by Employees or other Third Parties as a result of any of the occurrences in items (a) through (c) of this definition.

“HSE Matters” means matters relating to condition of or impacts to the environment, including, deposits, Releases into air, water, sewage systems and land from the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, transmission and handling of or exposure to Hazardous Substances or matters otherwise relating to the health and safety, including occupational health and safety, of any Person or damage to the environment, property or assets.

“HSE Permit” means any certificate, consent, Permit (including applications for renewal or modifications of the foregoing pending as of Closing) or other similar Authorization of any applicable Governmental Authority required by HSE Laws in effect on or prior to the Execution Date or the Closing Date, as applicable, for the ownership, operation or use of the Assets as they are operated by an applicable Seller Company as of the Execution Date or Closing Date, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to the Seller Companies that are attached or affixed to the Assets, including process units, storage tanks, canopies, signage other than any Excluded Asset or incorporating a Shell Trademark, terminals, pumps and appurtenances, control houses, office buildings, laboratory facilities, warehouses, boiler houses, wharves, docks, monitoring wells, power plants, waste water treatment facilities (and all equipment related thereto), all piping and pipelines, or portions thereof and other similar facilities.

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“Inactive Employee” means any Employee not actively at work in the Operations or the Assets at the Effective Time on account of (i) illness or injury, occupational or otherwise; (ii) military service; or (iii) parental leave under the Seller Company’s US Family Leave Policy.

“Indemnified Party” means the Person or Persons indemnified, or entitled to be indemnified, held harmless or defended pursuant to this Agreement, including a Buyer Indemnified Party and a Seller Indemnified Party.

“Indemnifying Party” means the Party having the Obligation to indemnify, defend and hold harmless pursuant to this Agreement.

“Inspector” has the meaning set forth in Section 2.07(c).

“Intellectual Property” means intellectual and similar property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to Applicable Law, whether registered or unregistered, in and to: (i) designs, inventions, invention disclosures, patents, patent applications, divisionals, continuations, continuations-in-part, extensions and reissues of same; (ii) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (iii) works of authorship, expressions, designs and design registrations, including copyrights, author, performer, moral and neighboring rights, advertising copy and other marketing materials, drawings, graphics, documentation, databases, and recordings, and all registrations, applications to register and renewals for any of the foregoing; (iv) trade secrets, formulae, processes, engineering data, designs, know-how, show-how, research and development, customer and supplier lists, pricing and cost information, databases, data collections, source code, and other confidential or proprietary technical information or other similar data or information and all rights therein; (v) internet domain names, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and URLs; and (vi) Software.

“Interim Period” means the period from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to the terms and conditions herein.

“Inventory Balance” has the meaning set forth in Section 2.07(d).

“Inventory Deposit” has the meaning set forth in Section 2.07(a).

“Inventory Notice Date” has the meaning set forth in Section 2.07(c).

“Inventory Statement” has the meaning set forth in Section 2.07(c).

“Inventory Value” has the meaning set forth in Section 2.07(c).

“IT” means information technology.

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“IT Equipment” means Equipment used by Seller in connection with IT services for the Operations, including personal computers and peripherals, printers, scanners, mobile computing devices, mobile telephones, desk phones and PBX systems, servers, storage, racks, voice and data network devices, and IT hardware.

“IT Swapkit” means the collection of IT Equipment, Software and IT System components designed, constructed and delivered by Seller to Buyer and further described on Schedule 1.01E.

“IT System” means all networks, services, databases, IT infrastructure components or tools and any Intellectual Property that is an integral part of any IT Equipment and Software, including Seller’s Software and Third Party Software used in the Operations.

“Judgments” means any judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or other Governmental Authority having jurisdiction.

“Known” “Knowledge” or “To the Knowledge of” (or similar phrase) means, in the case of Seller, the actual knowledge, after reasonable investigation or inquiry, of the individuals listed in Schedule 1.01A, and, in the case of Buyer, the actual knowledge, after reasonable investigation or inquiry, of the individuals listed in Schedule 1.01B.

“Leave Employee Period” has the meaning set forth in clause (v) of Schedule 10.01.

“Liens” means any and all liens, mortgages, claims, indentures, deeds of trust, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions, rights of first offer, rights of first refusal, purchase options, encroachments, irregularities in title, restrictions or limitations on ownership or use, or other encumbrances of any nature whatsoever, including those arising under any Contracts.

“Loss” or “Losses” means any and all costs, losses (but excluding lost profits except to the extent awarded to a Third Party), liabilities, fines, penalties, Taxes, Obligations (including corrective and remedial obligations), damages (but excluding any indirect, special, punitive and exemplary damages other than such damages as may be awarded to a Third Party), and expenses (including reasonable legal fees and expenses and reasonable fees and expenses of other consultants, in each case as incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, but excluding internal overhead expenses).

“Master Agreement (Electricity)” means the master agreement for the purchase and sale of electricity to be entered into by and between Buyer and SENA in the form attached hereto as Exhibit G-1.

“Master Agreement (Natural Gas)” means the master agreement in the sale of natural gas to be entered into by and between Buyer and SENA in the form attached hereto as Exhibit G-2.

“Master Agreements” means the Master Agreement (Electricity) and the Master Agreement (Natural Gas).

“Material Adverse Effect” means an effect, event, fact, circumstance or development (“Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of the Operations, taken as a whole, or on any Seller Company’s, Buyer’s or Buyer Guarantor’s ability to consummate the Contemplated Transactions; provided, however, that in no event shall any Effect that results from any of the following be deemed to constitute a Material Adverse Effect: (i) this Agreement or any actions required to be taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement

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thereof; (ii) changes or conditions generally affecting the petroleum refining, marketing, transportation or pipeline industry (including feedstock pricing, refining, marketing, transportation, pipeline, terminaling and trading, generally or regionally); (iii) changes in general economic, capital market, regulatory or political conditions in the United States or elsewhere (including interest rate and currency fluctuations); (iv) changes or proposed changes in Applicable Law occurring after the Execution Date; (v) changes or proposed changes in accounting principles (including the generally accepted accounting principles in the United States) occurring after the Execution Date; (vi) acts of war, insurrection, sabotage or terrorism occurring after the Execution Date, other than such acts that are specifically directed towards the Assets; (vii) any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, or the worsening of any of the foregoing; or (viii) the Seller Companies’ failure, in and of itself, to meet operational or financial expectations or projections (provided that this clause (viii) will not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); provided, further, that in the case of clauses (ii) through (vii) (other than clause (vii) with respect to COVID-19), such Effects do not have a disproportionate effect on the Operations as compared to other Persons engaged in the industry in the region where the Refinery is located.

“Material Contract” means any (i) Refinery Contract (A) to which a Seller Company is a party or by which the Assets are bound and (B) that (I) pertains to the purchase or sale of goods and services that involves payments from or to the Seller Companies in excess of $500,000 on an annual basis, (II) is a Collective Bargaining Agreement, (III) pertains to the sale, lease, license or disposition of any Asset (other than any railcar) that involves future payments of more than $25,000 per contract year, (IV) pertains to the sale, lease, license or disposition of any railcar, (V) involves a commitment or agreement for any capital expenditure or leasehold improvement, individually or in the aggregate, in excess of $500,000; (ii) Refinery Lease; (iii) Easement or (iv) Third Party Lease.

“Multi-Site Framework Contracts” means those contracts or agreements (including global, regional or enterprise framework agreements and any related call-offs thereto or workorders issued thereunder) between Seller, or any Affiliate of Seller, and a Third Party pursuant to which Seller or its Affiliate also receives goods or services in respect of assets or locations other than the Refinery.

“New Matters” has the meaning set forth in Section 6.05.

“New Seller Information” has the meaning set forth in Section 6.03(a).

“Non-Group IT Equipment” means IT Equipment which is not owned by a Seller Company or an Affiliate of a Seller Company.

“Non-Represented Employee” has the meaning set forth in clause (iv) of Schedule 10.01.

“Obligations” means any duties, responsibilities, liabilities and obligations, costs and expenses of whatever kind and nature, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether based in common law or statute or arising under contract or by action of any Governmental Authority or otherwise.

“OFAC” has the meaning set forth in Section 5.08(a).

“Offer” has the meaning set forth in clause (ii) of Schedule 10.01.

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“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License).

“Operations” means those activities conducted by the Seller Companies in the course of operating the Assets.

“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s custom and practice (including with respect to quantity and frequency) during the twelve (12) months prior to the date of this Agreement; provided that, for purposes of this Agreement, “Ordinary Course of Business” includes (i) any Covid-19 Response and (ii) all reasonably necessary actions taken in connection with, in contemplation of, or in preparation for the sale of the Assets, the Closing, and any other Contemplated Transactions.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 16.01(b).

“Party” and “Parties” has the meaning set forth in the preamble.

“Permits” means any permits (including temporary permits), licenses, certificates, approvals, registrations, orders, waivers, variances or other authorizations issued or granted by any Governmental Authority to construct or operate. Permits shall not include Easements.

“Permitted Encumbrances” means, with respect to the Assets, any of the following matters:

(i) such items as set forth in Schedule 1.01C;

(ii) any (A) undetermined or inchoate Liens constituting or securing the payment of expenses which were incurred incidental to the operation, repair, construction, improvement or maintenance of the Assets and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Operations or the operation, repair, construction, improvement or maintenance of the Assets, in each case securing amounts the payment of which is not yet due and payable and that will be paid by the applicable Seller Company during the course of Operations;

(iii) any Liens for Taxes (A) not yet due and payable or (B) that are being contested by the applicable Seller Company or its Affiliates in good faith with any pending action to foreclose any of the Assets on account thereof properly stayed and set forth in Schedule 1.01C.

(iv) any Liens created by Applicable Law or which arise from leases, easements or other real property interests for rental or for compliance with the terms of such leases, easements or other real property interests; provided, however, that all payments by the applicable Seller Company of the rental is not delinquent; and provided further that no such Liens described in this clause (iv) shall

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have a Material Adverse Effect on the value of the affected Assets as of the Closing Date, materially interfere with the Operations of the affected Assets as conducted by the Seller Companies on a historical basis for the 12 months prior to the Closing Date or, individually or in the aggregate, have a Material Adverse Effect;

(v) all reservations of record of minerals, oil and/or gas in and under or that may be produced from any of the lands constituting part of the Real Property or on which any of the Assets are located, other than mineral, oil and/or gas reservations that materially interfere with the Operations;

(vi) all easements, restrictive covenants and other matters of public record, and all discrepancies, shortages in area, conflicts in boundary lines (including any gores, gaps or strips separating any of the contiguous boundary lines of the various parcels comprising the Refinery Owned Real Property and/or the Refinery Leased Real Property), encroachments or protrusions, or overlapping of improvements, and other matters affecting the Real Property or the Improvements shown on the Survey, which individually or in the aggregate do not (A) materially interfere with the Operations of the affected Assets as conducted by the Seller Companies on a historical basis for the 12 months prior to the Closing Date; (B) have a material adverse effect on the value of the affected Assets as of the Closing Date or (C) have a Material Adverse Effect;

(vii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets or the Operations and all Applicable Laws of such authorities, including any building or zoning ordinances and all HSE Laws;

(viii) the terms and conditions of existing leases, licenses and similar agreements to the extent such constitute Assets or are assigned to Buyer by a Seller Company in connection with the Contemplated Transactions;

(ix) the limitations on use of certain parcels of the Real Property against, inter alia, day care uses, as more particularly described in the Deeds;

(x) acts done or suffered to be done by, and Judgments against, Buyer and those claiming by, through or under Buyer;

(xi) the terms and conditions of any agreement or contract entered into by the Parties in accordance with the terms of this Agreement or the Closing Documents; and

(xii) reservations of water rights and/or rights to extract water, or lack of water rights;

provided, however, that no mortgages, deeds of trust, judgments, materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges, liens for Taxes (other than liens for Taxes described in clause (iii) of this definition) or other monetary liens encumbering any Refinery Owned Real Property or any interest of any Seller Company in the Refinery Leased Real Property or under the Easements shall be deemed or considered a Permitted Encumbrance to the extent not fully released and satisfied at or prior to Closing.

“Person” means any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a Governmental Authority or instrumentality thereof.

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“Personal Data” means any information relating to an identified or identifiable individual, unless otherwise defined under Applicable Laws, related to the protection of individuals, the processing of such information, and security requirements for and the free movement of such information.

“Personal Property” means any tangible property that is not Real Property or Improvements.

“Primarily” means that an asset is, as of the Execution Date, or during the six months prior to the Execution Date has been, used or owned with the intent to use, for more than 50% of the time in the Operations.

“Proceeding” has the meaning set forth in Section 4.09.

“Process Control Domain” means the process control, monitoring and other Software used by Seller at the Refinery, as further described on Schedule 1.01H.

“Processing” means any operation that is performed on Personal Data, whether or not by automatic means, such as collection, recording, storage, organization, alteration, use, disclosure (including the granting of remote access), transmission or deletion of Personal Data.

“Product Supply Agreements” means, collectively, (i) the Clearing Period Road Fuels Agreement, to be entered into by and between HFRM and certain Affiliates of Seller, in the form attached hereto as Exhibit H-1, (ii) the Bulk and Rack Road Fuels Agreement, to be entered into by and between HFRM and certain Affiliates of Seller, in the form attached hereto as Exhibit H-2, (iii) the Jet Fuels (SOPUS) Agreement, to be entered into by and between HFRM and certain Affiliates of Seller, in the form attached hereto as Exhibit H-3, (iv) the Jet Fuels (STUSCO) Agreement, to be entered into by and between HFRM and certain Affiliates of Seller, in the form attached hereto as Exhibit H-4, (v) the Petroleum Coke Product Supply Agreement, to be entered into by and between HFRM and Shell Oil Products (US), in the form attached hereto as Exhibit H-5, (vi) the Sulphur Product Supply Agreement, to be entered into by and between HFRM and Shell Oil Products (US), which agreement shall be consistent with the term sheet attached hereto as Exhibit H-6, (vii) the Propane Product Supply Agreement, to be entered into by and between HFRM and Shell Oil Products (US), in the form attached hereto as Exhibit H-7, (viii) the Isobutane Product Supply Agreement, to be entered into by and between HFRM and Shell Oil Products (US), in the form attached hereto as Exhibit H-8, (ix) the Butane Buy-Sell Agreement, to be entered into by and between HFRM and Seller, in the form attached hereto as Exhibit H-9, (x) the Oligomers Supply Agreement, to be entered into by and between HFRM and Shell Oil Products (US), in the form attached hereto as Exhibit H-10, (xi) the RINS Purchase Agreement, to be entered into by and between HFRM and Seller, in the form attached hereto as Exhibit H-11, and (xii) the Shell Trading Agreement for Fuel Oils, to be entered into by and between HFRM and Shell Oil Products (US), in the form attached hereto as Exhibit H-12.

“Property Taxes” has the meaning set forth in Section 15.02.

“Purchase Price” has the meaning set forth in Section 2.04.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as may be subsequently amended.

“Real Property” means the real property interests owned or leased (as lessee) by the Seller Companies and relating to the Assets, together with all facilities and Improvements as of the Execution Date or hereafter located thereon prior to the Closing and all easements, option agreements, and similar land-related agreements or interests relating to the foregoing, including, without limitation, all Refinery Owned Real Property, all Refinery Leased Real Property, and all Easements.

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“Real Property Interest Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(ii).

“Receiving Party” has the meaning set forth in Section 17.16(e).

“Reconciliation Period” has the meaning set forth in clause (viii) of Schedule 10.01.

“Refinery” has the meaning set forth in the recitals.

“Refinery Books and Records” means all known operating records and data in the possession of the Seller Companies relating Primarily to and necessary for the Operations, subject to the applicable Seller Company’s record retention policy, including all books, records (including electronic data and records), supplier lists and records, training materials and equipment, environmental documents, including monitoring, sampling, inspection, and remediation data, records and reports, training records (including certifications), maintenance and inspection reports, equipment lists, repair notes and archives, and technical drawings. Notwithstanding the preceding sentence, “Refinery Books and Records” specifically excludes: (i) any of the Seller Companies’ or their respective Affiliates’ business plans, strategies, cost and pricing information, accounting records, supplier lists and records, proprietary training materials and equipment, equipment lists, technical drawings, and contracts and financial records to the extent that they address or reflect activities outside of the Operations; (ii) any of the Seller Companies’ or their respective Affiliates’ company minute books and records, Tax Returns and Tax records, in each case that relate to a Seller Company’s or its Affiliates’ business generally or other materials that do not pertain to the Assets or ongoing day-to-day Operations; (iii) training, personnel, and medical records (including certifications) of employees, including Transferred Employees, except as specified in clause (xi) of Schedule 10.01; (iv) hiring exams for Transferred Employees; (v) any transfer pricing information; and (vi) materials that are subject to any applicable legal privileges, including attorney work product and attorney-client communications.

“Refinery Contracts” has the meaning set forth in Section 2.01(g).

“Refinery Hydrocarbon Inventory” has the meaning set forth in Section 2.01(d).

“Refinery Leased Real Property” has the meaning set forth in Section 2.01(c).

“Refinery Leases” means all real property leases, subleases, licenses and other use and occupancy agreements, excluding Easements, for the Refinery Leased Real Property to which Seller or any Seller Company is a party.

“Refinery Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.01(e).

“Refinery Owned Real Property” has the meaning set forth in Section 2.01(b).

“Refinery Permits” has the meaning set forth in Section 2.01(h).

“Refinery Personal Property” has the meaning set forth in Section 2.01(f).

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Substance into the environment of any kind whatsoever.

“Repair Cost Dispute” has the meaning set forth in Section 8.07(c).

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“Repair Costs” has the meaning set forth in Section 8.07(b).

“Representative” means, with respect to a Person, such Person’s and its Affiliates’ respective owners, directors, officers, managers, employees, agents, consultants, advisors (including such Person’s accountants, counsel, environmental consultants, financial advisors, lenders and investment bankers) and other authorized representatives of such Person.

“Represented Employee” has the meaning set forth in clause (iv) of Schedule 10.01.

“Restricted Party” means any Person (i) targeted by national, regional or multilateral trade or economic sanctions under Trade Control Laws; or (ii) directly or indirectly owned or controlled or acting on behalf of such Persons, including their Affiliates and Representatives.

“Retained HSE Liabilities” has the meaning set forth in Section 2.03(b)(iii).

“Retained Liabilities” has the meaning set forth in Section 2.03(b).

“RFS Program” means the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 (42 U.S.C. § 7545(o)) and implementing regulations, including without limitation, 40 CFR Part 80 Subpart M, as the same may be amended from time to time.

“RIN” means renewable identification numbers, which are the serial number assigned to a batch of biofuel for the purpose of tracking its production, use and trading as required by the RFS Program.

“Rolling Stock” means all vehicles, trucks, tractors, and trailers, in each case whether owned, leased or subject to a contract of purchase and sale, or lease commitment, that are Primarily used by the Seller Companies in the operation, repair, construction, improvement or maintenance of the Assets, excluding trucks and trailers used for delivery of refined petroleum products to retail gasoline stations.

“RSM” has the meaning set forth in Section 6.04(a).

“Seller” has the meaning set forth in the preamble.

“Seller Captive Insurer” has the meaning set forth in Section 8.13(a).

“Seller Company” means Seller, Shell Trading (US) Company, and any other Seller Affiliate that owns any interest in any of the Assets.

“Seller Credit Support Arrangements” has the meaning set forth in Section 7.07(a).

“Seller HSE Indemnification Cap” has the meaning set forth in Section 11.05(a).

“Seller Indemnified Parties” has the meaning set forth in Section 14.01.

“Seller Insurance Policies” has the meaning set forth in Section 8.13(a).

“Seller Non-HSE Indemnification Cap” has the meaning set forth in Section 14.08(b)(iii).

“Seller Preemptive Breach” has the meaning set forth in Section 16.02(b).

“Seller’s 2021 RVO” has the meaning set forth in Section 8.14(a)(ii).

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“Seller’s External Counsel” has the meaning set forth in Section 17.10(b).

“Seller’s Software” means any Software and online services in relation to which Seller or an Affiliate of Seller owns, or purports to own, any applicable Intellectual Property.

“SENA” means Shell Energy North America (US) LP.

“Severance Benefit” has the meaning set forth in clause (viii) of Schedule 10.01.

“Shared HSE Liability” has the meaning set forth in Section 11.04(a).

“Shell Branded Additive” means any Seller Company proprietary fuel additive used for blending at the Shell PSR Refinery Rack.

“Shell IP-address” means any internet protocol address assigned to Seller or Affiliate of Seller.

“Shell Manuals and Policy Documents” means the manuals and policy documents of Shell and its Affiliates which are used in connection with or are otherwise applicable to the Assets, except Shell Manuals and Policy Documents does not include any human resource or employee-type policies that are generally applicable to Shell employees and independent contractors throughout the United States.

“Shell Refinery Process License Agreement” means the Process License Agreement in the form attached as Exhibit E to this Agreement.

“Shell Software License Agreement” means the Shell Software License Agreement attached hereto as Exhibit F.

“Shell Trademarks” means with regard to the Seller Companies and their respective Affiliates: (i) any and all Trademarks, word marks, word mark registrations, word mark applications and trade names owned by a Seller Company or any Affiliate of the Seller Companies, including the name “Shell”, and the Shell emblem and logos used by or licensed to the Seller Companies in connection with any of the Assets; and (ii) the goodwill of the Assets in connection with which such Trademarks have been used.

“Short-Term Canadian Crude Supply Agreement” means the agreement for the purchase and delivery of crude oil on the Trans Mountain Pipeline, which agreement shall be consistent with the term sheet attached as Exhibit I.

“Software” means computer software including computer programs, applications and databases in any form, including source code and object code, operating systems and specifications, firmware, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Specified Pre-Closing Matters” means the matters specifically listed on Schedule 1.01F.

“Specified Pre-Closing Matters Capital Expenditures” has the meaning set forth in Section 2.03(b)(iii)(A).

“Successorship Notice” has the meaning set forth in Section 15.09.

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“Survey” means that certain ALTA/NSPS survey of the Real Property prepared by CDS Commercial Due Diligence Services, dated August 6, 2020, last revised February 10, 2021, and prepared as Project Number 20-06-0848.

“Taking” or “Taken” means taken by condemnation or eminent domain or by agreement in lieu thereof with any Person authorized to exercise such rights.

“Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, gross receipts, branch profits, windfall profits, license, premium, escheat, environmental, capital stock, severance, real or personal property, ad valorem, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, and including (i) any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person and (ii) all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

“Tax Allocation” has the meaning set forth in Section 15.03.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes and any amendment thereof.

“Terminal Services Agreement (Portland)” means the terminalling services agreement to be entered into by and between HFRM and Seller in the form attached hereto as Exhibit J-1.

“Terminal Services Agreement (Seattle)” means the terminalling services agreement to be entered into by and between HFRM and Seller in the form attached hereto as Exhibit J-2.

“Terminal Services Agreements” means the Terminal Services Agreement (Portland) and the Terminal Services Agreement (Seattle).

“Termination Fee” means ten percent (10%) of the Base Amount.

“Third Party” means a Person other than Seller, Buyer, or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.05(a).

“Third-Party Employees” has the meaning set forth in Section 4.15(a).

“Third Party Estimate” has the meaning set forth in Section 8.07(c).

“Third Party Intellectual Property” means Intellectual Property owned by a Third Party (other than in relation to the IT Systems) which is used by a Seller Company in the Operations and which is necessary to allow Buyer to carry on the Operations in substantially the same manner and to substantially the same extent as at the Closing Date by Seller.

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“Third Party Leases” has the meaning set forth in Section 4.04(h).

“Third Party Property” means improvements, equipment, inventory and any other Personal Property located on the Real Property as of the Effective Time that are not owned by or leased or rented to a Seller Company.

“Third Party Software” means any Software, other than Seller’s Software, which is used by a Seller Company as of the Execution Date, including as installed on IT Equipment owned or used by a Seller Company, and/or as licensed, sublicensed or otherwise provided to a Seller Company by an Affiliate of the Seller Company.

“Title Commitment” means, collectively, those certain commitments for title insurance from the Title Company identified as File Nos. NCS-988973-HOU1 (Revision No.: Eighth 4/29/21), with a commitment date of February 2, 2021, and NCS-988973-A-HOU1, with a commitment date of April 16, 2021, including any updates and bring-downs thereto.

“Title Company” means First American Title Insurance Company.

“Trade Control Laws” means any applicable trade or economic sanctions or embargoes, Restricted Party lists issued by the respective authorities, controls on the imports, export, re-export, use, sale, transfer, trade, or otherwise disposal of goods, services or technology, anti-boycott legislation or similar laws or regulations, rules, restrictions, licenses, orders or requirements in force from time to time, including without limitation those of the European Union, the United Kingdom, the United States of America or under Applicable Laws.

“Transaction Engagement” has the meaning set forth in Section 17.10(b).

“Transfer Taxes” has the meaning set forth in Section 15.01.

“Transferred Employee” has the meaning set forth in clause (vi) of Schedule 10.01.

“Unaudited Financial Statements” has the meaning set forth in Section 4.20(a).

“Undisclosed Environmental Condition” means any Environmental Condition first arising or occurring prior to Closing that is not a Disclosed Environmental Matter.

“USW” has the meaning set forth in clause (iv) of Schedule 10.01.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and any similar state or local law.

“Willful Breach” means, with respect to a Party, a breach that is a consequence of an intentional act or an intentional omission to act by such Party with the actual knowledge of one or more of the Persons on Schedule 1.01A or Schedule 1.01B, as applicable, that such act or omission would, or would be reasonably expected to, cause a breach or default of any of such Party’s Obligations under any provision of this Agreement.

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1.02 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(b) The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning. The defined terms are those set forth as defined in ARTICLE I, which are identified by initial capitalization, and those terms defined in this Section 1.02 that are uncapitalized. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d) In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto (other than exceptions and limitations on the representations and warranties in this Agreement that are set forth in the Disclosure Letter), the provisions of the main body of this Agreement shall prevail;

(e) Except where specifically stated otherwise, any reference to any law, statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time and, with respect to a law, statute or regulation, shall include any successor thereto and any rules and regulations promulgated thereunder; provided however, that any such references to any law, statute, regulation, rule or agreement made in ARTICLE IV or ARTICLE V shall only include such amendments, supplements, rules, regulations and agreements as in effect at the Effective Time, unless otherwise provided;

(f) Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

(g) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(h) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(i) A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(j) A reference to a writing includes a facsimile transmission or a portable document format (“.pdf”) or similar transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(k) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(l) The term “cost” includes expense and the term “expense” includes cost;

(m) The phrase “and/or” when used in a conjunctive phrase, means any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it means that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;

(n) “Shall” and “will” have equal force and effect;

(o) Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question in Houston, Texas;

(p) References to “$” or to “dollars” means the lawful currency of the United States of America;

(q) All references to “day” or “days” means calendar days unless specified as a “Business Day.” No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day, except as otherwise agreed by the Parties;

(r) Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day;

(s) For purposes of ARTICLE IV, the words “delivered to,” “provided to,” “made available to” or words of similar import mean posted to the Data Room or physically delivered to Buyer in each case at least three (3) Business Days prior to the Execution Date; and

(t) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE ASSETS

2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall (or shall cause each applicable Seller Company to) sell, assign, transfer, convey and deliver (subject to Section 8.02 or ARTICLE IX, as applicable) to Buyer as of the Effective Time, and Buyer shall purchase, assume, acquire and accept from Seller (and each other Seller Company, as applicable) as of the Effective Time, all of the right, title and interest of each of the Seller Companies in and to the following assets (other than the Excluded Assets), free and clear of all Liens other than Permitted Encumbrances (the “Assets”):

(a) The Refinery;

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(b) The Real Property, including certain buffer and greenbelt properties and all subsurface mineral rights owned by the Seller Companies, if any, associated with such real property, that is described in Schedule 2.01(b), and the buildings, fixtures and other Improvements located thereon (collectively the “Refinery Owned Real Property”), together with all of the Seller Companies’ right, title and interest in and to all easements, privileges, and appurtenances related thereto;

(c) The Real Property that is subject to leasehold estates and related lease or sublease agreements, licenses that are in the nature of leases (rather than in the nature of easements) or other similar occupancy agreements respecting real property and buildings, fixtures and Improvements under which a Seller Company is the lessee, sublessee or licensee (collectively, the “Refinery Leased Real Property”), together with the Seller Companies’ right, title and interest under the Refinery Leases and any security deposits thereunder;

(d) All hydrocarbon inventory as of the Effective Time (including tank bottoms, heels, inventory below suction level and line fill) owned by the Seller Companies for use Primarily in, resulting from, or located within or upon the Refinery (collectively, the “Refinery Hydrocarbon Inventory”), including each of the following:

(i) all crude oil, blendstock, feedstock and intermediate petroleum products owned by the Seller Companies that are located at the Refinery, including in process units or in interconnecting piping or other lines at the Refinery;

(ii) all refined and intermediate product inventories, including petroleum coke and sulfur that are at the Refinery, the Shell PSR Truck Rack; and

(iii) all additives held for use by the Refinery (excluding additives used by the Seller Companies in finished products);

provided, that, in all cases (x) excluding any products to be purchased by Buyer pursuant to the Short-Term Canadian Crude Supply Agreement or an assumed Refinery Contract, (y) excluding all finished and unfinished products that have left the Refinery and are en route to any customer to the extent title has passed to the customer, and (z) including the total contents of all applicable storage tanks and in line, propellant and unit fill at the Refinery or off-site storage, regardless of whether above or below the off-take pipe, including bottom sediment and water;

(e) All non-hydrocarbon inventories, excluding any Shell Branded Additives, as of the Effective Time owned by the Seller Companies for use Primarily in the Operations consisting of (collectively, the “Refinery Non-Hydrocarbon Inventory”):

(i) chemicals, catalyst and precious metals located at the Refinery or are designated to be used at the Refinery (including catalyst and precious metals located in process units) and other non-hydrocarbon inventories located at the Refinery; and

(ii) stores inventories, including maintenance and capital spares, joints, valves and parts that are located (A) at the Refinery and used or held for use Primarily in the Operations, (B) at any off-site storage facility and used or held for use Primarily in the Operations, or (C) at the Seller Companies’ other facilities to the extent that such inventories stored off-site can be allocated by Seller Companies among the Refinery and the Seller Companies’ other facilities;

(f) The Equipment, Rolling Stock, and other Personal Property owned or leased by the Seller Companies used or held for use Primarily in the ownership, operation or use of the Refinery (but excluding Refinery Hydrocarbon Inventory and Refinery Non-Hydrocarbon Inventory) (collectively, the “Refinery Personal Property”);

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(g) The rights, title, interests and Obligations of the Seller Companies under the Contracts set forth in Schedule 2.01(g) (collectively, the “Refinery Contracts”);

(h) The rights and Obligations of the Seller Companies under the Permits (including HSE Permits) relating to the Assets (including the Refinery) or the Operations on and after the Closing Date (A) set forth on Schedule 2.01(h)(i), which will be transferred to Buyer at Closing and which do not require Third Party consent to assign, (B) set forth on Schedule 2.01(h)(ii), which are assigned to Buyer pursuant to Section 8.02 due to the requirement that a Third Party consent to the assignment, and (C) set forth on Schedule 2.01(h)(iii) which cannot be transferred to Buyer at Closing (collectively, the “Refinery Permits”);

(i) All pipeline line space history or rights as a shipper on the Trans Mountain Pipeline, Olympic Pipeline and the Kinder Morgan Pipeline, of which Seller shall notify such carriers and to the extent the carriers consent to such assignment;

(j) All prepaid expenses or deposits made on behalf of the Assets or the Operations relating to periods from and after the Effective Time;

(k) The Easements;

(l) The financial responsibility for Environmental Fuel Credits relating to the Refinery or the Operations (including the operations of any Affiliate of Seller, as a fuel supplier, “mobile source” obligation or otherwise, whether or not relating to the Refinery) accruing from and after the Effective Time;

(m) The Refinery Books and Records;

(n) The IT Swapkit;

(o) The Process Control Domain;

(p) The Shell PSR Truck Rack;

(q) To the extent available and assignable without Third Party consent, all unexpired warranties from Third Parties, related to the Assets or the Operations, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services; and

(r) Any Claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes to the extent that such Taxes are allocated to Buyer pursuant to ARTICLE XV or to the extent that such Taxes are part of the Assumed Liabilities.

2.02 Excluded Assets.

(a) Without limiting the generality of the foregoing, Seller (or an applicable Seller Company) shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in, the following assets and properties (collectively, the “Excluded Assets”):

(i) All cash, cash equivalents, cash deposits (other than those included in the Assets), bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, nature, character and description;

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(ii) Any accounts receivable in respect to the Assets or the Operations for periods ending prior to the Effective Time;

(iii) All Intellectual Property of the Seller Companies or any Third Party Intellectual Property (including the Intellectual Property expressly excluded from the Process Control Domain), other than the Intellectual Property included in the Process Control Domain or as expressly and non-exclusively licensed to Buyer pursuant to the Shell Refinery Process License Agreement or the Shell Software License Agreement;

(iv) All Multi-Site Framework Contracts and any other contract, agreement, commitment, lease or other Obligation or arrangement (whether written or oral), including those described in Schedule 2.02(a)(iv), and any Contracts not assigned to Buyer pursuant to Section 8.02 (collectively, the “Excluded Contracts”);

(v) General books and records that comprise a Seller Company’s permanent accounting or Tax records to the extent excluded from the Refinery Books and Records;

(vi) Actions, deposits, prepayments, refunds, causes of action, rights of recovery defenses, rights of setoff, counterclaims or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case to the extent attributable to the Excluded Assets or the Retained Liabilities;

(vii) Without duplication of clause (vi), any Claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes to the extent that such Taxes are allocated to Seller pursuant to ARTICLE XV or to the extent that such Taxes are part of the Retained Liabilities;

(viii) All of the Seller Companies’ rights to causes of action, lawsuits, Judgments, Claims and demands of any nature, for Losses suffered by any Seller Company during such Seller Company’s ownership, operation or use of the Assets, and for any Retained Liabilities;

(ix) All Permits of the Seller Companies that are not assigned to or otherwise transferable to Buyer pursuant to Section 2.01(h) or Section 8.02 (the “Excluded Permits”) and are listed on Schedule 2.02(a)(ix);

(x) Except as may be included in the Process Control Domain or set forth in Section 8.12, ARTICLE IX or as expressly and non-exclusively licensed to Buyer pursuant to the Shell Software License Agreement, Seller’s Software, the Third Party Software, IT Systems, IT Equipment, the Non-Group IT Equipment, and any and all related Contracts, subscriptions and licenses, including relating to IT maintenance, support, and services;

(xi) The financial responsibility for Environmental Fuel Credits relating to the Refinery or the Operations (including the operations of any Affiliate of Seller, as a fuel supplier, “mobile source” obligation or otherwise, whether or not relating to the Refinery) accruing prior to the Effective Time, regardless of whether the reporting and compliance obligations are required by Applicable Law to be performed by Buyer from and after the Effective Time;

(xii) Any claim, right or interest in or to any Shell Trademarks;

(xiii) Pipelines and associated facilities identified on Schedule 2.02(a)(xiii) (the “Excluded Pipelines”) up to the inlet flange of the Refinery;

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(xiv) All properties and assets of Seller or Seller’s Affiliates and all of the businesses of Seller or Seller’s Affiliates that operate independent of the Assets and the Operations which include, but are not limited to: Retail Marketing; Trading and Supply; Chemicals; Aviation; Lubricants; LNG; Upstream; New Energies; and Integrated Gas;

(xv) Seller’s functional organizations which do not provide support Primarily to the Assets and are not located at the Refinery Owned Real Property (e.g. Finance, Legal, Human Resources, etc.); and

(xvi) All rights, interests, assets and properties described in Schedule 2.02(a)(xvi).

(b) With respect to any Excluded Assets that the Seller Companies will remove from the Assets but which, as of the Closing Date, remain located at or on the Assets or any other Real Property constituting part of the Assets, after the Closing Date, Buyer shall grant to the Seller Companies and their respective Affiliates and their respective Representatives reasonable access to such property from and after the Closing Date for a reasonable period not to exceed one hundred-eighty (180) days to permit the Seller Companies and their respective Affiliates and their respective Representatives to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto. Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Assets.

2.03 Assumed Liabilities and Retained Liabilities.

(a) As of the Effective Time, Buyer shall, without any further action on the part of Buyer or any Seller Company, assume and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Closing Documents, each of the following Obligations and only such Obligations (collectively, the “Assumed Liabilities”) (provided that the Assumed Liabilities shall not include the Retained Liabilities):

(i) all Obligations (excluding Obligations described in clauses (ii) through (vi) below) related to or arising in connection with the ownership or use of the Assets or the Operations arising on or after the Effective Time;

(ii) the following liabilities and Obligations (the “Assumed HSE Liabilities”):

(A) all HSE Liabilities arising out of conditions, occurrences, activities or events that first existed or occurred on or after the Effective Time;

(B) all HSE Liabilities arising out of the Specified Pre-Closing Matters, whether arising before, on or after the Effective Time, except to the extent of the HSE Liabilities retained by Seller for the Specified Pre-Closing Matters in Section 2.03(b)(iii) below;

(C) all Obligations arising out of Corrective Action required under HSE Laws with respect to the Disclosed Environmental Matters;

(D) all Obligations under HSE Laws to conduct the Disclosed Environmental Activities first arising on or after the Closing Date;

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(E) all Decommissioning and Restoration Obligations; and

(F) all Obligations of Seller relating to the Retained HSE Liabilities to the extent a Buyer Indemnified Party has not asserted a Claim Notice prior to the expiration of the Claim Period, it being understood that so long as a Claim Notice has been asserted within the Claim Period in accordance with this Agreement, any Claims or Obligations relating to the Retained HSE Liabilities which remain pending, outstanding or unresolved on the tenth anniversary of Closing Date shall continue until such Claims or Obligations are fully resolved;

(iii) all Obligations of the Seller Companies to the extent arising out of, incurred in connection with or related to the Refinery Contracts or any other Contracts to the extent assigned to Buyer pursuant to Section 8.02, but only such Obligations for goods or services received by or on behalf of Buyer or its Affiliates after the Effective Time or are otherwise performable on or after the Effective Time, and excluding any Obligations to the extent arising from a breach, default or other action of Seller Companies prior to the Effective Time;

(iv) all Obligations for Taxes assumed by Buyer as set forth in ARTICLE XV;

(v) all Obligations in respect of Environmental Fuel Credits related to the Assets and their Operations attributable to the periods on and after the Effective Time; and

(vi) all Obligations related to Transferred Employees to the extent assumed by Buyer as set forth in Schedule 10.01.

(b) Seller shall (or shall cause each applicable Seller Company to) retain and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Closing Documents, each of the following Obligations (collectively, the “Retained Liabilities”):

(i) Any Obligations arising out of Intellectual Property used by any Seller Company or any Affiliate thereof in the Operations before the Effective Time that infringes, violates, or misappropriates any Third Party Intellectual Property;

(ii) Any Obligations arising out of unauthorized disclosure of or access to any information or data in violation of Applicable Data Protection Laws in connection with the Operations occurring prior to the Effective Time;

(iii) the following liabilities and Obligations to the extent a Claim or Claim Notice is asserted or submitted prior to the expiration of the Claim Period (the “Retained HSE Liabilities”):

(A) subject to Section 11.05(a), Seller shall promptly reimburse Buyer for out-of-pocket expenditures if a Corrective Action Order (I) is issued prior to, on or after the Closing Date with respect to any of the Specified Pre-Closing Matters and (II) such Corrective Action Order requires the modification or replacement of Equipment (including replacement with new equipment) or the addition of new equipment in order to comply with such Corrective Action Order (the “Specified Pre-Closing Matters Capital Expenditures”);

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(B) all HSE Liabilities (including natural resources damages) relating to the Release or migration of Hazardous Substances from the Real Property relating to: (i) Specified Pre-Closing Matters; (ii) Disclosed Environmental Matters; (iii) Disclosed Environmental Activities; and/or (iv) Undisclosed Environmental Conditions to the extent the Buyer has proven such Environmental Conditions first arose or occurred prior to Closing;

(C) all fines, penalties and fees (and/or any “supplemental environmental projects” approved by a Governmental Authority to mitigate any such fines, penalties or fees), whether assessed against any Seller Company, Buyer or any of its Affiliates, arising out of HSE Liabilities relating to non-compliance with HSE Laws first arising prior to the Closing Date relating to: (i) the Specified Pre-Closing Matters; or (ii) the Disclosed Environmental Matters;

(D) Claims of Employees or other Third Party Claims related to pre-Closing: (i) exposure to Hazardous Substances at the Real Property; or (ii) odors at or Released from the Real Property, in each case, which are asserted against any Seller Company or Buyer or any of its Affiliates, in writing, including those arising from or related to a Specified Pre-Closing Matter, Disclosed Environmental Matter, Disclosed Environmental Activity, Undisclosed Environmental Condition or the Refinery’s potable water supply;

(E) all HSE Liabilities relating to a violation of or non-compliance with HSE Laws first arising or occurring prior to the Closing Date (other than relating to the Specified Pre-Closing Matters, Disclosed Environmental Matters or other violations of or non-compliance with HSE Laws relating to Releases to soil or groundwater);

(F) except as set forth in Section 2.03(b)(iii)(B) or 2.03(b)(iii)(D) above, any HSE Liabilities relating to any Undisclosed Environmental Condition discovered within the Claim Period with respect to which: (I) Corrective Action would have been required to be conducted under HSE Laws in effect on the earlier of: (i) the Closing Date; or (ii) six (6) months after the Execution Date (“Applicable Date”) if the existence of such Undisclosed Environmental Condition had been discovered on or prior to the Applicable Date; and (II) Buyer has proven that such Undisclosed Environmental Condition is solely due to conditions, occurrences, activities or events that first existed or occurred prior to the Closing Date; and

(G) any HSE Liabilities arising out of the offsite treatment, storage, transportation, recycling or disposal of any Hazardous Substances or the arrangement for the same in connection with the Operations or the Real Property occurring prior to the Effective Time;

for the avoidance of doubt, the provisions of this Section 2.03(b)(iii) shall not apply to Claims arising out of a post-Effective Time fire, explosion or other catastrophic incident allegedly occurring as a result of any design, construction, operation or use of the Assets prior to the Effective Time;

(iv) all Obligations of the Seller Companies (including Obligations related to HSE Laws and HSE Matters) arising out of, relating to or otherwise in respect of the Excluded Assets;

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(v) all Obligations of Seller or the Seller Companies to the extent arising out of, incurred in connection with or related to any Contract, including Refinery Leases and Easements, assigned to Buyer from Seller or the Seller Companies pursuant to this Agreement, but only such Obligations (a) for goods or services received by or on behalf of any Seller Company prior to the Effective Time or (b) that are otherwise performable or required to be performed prior to the Effective Time;

(vi) all Obligations for (A) income, capital, franchise and similar Taxes of the Seller Companies, any member of any consolidated, affiliated, combined or unitary group of which any Seller Company is or has been a member, or any Seller Company Affiliate, (B) Taxes with respect to the Assets, the Assumed Liabilities or the Operations for taxable periods (or the portion thereof) ending at or prior to the Effective Time, except to the extent such Taxes are allocated to Buyer pursuant to ARTICLE XV, (C) Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the Assets by Seller on or prior to the Effective Time, (D) Transfer Taxes borne by the Seller Companies in accordance with Section 15.01, or (E) Taxes of any other Person for which the Seller Companies or any Seller Affiliate or, by virtue of its purchase of the Assets or assumption of the Assumed Liabilities, Buyer or any of its nominees or Affiliates, could be held liable by reason of any provision of Applicable Law or any legal theory as a transferee or successor, by contact or otherwise (including by virtue of any successor liability imposed under Section 82.32.140 of the Revised Code of Washington except to the extent that any such Washington state successor liability is directly and solely attributable to Buyer’s failure to timely and properly file a Successorship Notice in accordance with Section 15.09);

(vii) all Obligations related to any current or former employees or independent contractors of the Seller Companies (including any Obligations under any Business Benefit Plan) to the extent related to their employment or service relationship with, or termination of their employment or service relationship with, the Seller Companies and the Assets, except for the Obligations with respect to Transferred Employees assumed by Buyer as set forth in Schedule 10.01;

(viii) all Obligations in respect of Environmental Fuel Credits related to the Assets and their Operations attributable to the periods prior to the Effective Time; and

(ix) all Obligations relating to any lawsuits or arbitrations pending against a Seller Company as of the Closing Date (as evidenced by written service of process or commencement of arbitration proceedings) to the extent related to or arising from the ownership, operation or use of the Assets by a Seller Company prior to the Closing Date, including any pending lawsuits or arbitrations set forth in Section 4.09 of the Disclosure Letter.

2.04 Purchase Price. The aggregate purchase price for the Assets shall be: (a) $350,000,000.00 (the “Base Amount”); plus (b) the purchase price for the Refinery Hydrocarbon Inventory, which shall be determined and paid pursuant to Section 2.07 (such Base Amount, as finally adjusted pursuant to the foregoing being the “Purchase Price”).

2.05 Guaranty. Concurrently with the execution of this Agreement, Buyer shall deliver to Seller the Buyer Guaranty duly executed by Buyer Guarantor.

2.06 Method of Payment. All amounts to be disbursed or paid pursuant to the terms of this Agreement shall be made in immediately available U.S. funds, by wire transfer (a) to a U.S. bank account designated by Seller or by any other means acceptable to Seller if payable to Seller and (b) to a U.S. bank account designated by Buyer or by any other means acceptable to Buyer if payable to Buyer.

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2.07 Refinery Hydrocarbon Inventory.

(a) Seller shall make a good faith estimate ten Business Days prior to the Closing Date of the estimated value of the Refinery Hydrocarbon Inventory as of such date and provide a copy thereof to Buyer setting forth the ownership, types, characteristics, and volumes, on a tank, truck, pipeline, site or other location basis, of all Refinery Hydrocarbon Inventory. Seller shall measure the Refinery Hydrocarbon Inventory in accordance with the measurement procedures set forth in Schedule 2.07(a)(1) and shall value the Refinery Hydrocarbon Inventory in accordance with the valuation procedures set forth in Schedule 2.07(a)(2). Buyer shall be permitted to have Representatives present to observe any measurements taken by Seller. At the Closing, Buyer shall pay Seller an amount (the “Inventory Deposit”) equal to 100% of such estimated Inventory Value as reasonably estimated by Seller ten Business Days prior to the Closing Date.

(b) An independent inspector (the “Field Inspector”) shall be engaged by Seller from among the list of potential Field Inspectors set forth on Schedule 2.07(b). The Field Inspector shall measure the Refinery Hydrocarbon Inventory as of the Effective Time at the locations of the Refinery Hydrocarbon Inventory on the Closing Date. The Refinery Hydrocarbon Inventory shall be measured by the Field Inspector in accordance with the procedures set forth in Schedule 2.07(a)(1). Buyer shall be permitted to have Representatives present to observe any measurements taken by the Field Inspector. The Field Inspector shall issue a written report (the “Field Inspector Report”) to both Buyer and Seller within 20 Business Days after the Closing Date setting forth the volumes, quantities and applicable quality specifications of the Refinery Hydrocarbon Inventory as of the Effective Time. The fees and expenses of the Field Inspector shall be borne 50% by Seller and 50% by Buyer.

(c) As soon as practicable, but in any event no later than 30 Business Days following receipt of the Field Inspector Report, Seller shall cause to be prepared and delivered to Buyer a statement, together with supporting calculations and information setting forth the volume of the Refinery Hydrocarbon Inventory as measured by the Field Inspector as of the Effective Time (the “Inventory Statement”) and the value of the Refinery Hydrocarbon Inventory, which shall be determined in accordance with the procedures set forth in Schedule 2.07(a)(2) (collectively, the “Inventory Value”). Buyer shall give Seller notice of its acceptance of or objection to the computations in the Inventory Statement (and, if any objection, setting forth in reasonable detail the amounts in dispute and the reasons therefor and solely on the basis that the Seller’s calculation of the Inventory Value was not prepared in accordance with this Agreement or the methodology set forth on Schedule 2.07(a)(2)) no later than 20 days following its receipt of the Inventory Statement (the date of Seller’s receipt of such acceptance or rejection, or the expiration of such 20 day period with no notice having been given, shall be the “Inventory Notice Date”). If Buyer fails to give such notice before the end of such 20 day period, then the Inventory Statement will be deemed final and binding upon the Parties. If Buyer gives notice to Seller of Buyer’s objection within such 20 days, and Buyer and Seller are unable to resolve the issues in dispute within seven days after Seller’s receipt of such notice of objection, then each of Buyer’s and Seller’s positions with respect to the computation of the Inventory Value will be submitted to an independent and qualified party mutually selected by the Parties such as an accounting firm or independent inspector (the “Inspector”), for final resolution. If the computation of the Inventory Value is submitted to the Inspector for resolution, (x) each Party will furnish to the Inspector such work papers and other documents and information relating to the disputed issues as the Inspector may request and are available to that Party and will be afforded the opportunity to present to the Inspector any materials relating to such issues and to discuss the same with the Inspector; (y) the Inspector’s determination or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value (and judgment thereupon may be entered in any court having jurisdiction over the Party against which the same is sought to be enforced); and (z) the fees and expenses of the Inspector for such determination will be borne 50% by Seller and 50% by Buyer.

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(d) If the sum of the Inventory Value minus the Inventory Deposit (the “Inventory Balance”) is greater than zero, then Buyer shall pay to Seller, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Seller, as may be designated by Seller. If the amount of the Inventory Balance is less than zero, then Seller shall pay to Buyer, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Buyer, as may be designated by Buyer. All undisputed amounts of the Inventory Balance shall be paid by the relevant Party to the other Party within five Business Days of the Inventory Notice Date. All disputed amounts of the Inventory Balance shall be paid by the relevant Party to the other Party within five Business Days of the resolution of such disputed amounts. All amounts payable pursuant to this Section 2.07(d) (both disputed and undisputed amounts) shall, if not paid on or prior to the required payment date, bear interest from and including the date payment was required to be made to, but excluding, the date of payment at a rate per annum equal to 4%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(e) Each Party agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Inventory Statement as provided in this Section 2.07. From the Closing through the final determination of the Inventory Value in accordance with this Section 2.07, (i) Seller shall provide Buyer with access at all reasonable times to the personnel and working papers utilized in determining the Inventory Statement for purposes of confirming Seller’s calculation of same, and (ii) Seller and Buyer shall provide one another access at all reasonable times to the personnel, properties, and books and records of the Refinery for purposes of determining the Inventory Value, including permitting the Parties and their respective advisors to participate in the taking of the physical inventory. The Parties shall cooperate with each other in the preparation of the Inventory Statement if and as requested by the other Party.

(f) Except as expressly set forth in this Section 2.07, Buyer and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.

2.08 Closing Adjustments. At the Closing, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount (the “Closing Date Payment”) equal to the Base Amount, as adjusted by the following:

(a) Increased by an amount equal to the Inventory Deposit pursuant to Section 2.07(a);

(b) Increased by an amount equal to any deposits or prepaids made by Seller or any Seller Company on behalf of the Assets;

(c) Reduced by an amount equal to the credit, if any, payable in connection with a Casualty pursuant to Section 8.07;

(d) Increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 8.08(a);

(e) Reduced by an amount, if any, equal to the pro-ration of Property Taxes to Seller pursuant to Section 15.02, to the extent the proration can be completed by the Closing Date; and

(f) Increased or reduced, as applicable, by any other amounts agreed to in writing by the Parties.

Sale and Purchase Agreement

2.09 Withholding. Each of the Buyer, Buyer Affiliates and the escrow agent (if applicable) shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Contemplated Transactions under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Buyer, the Buyer Affiliates and the escrow agent (if applicable), as the case may be, shall timely pay over to the appropriate Governmental Authority amounts withheld pursuant to this Section 2.09.

ARTICLE III

CLOSING

3.01 Place and Time.

(a) Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in ARTICLE XII and ARTICLE XIII, the Closing shall take place at 10:00 a.m. local time, at the offices of Seller at 150 N. Dairy Ashford Road, Houston, Texas 77079, on the fifth Business Day after the date on which the conditions set forth in ARTICLE XII and ARTICLE XIII are satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or on such other date, place or time on or prior to the Outside Date as the Parties may otherwise mutually agree in writing (the “Closing Date”); provided, however, that, if such fifth Business Day is after the first Business Day of a calendar month, then the Closing Date shall be the first day of the calendar month next following the month in which such fifth Business Day occurs; and provided, further, that the Closing shall occur no earlier than September 1, 2021. In the event such first day of the calendar month is not a Business Day, then the Parties shall, prior to the Closing Date, utilize such procedures and agreements which are mutually agreeable to all Parties to provide for the Closing Date Payment and executed originals of the Closing Documents and joint written instructions or other assignment documents as are required by the Parties to be held in escrow.

(b) In the event the Closing Date is not a Business Day, then the Parties shall use commercially reasonable efforts to agree upon and select a financial institution (which has a credit rating of at least “A” by Standard & Poor’s Financial Services LLC) to act as escrow agent for the Contemplated Transactions at least 30 days prior to the Closing Date. The Parties shall utilize such procedures and agreements which are reasonable and mutually agreeable to the Parties to provide for the release of, as of 12:01 a.m. Pacific Time (i) the Closing Date Payment, (ii) executed originals of the Closing Documents, and (iii) joint written instructions or other assignment documents as are required by the Parties, which will all be held in escrow by the escrow agent, at which point the Buyer shall assume operational controls of the Assets.

(c) Upon release of the documents and receipt of payments as contemplated by and in accordance with Section 3.02, the Closing shall be deemed to have occurred; provided, that, for Tax and accounting purposes, the Closing shall be deemed to have occurred as of 12:00:01 a.m. Pacific time on the Closing Date (the “Effective Time”).

(d) In the event the Closing Date is a Business Day, Buyer shall assume operational control of the Assets on the Closing Date upon Seller’s receipt of the Closing Date Payment by wire transfer. On the Closing Date, the Seller Companies shall conduct the Operations in all material respects in the Ordinary Course of Business until Buyer assumes operational control of the Assets as provided in the preceding sentence.

Sale and Purchase Agreement

3.02 Transactions and Deliveries at or Prior to Closing.

(a) At the Closing, Seller (or other Seller Companies, as applicable) shall execute (as applicable), acknowledge (as applicable), and deliver to Buyer the following:

(i) one or more warranty deed(s) for the Refinery Owned Real Property substantially in the form attached hereto as Exhibit B (the “Deeds”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Refinery Owned Real Property to Buyer;

(ii) assignment and assumption agreement(s), substantially in the forms attached hereto as Exhibit C-1, Exhibit C-2 and Exhibit C-3 (collectively, the “Real Property Interest Assignment and Assumption Agreements”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Easements, Refinery Leases, Refinery Leased Real Property, Third Party Leases and other real property rights and interests constituting the Assets (other than the Refinery Owned Real Property), and Buyer assumes the liabilities associated therewith arising from and after the Closing Date;

(iii) one or more bills of sale, assignment and assumption agreement(s) substantially in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Assets (other than the Assets to be conveyed pursuant to Sections 3.02(a)(i) and 3.02(a)(ii)), and Buyer assumes the liabilities associated therewith;

(iv) evidence reasonably satisfactory to Buyer that each of the operators of Trans Mountain Pipeline, Olympic Pipeline and Kinder Morgan Pipeline have agreed to transfer or assign 100% of Seller Companies’ line space history and rights as a shipper to Buyer;

(v) a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 12.01 and 12.02 (except to the extent of any waiver thereof);

(vi) a certificate certifying to the adoption of resolutions of each Seller Company authorizing the execution of this Agreement (only in the case of Seller) and the Closing Documents to which it is a party and the consummation of the Contemplated Transactions and the Closing Documents to which it is a party (in each case to the extent required by such Seller Company’s Organizational Documents);

(vii) all affidavits, statements, declarations, forms and other documents and instruments required by Applicable Law to transfer real property or interests in real property or to record deeds, assignments and other transfer documentation relating to real property or interests in real property;

(viii) all required forms for Transfer Taxes as required by Applicable Law;

(ix) customary title affidavits and indemnities, evidence of corporate, partnership or limited liability company authority, organizational documents and by-laws, proofs of payment, lien waivers, releases and satisfactions of liens, and such other documents, agreements, certificates, instruments and information required by the Title Company to issue Buyer’s Title Policy at Closing;

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(x) to the extent the applicable landlord/lessor will provide, an estoppel certificate or similar document, dated no more than fifteen (15) days prior to the Closing Date, certifying that the applicable Seller Company is not in breach or default under the applicable Refinery Lease, and that the applicable Refinery Lease is in full force and effect and has not been amended or modified, duly executed by each landlord under each Refinery Lease;

(xi) incumbency certificates, duly executed by an authorized officer of each Seller Company attesting to the due appointment and authorization of individuals signing this Agreement (only in the case of Seller), any Closing Document to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(xii) a certificate of good standing in respect of each Seller Company, in each case issued by the Secretary of State of its state of formation;

(xiii) a current certificate of Seller’s qualification to do business in the State of Washington;

(xiv) a certificate of non-foreign status in accordance with U.S. Treasury Regulations Section 1.1445-2(b) from each Seller Company conveying any U.S. real property (or interest therein) for purposes of Code Section 1445;

(xv) a copy of a tax status letter as provided to each Seller by the Department of Revenue of the State of Washington in response to such Seller’s Request for Tax Status as properly completed, duly executed and filed with the Department of Revenue of the State of Washington;

(xvi) the Shell Refinery Process License Agreement;

(xvii) the Product Supply Agreements;

(xviii) the Short-Term Canadian Crude Supply Agreement;

(xix) the Shell Software License Agreement;

(xx) the Master Agreements;

(xxi) the Terminal Services Agreements; and

(xxii) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require a Seller Company or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(b) At the Closing, Buyer shall execute (as applicable) and deliver to Seller the following:

(i) the Closing Date Payment;

(ii) the Real Property Interest Assignment and Assumption Agreements;

(iii) the Bill of Sale, Assignment and Assumption Agreements;

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(iv) a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions set forth in Sections 13.01 and 13.02;

(v) a certificate certifying to the adoption of resolutions of Buyer, authorizing the execution of this Agreement and the Closing Documents to which it is a party, and the consummation of the Contemplated Transactions to which it is a party (in each case to the extent required by Buyer’s Organizational Documents);

(vi) an incumbency certificate, duly executed by authorized officers of Buyer attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Buyer, any Closing Document to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(vii) a certificate of good standing issued by the Secretary of State of its state of formation;

(viii) current certificates of Buyer’s qualification to do business and good standing in the State of Washington;

(ix) the Shell Refinery Process License Agreement;

(x) the Product Supply Agreements;

(xi) the Short-Term Canadian Crude Supply Agreement;

(xii) the Shell Software License Agreement;

(xiii) the Master Agreements;

(xiv) the Terminal Services Agreements;

(xv) a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Refinery Hydrocarbon Inventory and the Refinery Non-Hydrocarbon Inventory without any sales, excise or use Taxes of any Governmental Authority all to be in form reasonably satisfactory to Seller; and

(xvi) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(c) All of the transactions identified in this Section 3.02 shall occur simultaneously, and none shall be deemed completed until all are completed. Unless otherwise expressly provided for herein, all transfers of assets and liabilities, as well as all other actions related to the Closing, shall be deemed to have occurred at the Effective Time.

Sale and Purchase Agreement

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Except for matters set forth in the Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:

4.01 Organization and Good Standing. Each Seller Company is duly organized and validly existing under the Applicable Laws of the jurisdiction of its formation. Each Seller Company is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Each Seller Company has the requisite power and authority to carry on its business and to own or lease and to operate its properties in the places where such business is conducted and such properties are owned, leased or operated by it.

4.02 Authority. Each Seller Company has full power and authority to execute and deliver the Closing Documents to which it is a party and to perform its obligations thereunder, and the execution and delivery of the Closing Documents to be delivered by each Seller Company and the performance of its obligations thereunder have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of the applicable Seller Company. This Agreement constitutes and, upon delivery, the Closing Documents will constitute, legal, valid and binding agreements of each applicable Seller Company enforceable against each applicable Seller Company in accordance with its respective terms and conditions, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.03 No Breach. Except for the HSR Act and other antitrust statutes, antitrust rules or antitrust regulations applicable to the Contemplated Transactions, and subject to obtaining the consents and waivers set forth in Section 4.03 of the Disclosure Letter, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by an applicable Seller Company with any of the provisions hereof and thereof does not and will not (a) violate any provision of the Organizational Documents of such Seller Company, (b) violate, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or, except for this Agreement, result in the creation of any Lien upon the Assets owned by it under any of the terms, conditions or provisions of any Material Contract to which such Seller Company is a party, or by which the Assets owned by it are otherwise bound, (c) violate any Applicable Law to which a Seller Company is subject, or by which a Seller Company or its assets or properties may be bound, or (d) require the consent or approval of any Third Party.

4.04 Real Property.

(a) Section 4.04(a) of the Disclosure Letter contains an accurate and complete list of all Refinery Owned Real Property and includes the legal descriptions and tax parcel numbers thereof. The Seller is the title holder of record of all Refinery Owned Real Property. The Seller has good and valid fee simple title to all Refinery Owned Real Property, free and clear of all Liens, except for Permitted Encumbrances.

(b) Section 4.04(b) of the Disclosure Letter contains an accurate and complete list of all Refinery Leases and sets forth the lease commencement date, the lease expiration date, the monthly rent, and the role of the Seller Company thereunder. True and correct copies of the Refinery Leases and all

Sale and Purchase Agreement

amendments, modifications, supplements, extensions and memoranda thereof have been delivered by Seller to Buyer. To Seller’s Knowledge, true and correct copies of all estoppel certificates and subordination, non-disturbance and attornment agreements related to the Refinery Leases have been delivered by Seller to Buyer. True and correct copies of the Third Party Leases and all amendments, modifications, supplements, extensions and memoranda thereof have been delivered by Seller to Buyer. With respect to each Refinery Lease, a Seller Company has a good and valid leasehold interest in all Refinery Leased Real Property, free and clear of all Liens, except for Permitted Encumbrances. No party to any Refinery Lease or Third Party Lease has exercised any option or right to (i) terminate such Refinery Lease or Third Party Lease, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Refinery Lease or Third Party Lease, or (iv) purchase any real property. No Seller Company has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Refinery Lease or interest therein or any Third Party Lease or interest therein.

(c) Section 4.04(c) of the Disclosure Letter contains an accurate and complete list of all Easements (including all amendments and modifications thereto and assignments thereof). With respect to each Easement, Seller or the applicable Seller Company has a good and valid easement interest therein, free and clear of all Liens, except for Permitted Encumbrances.

(d) The Refinery Owned Real Property, the Refinery Leased Real Property, and the Easements constitute all of the real property and interests in real property used by the Seller Companies in connection with the ownership, operation and use of the Refinery and other Assets.

(e) To Seller’s Knowledge, each of the Refinery Leases, Third Party Leases and Easements is in full force and effect and is a legal, valid and binding obligation of the Seller Company party thereto, enforceable against such Seller Company in accordance with its terms (and against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

(f) To Seller’s Knowledge, there are no unexercised options, rights of first offer or rights of first refusal to purchase any portion of or interest in the Real Property.

(g) To Seller’s Knowledge, the Real Property is in material compliance with all Applicable Laws relating to zoning. No Seller Company has made any requests or applications to change the zoning classification of any portion of the Refinery Owned Real Property. To Seller’s Knowledge, all parcels of Refinery Owned Real Property have been validly subdivided (to the extent legally required) in accordance with all Applicable Laws.

(h) Except for the Contracts listed on Section 4.04(h) of the Disclosure Letter (the “Third Party Leases”), the Seller Companies have exclusive possession of the Real Property and have not leased, licensed or granted occupancy rights to any Third Party in or to any portion of the Real Property.

(i) There are no pending, or to Seller’s Knowledge, threatened, condemnation or eminent domain proceedings against or with respect to any of the Easements, Refinery Leased Real Property or Refinery Owned Real Property.

(j) None of the Seller Companies has received or sent any written notice of termination, cancellation, breach, or default to any party or from any party with respect to any Third Party Lease, Refinery Lease, Easement or Permitted Encumbrance and, to Seller’s Knowledge, there are no existing defaults, and there is no event which, with the giving of notice or the passage of time or both, would result in a default under or with respect to any of the foregoing.

Sale and Purchase Agreement

(k) True and correct copies of the current personal and real property Tax bills for the Refinery Owned Real Property have been delivered to Buyer by Seller, and, with respect to the real property Tax bills, such real property Tax bills cover the entirety of the Refinery Owned Real Property and do not cover or apply to any other real property. No special assessments have been levied, or to the Seller’s Knowledge, are contemplated or pending, against any portion of the Refinery Owned Real Property.

(l) There is no litigation pending or, to the Seller’s Knowledge, threatened, that in any way relates to the Real Property or any portion thereof.

(m) All Refinery Owned Real Property and all Refinery Leased Real Property used in the Operations either (i) abuts and has direct access to dedicated public streets which provide vehicular and pedestrian access, ingress and egress or (ii) is contiguous to other portions of Refinery Owned Real Property that abuts and has direct access to dedicated public streets which provide vehicular and pedestrian access, ingress and egress.

(n) All Improvements located on the Refinery Owned Real Property and Refinery Leased Real Property are in good working order and condition, except where the failure to be in such condition would not prevent or materially interfere with Operations in the Ordinary Course of Business.

(o) Except as set forth in Section 4.04(o) of the Disclosure Letter, Seller holds all necessary real property rights and interests from the appropriate Governmental Authorities and other Third Parties to maintain, operate and utilize the docks, dock pipelines, wharf and marine terminal facilities of the Refinery.

4.05 Brokers. None of the Seller Companies has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Buyer or any Affiliate of Buyer will have any liability or obligation.

4.06 Ownership of the Assets and Use of Assets.

(a) Except as set forth in Section 4.06 of the Disclosure Letter and except for the Intellectual Property, the Seller Companies have good and valid title to, or a valid leasehold interest in, or otherwise own the rights to possess, use and obtain the benefits of all of the Assets, free and clear of any Liens, other than Permitted Encumbrances.

(b) Together with the assets and services provided pursuant to the Shell Refinery Process License Agreement, the Shell Software License Agreement and the Excluded Assets, the Assets constitute all assets necessary for Buyer to conduct the Operations in the Ordinary Course of Business immediately following the Closing.

4.07 Compliance with Laws.

(a) Except as set forth in Section 4.07(a) of the Disclosure Letter, in connection with this Agreement, each Seller Company (with respect to the Operations) (i) is, and for the last three years has been, in compliance in all material respects with all Applicable Laws, and (ii) has not (within the three year period prior to the Execution Date) received any written notification from any applicable Governmental Authority that it is not in compliance with any Applicable Laws.

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(b) Except as set forth in Section 4.07(b) of the Disclosure Letter, the Assets and Operations are in compliance in all material respects with all Applicable Laws.

(c) Notwithstanding the foregoing, Seller makes no representations or warranties in this Section 4.07 with respect to Taxes, employment related matters or HSE Laws (including HSE Permits) for which the sole and exclusive representations and warranties of Seller are set forth in Section 4.11, Section 4.14, Section 4.15, Schedule 10.01 and Section 4.13, respectively.

4.08 Refinery Permits. Except (a) as set forth in Section 4.08 of the Disclosure Letter and (b) with respect to HSE Permits, which are addressed in Section 4.13(a), the Refinery Permits are in full force and effect, and the applicable Seller Company is in material compliance with the Refinery Permits. The Refinery Permits and the Permits under the Excluded Assets constitute all of the Permits required for the Operations and the ownership, operation and use of the Refinery and other Assets.

4.09 Proceedings; Judgments. Except as set forth in Section 4.09 of the Disclosure Letter and except with respect to Tax matters, which are addressed in Section 4.11, and HSE Claims, which are addressed in Section 4.13(b), there are no actions, lawsuits, arbitrations, or other proceedings before any Governmental Authority (each a “Proceeding”) pending, or to Seller’s Knowledge, threatened in writing and there are no Judgments that remain unsatisfied (excluding Judgments related to HSE Laws) in either case, (i) against any Seller Company with respect to the Assets, (ii) that are binding on any Seller Company that materially and adversely affect the Assets, or (iii) that are seeking to restrain or prohibit this Agreement, the Closing Documents or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Closing Documents or the Contemplated Transactions, that would reasonably be expected to have a material and adverse impact on the ability of Seller to consummate the Contemplated Transactions.

4.10 Contracts and Commitments.

(a) Section 4.10(a)(1) of the Disclosure Letter sets forth a true, correct and complete list of all Material Contracts that exist as of the Execution Date. Seller has delivered to Buyer true and complete copies of all Material Contracts set forth in Section 4.10(a)(1) of the Disclosure Letter. Section 4.10(a)(2) of the Disclosure Letter further sets forth a list of Excluded Contracts, which, but for their status as Excluded Assets, would, to Seller’s Knowledge, otherwise meet the definition of Material Contract. Except as set forth in Section 4.10(a)(3) of the Disclosure Letter, none of the Refinery Contracts that constitute a Material Contract (i) prohibits or purports to limit the owner, operator, licensee or holder of the Operations or the Assets from competing with another Person in any business or area or during any period of time, (ii) contains “take or pay” or “most favored nations” provisions, or (iii) grants a preferential right to any Third Party to purchase any Asset.

(b) Except as set forth in Section 4.10(b) of the Disclosure Letter and excluding any Excluded Contract otherwise referenced in Section 4.10(a)(2) of the Disclosure Letter, each Material Contract listed in Section 4.10(a)(1) of the Disclosure Letter is in full force and effect and is a legal, valid and binding obligation of a Seller Company, enforceable against such Seller Company in accordance with its terms (and to Seller’s Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity). Except as set forth in Section 4.10(b) of the Disclosure Letter, the applicable Seller Company is not, nor, to Seller’s Knowledge, is any other party thereto, in default under any of the Material Contracts set forth in Section 4.10(a)(1) of the Disclosure Letter, and the applicable Seller Company has not received written notice of any actual or threatened cancellation or termination of any such Material Contract from any party thereto. Seller shall be permitted

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to supplement and amend Sections 4.10(a)(1), 4.10(a)(2) and 4.10(b) of the Disclosure Letter prior to the Closing with respect to Material Contracts (or amendments thereto) that, in the Ordinary Course of Business during the Interim Period, (i) a Seller Company has entered into or (ii) have expired or been terminated.

4.11 Taxes. Except as set forth in Section 4.11 of the Disclosure Letter:

(a) all Tax Returns required to be filed by or on behalf of a Seller Company related to the Seller Companies’ ownership, operation or use of the Assets have been duly and timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects;

(b) all Taxes payable by or on behalf of a Seller Company (whether or not shown on a Tax Return) related to the Seller Companies’ ownership, operation or use of the Assets have been fully and timely paid;

(c) other than extensions made in the Ordinary Course of Business, no agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with the Internal Revenue Service or any other taxing authority by or on behalf of a Seller Company related to the Seller Companies’ ownership, operation or use of the Assets;

(d) no claim has ever been made in writing by any Governmental Authority in a jurisdiction where a Seller Company does not file Tax Returns related to such Seller Company’s ownership, operation or use of the Assets owned or operated by it that such Seller Company is or may be subject to Taxes in that jurisdiction with respect to such Assets;

(e) the applicable Seller Companies have complied with all Applicable Laws relating to the payment and withholding of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, including all information reporting, backup withholding, and maintenance of required records with respect thereto, in each case related to such Seller Companies’ ownership, operation or use of the Assets;

(f) all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other Governmental Authority of the Tax Returns related to a Seller Company’s ownership, operation or use of the Assets owned or operated by it have been fully paid;

(g) (i) to Seller’s Knowledge, there are no pending Tax audits or investigations by any Governmental Authority in progress with respect to a Seller Company’s ownership, operation and use of the Assets, nor has Seller received any written notice from any Governmental Authority that it intends to conduct such an audit or investigation, and (ii) no Seller Company has filed any protest or notice of protest related to Taxes attributable to the Seller Company’s ownership, operation or use of the Assets;

(h) none of the Assets or Assumed Liabilities is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iv) subject to a “section 467 rental agreement” as defined in Section 467 of the Code; and

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(i) the sole transferor of U.S. real property interests within the meaning of Code Section 897(c) for purposes of the transactions contemplated under this Agreement is the Seller.

4.12 Affiliate Agreements. Except as set forth in Section 4.12 of the Disclosure Letter and except for Contracts for hydrocarbons or Contracts for administrative services provided by Shell Oil Company or its Affiliates in the areas of human resources, benefits management, legal, finance, risk and insurance, public and governmental affairs, and other similar administrative functions, no Seller Company is a party to any Contract with any Affiliate of such Seller Company that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Refinery.

4.13 HSE.

(a) HSE Permits. Except as set forth in Section 4.13(a)(i) of the Disclosure Letter, the HSE Permits are, and during the past five (5) years have been, in full force and effect, and the applicable Seller Company is in material compliance with the HSE Permits. Each HSE Permit is set forth in Section 4.13(a)(ii) of the Disclosure Letter.

(b) HSE Claims. Except as set forth in Section 4.13(b) of the Disclosure Letter, there are no HSE Claims pending or threatened in writing against a Seller Company related to the Assets, including the ownership, operation, or use of the Assets.

(c) Compliance with HSE Laws. Except as set forth in Section 4.13(c) of the Disclosure Letter, each Seller Company is, and during the past five (5) years has been, in material compliance with all applicable HSE Laws related to the ownership, operation, or use of the Assets.

(d) HSE Judgments. Except as set forth in Section 4.13(d) of the Disclosure Letter, no Seller Company and none of the Assets are the subject of any Corrective Action Orders or pending Judgment that remains unsatisfied under any HSE Laws, including any such Corrective Action Orders or Judgments requiring any material Corrective Action or the payment of a material monetary fine or penalty or restricting or limiting in any material respect the Operations.

(e) Releases. Except as set forth in Section 4.13(e) of the Disclosure Letter, to Seller’s Knowledge, no Releases of Hazardous Substances have occurred at, from, in, to, on or under any Asset and no Environmental Condition exists, that in each case, would reasonably be expected to result in material HSE Liabilities to any Seller Company.

(f) Environmental Documents. There are no Phase II environmental site assessments, environmental investigations, audits, tests (including any Environmental Testing) or other analyses or to Seller’s Knowledge, any Phase I Environmental Site Assessments (collectively, “Environmental Documents”) which are in the possession of any Seller Company with respect to any of the Assets, in each case, which identify a material Release, material Environmental Condition or material non-compliance with HSE Laws (which material non-compliance remains unresolved), which have not been delivered to Buyer in the Datasite for the Contemplated Transaction (the “Datasite”) prior to the execution of this Agreement, except for any such Environmental Documents that do not contain information related to such Releases, Environmental Conditions or non-compliances that is materially different from the Environmental Documents that have been delivered to Buyer in the Datasite.

(g) Financial Assurance. All financial assurance obligations arising under HSE Laws or HSE Permits or otherwise relating to HSE Matters are set forth in Schedule 7.07. The Seller Companies are in compliance with all such financial assurance obligations.

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(h) Notice or Consent. Except as set forth in Section 4.13(h) of the Disclosure Letter and notifications and consents required for the transfer of HSE Permits, neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to HSE Laws.

(i) COVID-19. Each Seller Company has taken reasonable steps to minimize potential workplace exposure in light of COVID-19 and each Seller Company has delivered to Buyer accurate and complete copies of all (i) workplace communications from such Seller Company to Employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19; (ii) contingency plans for workplace cessation in light of COVID-19; and (iii) Refinery-specific policies implemented in relation to COVID-19, in each case with respect to activities at the Refinery or otherwise related to the Assets or Operations.

(j) Notwithstanding anything to the contrary, the representations and warranties in this Section 4.13 are Seller Company’s sole and exclusive representations with regard to HSE Matters for purposes of ARTICLE XI and ARTICLE XIV.

4.14 Employee Benefits.

(a) Section 4.14(a) of the Disclosure Letter contains a true and complete list of each material Business Benefit Plan.

(b) With respect to each Business Benefit Plan listed on Section 4.14(a) of the Disclosure Letter, true, up-to-date and complete copies of either (i) the most recent summary plan description or summary of benefits and coverage, and any amendments or modifications thereof, or (ii) all documents constituting such Business Benefit Plan (including all amendments thereto, and including a written description of all terms of any unwritten Business Benefit Plan) have been made available to Buyer. True, up-to-date and complete copies of all Shell Manuals or Policy Documents applicable to any Business Employee have been made available to Buyer, to be used and returned in accordance with Section 9.03.

(c) Each Business Benefit Plan is and at all times in the past six (6) years has been established, administered, funded, and maintained in accordance with its terms and in compliance with all Applicable Laws (including ERISA and the Code) in all respects, including to the extent necessary to achieve the intended tax treatment of such Business Benefit Plan and not incur any excise, income or other taxes or penalties with respect to such Business Benefit Plan, in each case except as would not reasonably be expected to result in any liability to Buyer or its Affiliates. With respect to any Business Employee, each Business Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, and has been, established, administered and maintained in material compliance with the documentary and operational requirements of Section 409A of the Code and the regulations promulgated thereunder. Except as set forth at Section 4.14(c) of the Disclosure Letter, with respect to any Business Employee, (i) there are no material claims pending or threatened in writing under or related to any Business Benefit Plan, other than claims for benefits incurred in the ordinary operation of such Business Benefit Plans, (ii) to Seller’s Knowledge there is no basis for any such claim, and (iii) no Seller Company is in material default under or violation of, or has Knowledge of any material default or violation by any other party to, any of the Business Benefit Plans.

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(d) Each Business Benefit Plan that is a defined contribution retirement plan intended to meet the requirements of Section 401(a) of the Code (a “Defined Contribution Plan”) is so qualified and has received a favorable and current determination letter from the IRS (a copy of which has been made available to Buyer), to the effect that such Business Benefit Plan and the related trust are qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, respectively, each such determination remains in effect and has not been revoked, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Business Benefit Plans. No Defined Contribution Plan is presently under, or in the past three (3) years has been under, any audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority.

(e) Except as set forth on Section 4.14(e) of the Disclosure Letter, no Seller Company nor any of their ERISA Affiliates sponsors, maintains, contributes to, or has any liability with respect to, or in the past six (6) years has sponsored, maintained, contributed to, or had any liability with respect to, in each case with respect to the Assets, the Operations or any current or former employee or U.S. director of the Seller or its Affiliates in connection with their provision of services primarily associated with the Operations or the Assets, or any of their beneficiaries, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, (vi) an employee benefit plan that provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any Person for any reason (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state laws, and at the sole expense of such Person).

(f) Except as set forth on Section 4.14(f) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in combination with any other additional or subsequent event, including a termination of employment) will (i) result in any compensation or benefits (including any bonus, retention, change in control or severance compensation or benefits) of any Business Employee or any of their beneficiaries becoming due, vested, funded (through a grantor trust or otherwise), payable, accelerated or increased, or in any forgiveness of indebtedness; (ii) result in any other liability to Buyer or its Affiliates pursuant to any Business Benefit Plan with respect to any Business Employee or any of their beneficiaries; or (iii) other than with respect to any Benefit Plan to be provided by Buyer, result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.15 Labor and Employment.

(a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all employees at the Refinery who are currently providing services primarily associated with the Operations or the Assets (collectively, the “Employees”), including, for each such Employee, each person’s title, location, date of hire, compensation (including base salary, bonus or incentive compensation arrangements and last bonus(es) paid in the last three years), eligibility for participation in material Business Benefit Plans, vacation entitlements and accruals, union/non-union status, exempt or non-exempt classification, any written agreement for services, and the Seller Company by whom such person is employed. Except as provided in Section 4.15(a) of the Disclosure Letter, no Employee is performing services under a work permit or visa. All Employees who are performing services for Seller in the United States are legally permitted to work in the United States. Other than (x) the Employees and (y) employees of third parties engaged pursuant to the Refinery Contracts (“Third-Party Employees”), no individuals are currently providing services primarily associated with the Operations or the Assets.

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(b) Seller has provided Buyer a true, correct and complete copy of the Collective Bargaining Agreement.

(c) Except as set forth in Section 4.15(c) of the Disclosure Letter, there are no unfair labor practice charges, union grievances, arbitrations, lawsuits, administrative complaints, Proceedings alleging violations of any Applicable Law relating to employment of the Employees or, to Seller’s Knowledge, relating to the service relationship of Third-Party Employees, or, to Seller’s Knowledge, any other legal complaints pending or threatened in writing against any Seller Company relating to employment of the Employees or, to Seller’s Knowledge, relating to the service relationship of Third-Party Employees, nor have any such unfair labor practice charges, union grievances, arbitrations, lawsuits, administrative complaints, Proceedings alleging violations of any Applicable Law relating to employment of the Employees, or any other legal complaints pending or threatened in writing relating to employment of the Employees or, to Seller’s Knowledge, relating to the service relationship of Third-Party Employees, occurred in the three years prior to the Execution Date, in each case with respect to activities at the Refinery or otherwise related to the Assets or the Operations.

(d) To Seller’s Knowledge, each Seller Company is in compliance in all material respects with all Applicable Laws relating to employment of the Employees or, to Seller’s Knowledge, relating to the service relationship of Third-Party Employees, including all Applicable Laws relating to wages, hours (including classification of employees), collective bargaining, employment discrimination, civil rights, fair labor standards, safety and health, workers’ compensation, pay equity, wrongful discharge or violation of rights of employees, employee privacy, employee health, orders, regulations, ordinances, and mandatory guidelines by any Governmental Authority regarding COVID-19 (including CDC guidance), in each case with respect to the employment of the Employees or, to Seller’s Knowledge, relating to the service relationship of Third-Party Employees, as related to their dedicated support of their activities at the Refinery or otherwise related to the Assets or the Operations.

(e) Except as identified in Section 4.15(c) of the Disclosure Letter, to Seller’s Knowledge, there are no internal or external complaints of any type of harassment, including sexual harassment, made against any Employee providing services for the Assets or the Operations.

4.16 Seller Credit Support. There are no guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity in respect of the Refinery or the Asset other than the Seller Credit Support Arrangements set forth on Schedule 7.07. No counterparty to or beneficiary of any Seller Credit Support Arrangement has drawn on or otherwise sought to enforce its rights under such Seller Credit Support Arrangement.

4.17 Anti-Corruption; Trade Controls.

(a) With respect to the Refinery and its Operations, neither Seller nor any other Seller Company nor any of their respective officers and directors nor any Person acting on behalf of them (i) has violated Anti-Corruption Laws or Trade Control Laws, (ii) is a Restricted Party, or (iii) whether directly or indirectly, has made, offered, authorized or accepted any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Buyer to be in breach of any Anti-Corruption Laws.

(b) The Seller Companies maintain (i) adequate written policies and procedures to comply with Anti-Corruption Laws and Trade Control Laws and (ii) adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged.

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4.18 Information Technology.

(a) To Seller’s Knowledge, all Software used in the Operations is properly licensed and is not a “bootleg” version or “bootleg” copy.

(b) Subject to Section 8.12 below, as of the Closing, each of the IT Swapkit and Process Control Domain (i) will be functioning in a reasonably proper manner (in the case of hardware, ordinary wear and tear excepted); (ii) will be configured and maintained in a manner reasonably designed to minimize the effects of viruses and does not contain trojan horses, spyware, adware, malware or other malicious code; and (iii) has not suffered any material error, interruption, breakdown, failure, or security breach that has caused material disruption, unauthorized disclosure or corruption of confidential information or damage to the Operations.

(c) The IT Equipment, Software and IT System components comprising the IT Swapkit and set forth in the attachments to Schedule 1.01E are adequate and sufficient for Buyer to conduct the Operations in the Ordinary Course of Business immediately following the Closing.

(d) The Software and other components comprising the Process Control Domain and set forth in the attachments to Schedule 1.01H are adequate and sufficient for Buyer to conduct the Operations in the Ordinary Course of Business immediately following the Closing.

(e) To Seller’s knowledge, no Open Source Software is implemented or deployed with respect to the Refinery and its Operations in a manner that would require, pursuant to the terms of the applicable Open Source Software license, each Seller Company to make any material Software of the Seller Companies available to any person or otherwise license such Software on a royalty-free basis, disclose any source code of such Software (other than the source code for the Open Source Software) to any person, or prevent each Seller Company from patenting any invention contained therein.

(f) With respect to the Refinery and its Operations, each Seller Company maintains sufficient back-ups, disaster recovery and business continuity arrangements, IT Systems, Software and other hardware and software support and maintenance reasonably designed to reduce (A) the risk of material error, interruption, breakdown, failure and (B) the risk that, if such event does occur, it would not cause a material disruption, unauthorized disclosure or corruption of confidential information, or damage to the operation of the business of the Seller Companies.

(g) Each Seller Company has, with respect to the Refinery and its Operations, at all times complied in all material respects with all Applicable Laws and applicable Refinery Contracts, as well as its own internal policies and procedures, as they relate to rights of publicity, consumer protection, privacy, and data security and the collection, use, storage and disposal of personal information collected, used or held for use by each Seller Company. To Seller’s Knowledge, no Claim has been asserted or threatened in writing alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any policies or procedures, or obligations under any contract to which each Seller Company is a party. Each Seller Company has, with respect to the Refinery and its Operations, taken commercially reasonable measures, including all measures required by any applicable Laws, to ensure that personal information (including financial information) and other sensitive information is protected against unauthorized access, use, modification or other misuse. Each Seller Company maintains, with respect to the Refinery and its Operations, reasonable security practices, policies, and procedures designed to reduce (i) the risk of a material error, breakdown, failure, or security breach occurring and (ii) the risk that, if such an event does occur, it would cause a material disruption to the business of the Seller Companies.

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(h) To Seller’s Knowledge, within the last twenty-four (24) months, no Seller Company has suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption, unauthorized disclosure or corruption of confidential information or Personal Data or material damage to the Assets or Operations, or that was reportable to any governmental authority or any affected individual.

4.19 Intellectual Property.

(a) Except for the Process Control Domain, neither the Seller nor any of its Affiliates owns or purports to own any Intellectual Property that is used or held for use exclusively in connection with the Operations.

(b) The Intellectual Property included in the Process Control Domain or licensed to Buyer under the Shell Refinery Process License Agreement and the Shell Refinery Software License Agreement, together with the rights to Third Party Intellectual Property, constitute a scope of the Intellectual Property suitable to operate the Refinery as operated as of the Execution Date.

(c) To Seller’s Knowledge, the Operations as conducted by the Seller Companies as of the Execution Date, the Seller Companies’ processes and services relating solely to the Refinery, and the Intellectual Property included in the Process Control Domain or licensed under the Shell Refinery Process License Agreement and Shell Refinery Software License Agreement do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Third Parties.

4.20 Financial Statements; No Undisclosed Liabilities.

(a) Seller has delivered to Buyer the following financial statements: (i) an audited combined balance sheet for the Refinery as of December 31, 2019 and December 31, 2018, and the related audited combined statements of operations, changes in net parent investment and cash flows for the year then ended, including in each case the notes thereto, together with the report thereon of RSM US LLP, independent certified public accountants (together, the “Audited Financial Statements”); and (ii) an unaudited combined balance sheet for the Refinery (excluding the Shell PSR Truck Rack) as of December 31, 2020 for the year then ended and as of March 31, 2021 (the “Interim Balance Sheet Date”) for the year to date period then ended (together, the “Unaudited Financial Statements”, and with the Audited Financial Statements, the “Financial Statements”).

(b) Except as provided or described in the Financial Statements, the Financial Statements fairly present in all material respects the financial condition and results of Operations of the Refinery as of the respective dates thereof and for the periods indicated therein. The Audited Financial Statements have been prepared in accordance with GAAP, and the Unaudited Financial Statements have been prepared in accordance with Seller’s existing accounting policies and practices as applied to the Refinery and its Operations.

(c) The Assumed Liabilities do not include any material liabilities as of the Execution Date that would be required to be reflected on a balance sheet of the Refinery as of the Execution Date prepared in accordance with Seller’s existing accounting policies and practices as applied to the Refinery and its Operations, except for liabilities (i) reflected, reserved against or otherwise disclosed in the Financial Statements (including the notes thereto), (ii) arising in the Ordinary Course of Business after the Interim Balance Sheet Date, or (iii) incurred in connection with the Contemplated Transactions.

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(d) Except as contemplated by this Agreement, the Operations have been conducted in the Ordinary Course of Business since the Interim Balance Sheet Date, and during that time, there has not been any change, event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21 Customers and Suppliers.

(a) The Shell Puget Sound Refinery sells its production to Seller and Seller’s Affiliates.

(b) Section 4.21(b) of the Disclosure Letter sets forth the name of the 10 largest suppliers of non-hydrocarbon materials, products or services to the Seller Companies in connection with the Operations (measured by the aggregate amount purchased from all such suppliers) during each of the last two fiscal years.

4.22 Pipelines and Terminals. The Trans Mountain Pipeline, the Olympic Pipeline and the Cascade Natural Gas Pipeline are the only Third Party pipelines connecting into the Refinery.

4.23 Disclaimer. EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER) AND IN THE DEEDS, THE ASSETS ARE SOLD “AS IS, WHERE IS”. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE IV (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER) AND IN THE DEEDS, SELLER AND THE SELLER COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THE ASSETS, THE OPERATIONS, OR THE ASSUMED LIABILITIES, AND EACH SELLER COMPANY EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (A) TITLE, (B) ABSENCE OF PATENT OR LATENT DEFECTS, (C) SAFETY, (D) STATE OF REPAIR, (E) QUALITY, (F) MERCHANTABILITY, (G) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (H) COMPLIANCE WITH APPLICABLE LAWS, (I) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (J) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, AND (K) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, OR FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS. THE SELLER COMPANIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY, IN WRITING, ELECTRONICALLY OR BY OR THROUGH ANY OTHER MEDIUM) TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITH RESPECT TO THE SELLER COMPANIES, THE ASSETS (INCLUDING ANY LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE, OR OPERATION THEREOF), OR THE ASSUMED LIABILITIES. FURTHER, EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), THE QUALITY, ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, BOOKS AND RECORDS (INCLUDING REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS, AND BUYER’S SUBSEQUENT USE OF SUCH MATERIALS SHALL BE AT BUYER’S OWN RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER COMPANIES MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER

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MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES, EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS. MOREOVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS ARTICLE IV AND THE SHELL REFINERY PROCESS LICENSE AGREEMENT AND THE SHELL SOFTWARE LICENSE AGREEMENT, THE SELLER COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING OR WITH RESPECT TO INTELLECTUAL PROPERTY.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows:

5.01 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a wholly-owned subsidiary of HollyFrontier Corporation. Buyer is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Buyer has the requisite power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

5.02 Authority. Buyer has full company power and authority to execute, deliver and enter into this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, the Closing Documents to which it is a party and the Contemplated Transactions have been duly and validly authorized by all requisite company action on behalf of Buyer. This Agreement, and upon delivery, the Closing Documents will constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

5.03 No Waiver. No investigations, inspections, surveys or tests made by or on behalf of Buyer at any time shall affect, mitigate, waive, diminish the scope of, or otherwise affect any representation or warranty made by Seller in or pursuant to this Agreement.

5.04 No Breach. Except for the HSR Act, and other antitrust statutes, antitrust rules or antitrust regulations applicable to the Contemplated Transactions, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate any provision of the Organizational Documents of Buyer, (b) violate any Applicable Law to which Buyer is subject, or by which Buyer or its assets or properties may be bound, or (c) require the consent or approval of any Third Party.

5.05 Compliance with Laws. In connection with this Agreement, Buyer (a) is in compliance in all material respects with all Applicable Laws; and (b) has not received any written notification from any applicable Governmental Authority that it is not in compliance with any such Applicable Laws.

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5.06 Proceedings; Judgments. There are no Proceedings pending, or to Buyer’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Closing Documents or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Closing Documents or the Contemplated Transactions, and there are no Judgments that remain unsatisfied that would reasonably be expected to have a material and adverse impact on the ability of Buyer to consummate the Contemplated Transactions.

5.07 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Seller or any Affiliate of Seller will have any liability or obligation.

5.08 OFAC.

(a) Neither Buyer nor any Person who controls (directly or indirectly through intermediaries) Buyer is identified on (i) the U.S. Department of Treasury’s Office of Foreign Assets Controls’ (“OFAC”) List of Specially Designated Nationals and Blocked Persons, (ii) the Bureau of Industry and Security of the United States Department of Commerce’s “Denied Persons List,” “Entity List” or “Unverified List,” (iii) the Office of Defense Trade Controls of the United States Department of State’s “List of Debarred Parties”, or (iv) any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation.

(b) Buyer is not and is not controlled by a “foreign person” as that term is defined under §800.216 of 31 C.F.R. Part 800 on “Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons.”

5.09 Anti-Corruption; Trade Controls.

(a) Neither Buyer nor Buyer Guarantor nor any of their respective officers and directors nor any Person acting on behalf of them (i) has violated Anti-Corruption Laws or Trade Control Laws, (ii) is a Restricted Party, or (iii) whether directly or indirectly, has made, offered, authorized or accepted any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Seller to be in breach of any Anti-Corruption Laws.

(b) Buyer and its Affiliates maintain (i) adequate written policies and procedures to comply with Anti-Corruption Laws and Trade Control Laws and (ii) adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged.

5.10 Financing. Buyer will have on the Closing Date unrestricted cash on hand and, if necessary, availability under credit facilities in place sufficient to consummate the Contemplated Transactions, to pay all related fees and expenses, and to otherwise pay all amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing).

5.11 Buyer Guaranty. Buyer has delivered to Seller the Buyer Guaranty from Buyer Guarantor in favor of Seller dated as of the Execution Date. Buyer Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer Guarantor, enforceable in accordance with its terms and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer Guarantor under the Buyer Guaranty.

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5.12 Independent Decision. Buyer acknowledges that Buyer has made its own independent investigation, analysis, verification and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Applicable Laws and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective Operations. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER) AND IN THE DEEDS, BUYER ACKNOWLEDGES THAT THE ASSETS (INCLUDING THE OPERATIONS THEREOF) AND ASSUMED LIABILITIES ARE SOLD TO AND ASSUMED AND ACCEPTED BY BUYER “AS IS, WHERE IS” AND “WITH ALL FAULTS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OF THEIR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY, QUALITY, VALUE OR OTHERWISE. Additionally, in no event shall any projection as to the financial condition, financial results, status of assets, projects, availability of feedstock or markets, capital or operational expense projections or any other projections made by or on behalf of Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same.

Without limiting the generality of the preceding, EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), Buyer acknowledges that, except as provided herein, no representations or warranties are made by or on behalf of any Seller Company with respect to any information, documents or materials made available to Buyer in the Data Room, management presentations or any other form in expectation of the Contemplated Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

6.01 Access and Information. Subject to the provisions of Section 7.02, Section 8.03, Section 8.12, Section 17.16 and clause (xi) of Schedule 10.01 and upon reasonable notice, Seller shall grant, or cause to be granted, to Buyer and its Representatives access during normal business hours throughout the Interim Period to the Refinery, the Assets (including for the purpose of performing an update to the Survey) the Refinery Books and Records (subject to any confidentiality agreements, applicable legal restrictions (including employee consents) and any applicable legal privileges) and the employees of the Seller Companies for the purposes of business separation, knowledge transfer or other transition-related activities, including any transition activities included in the transition plans created pursuant to Section 8.03(a) and evaluating the IT Swapkit and the Process Control Domain. Subject to the provisions of clause (x) and clause (xi) of Schedule 10.01, during the Interim Period, Seller shall use commercially reasonable efforts to furnish, or cause to be furnished, to Buyer and its Representatives data and information concerning the Assets and the Operations that may reasonably be requested by Buyer for the purposes of business separation, knowledge transfer or other transition related activities, including any transition activities included in the transition plans created pursuant to Section 8.03(a). Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to, and the Refinery Books and Records shall not include, any files, records,

Sale and Purchase Agreement

contracts or documents of the Seller Companies or their respective Affiliates relating to (a) a Seller Company’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and hydrocarbon inventory valuation procedures and records; (b) the negotiation or execution of this Agreement; (c) any information the disclosure of which would result in a violation of Applicable Law; or (d) any information the disclosure of which would jeopardize any privilege available to Seller or its Affiliates relating to such information or would cause Seller or its Affiliates to breach a material confidentiality obligation or other material contractual obligation to any Third Party; provided, however, that, in the case of subsection (d), in the event Seller determines that the provision of any requested access to Buyer would cause Seller or its Affiliates to breach a material confidentiality obligation or other material contractual obligation to any Third Party, Seller will take all reasonable steps within its control to obtain the requisite waivers or other relief from such obligations in order to provide Buyer with the requested access.

6.02 Conduct of Business.

(a) During the Interim Period, Seller shall conduct (and shall cause the Seller Companies to conduct) the Operations in the Ordinary Course of Business consistent with the applicable Seller Company’s customary practices, including routine maintenance, routine preventive maintenance activities and scheduled maintenance capital expenditures as are in the applicable Seller Company’s operational plans for such period, subject in each case to any amendments or alterations by Seller or its Affiliates in response to changing market conditions and opportunities. Seller shall (and shall cause the Seller Companies to) use commercially reasonable efforts to maintain satisfactory relationships with employees, suppliers, distributors, customers, collective bargaining units and others having business relationships with respect to the Assets. Without limiting the generality of the preceding provisions and subject to the provisions of Applicable Law, Seller shall not (and shall cause the Seller Companies not to) during the Interim Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed,

(i) sell, lease, exclusively license to others or otherwise dispose of a material portion of any assets that would constitute Assets if held as of the Effective Time, except for the Refinery Hydrocarbon Inventory sold in the Ordinary Course of Business consistent with past practice, or acquire any asset other than in the Ordinary Course of Business, consistent with past practice;

(ii) except for annual increases in base salary and bonus pay in the Ordinary Course of Business, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay or other compensation or benefits, to or in respect of any Business Employee, except for the case whereby a Seller Company, in the Ordinary Course of Business, amends, waives or terminates employee benefits for its entire U.S. employee population, in which case, Seller shall inform Buyer in writing within 30 days of such planned change;

(iii) create, or allow to be created, or permit to exist, any Lien upon all or any portion of the Assets other than Permitted Encumbrances;

(iv) as it relates solely to the Refinery or its Operations, purchase or acquire, or enter into any purchase and sale agreement, lease, sublease, license or occupancy agreement with respect to, any real property or interests in real property;

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(v) terminate, assign, relinquish any material rights under, grant any waiver or consent under, or amend in any material respect, any of the Refinery Leases or Easements;

(vi) fail to pay and perform its obligations under any Refinery Lease or Easement;

(vii) solely as it relates to the Assets or their related Operations, enter into any settlement of any pending or threatened litigation, or enter into any amendment of any existing settlement agreement, where the provisions thereof will have a Material Adverse Effect on the Assets or the Operations as conducted by the Seller Companies as of the Execution Date (Seller shall provide Buyer with reasonable prior notice in the event a Seller Company enters into any settlement of any pending or threatened litigation related to the Assets, unless such settlement solely involves the settlement of employment-related claim or has no Material Adverse Effect on the Assets or the Operations);

(viii) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or take any action that will result in any liability for Taxes other than actions taken in the Ordinary Course of Business and consistent with reasonable prior practice or actions expressly contemplated by this Agreement, in each case (A) other than with respect to Seller’s income Taxes, (B) with respect to the Assets, the Assumed Liabilities or the Operations, and (C) to the extent that such action (or inaction) would reasonably be expected to cause Buyer, its nominees or any of their Affiliates to incur Taxes that would not otherwise be incurred, or otherwise adversely affect any of Buyer, its nominees or Affiliates; or

(ix) consent to the entry of (or amendment to) any decree or order by, or enter into (or amend) any other agreements with, any Governmental Authority that will have a Material Adverse Effect on the Assets or the Operations as conducted by the Seller Companies as of the Execution Date.

(b) Notwithstanding the provisions of Section 6.02(a) above, Seller shall notify Buyer if it enters into any new Material Contract or renews a Material Contract that will survive the Closing. In such event, Buyer shall have no obligation to assume at Closing any such Material Contract unless (i) it involves payment on an annual basis of less than $2,000,000 or (ii) Buyer has consented in writing to assume such Material Contract.

(c) Notwithstanding any provision to the contrary contained in this Agreement, Buyer acknowledges on behalf of itself and its Affiliates that nothing in this Section 6.02 shall be construed to restrict or limit the Seller Companies’ or their respective Affiliates’ ability, (i) to conduct their own business and operate the Assets as determined by the Seller Companies and their respective Affiliates in their sole and absolute discretion or (ii) to implement any Covid-19 Response.

6.03 Disclosure Letter.

(a) Seller may from time to time prior to the Closing (but in no event within ten (10) days of Closing), by written notice to Buyer, supplement or amend the Disclosure Letter (including adding new Sections to the Disclosure Letter related to provisions of ARTICLE IV that do not contemplate qualification by the Disclosure Letter) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of

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any representation or warranty of Seller in ARTICLE IV as of the Closing Date (such new or additional information being “New Seller Information”). For purposes herein “New Seller Information” shall not include information that is updated in the Ordinary Course of Business during the Interim Period (e.g., updated Employee Lists) and is provided to Buyer prior to the Closing.

(b) For purposes of determining whether Buyer’s conditions set forth in Section 12.02 have been fulfilled, the Disclosure Letter shall be deemed to include the New Seller Information solely to the extent that, after giving effect to such New Seller Information, Seller is able to fulfill the conditions set forth in Section 12.02. If, after giving effect to the New Seller Information, Seller is able to fulfill the conditions set forth in Section 12.02, the New Seller Information shall nevertheless not be deemed to have been accepted by Buyer for purposes of ARTICLE XIV, and, following the Closing, Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to ARTICLE XIV). If the New Seller Information would reasonably be expected to cause Seller to fail to fulfill the conditions set forth in Section 12.02 and Buyer elects to consummate the Contemplated Transactions at Closing notwithstanding such failure, then the New Seller Information will be deemed to have been accepted by Buyer and Buyer shall not be entitled to make a Claim thereon under this Agreement.

6.04 Financial Information. At Buyer’s sole cost and expense, Seller shall provide to Buyer:

(a) the audited combined balance sheet for the Refinery as of December 31, 2020 and for each quarter end of 2020, and the related audited combined statements of operations, changes in net parent investment and cash flows for the year then ended and for each quarter of 2020, including in each case the notes thereto, together with the report thereon of RSM US LLP, independent certified public accountants (“RSM”), prepared in accordance with GAAP, and Seller shall take commercially reasonable efforts to deliver such statements to Buyer promptly after Seller’s receipt thereof, but in no event shall they be delivered later than September 1, 2021 (which date the Parties hereby agree to extend if such statements are not available by such date due to reasons that are outside of the reasonable control of Seller);

(b) the audited combined balance sheet for the Refinery as of June 30, 2021 and for each quarter end of 2021 through June 30, 2021, and the related audited combined statements of operations, changes in net parent investment and cash flows for the year-to-date period then ended and for the first two quarters of 2021, including in each case the notes thereto, together with the report thereon of RSM prepared in accordance with GAAP, and Seller shall take commercially reasonable efforts to deliver such statements to Buyer promptly after Seller’s receipt thereof, but in no event shall they be delivered later than October 1, 2021 (which date the Parties hereby agree to extend if such statements are not available by such date due to reasons that are outside of the reasonable control of Seller); and

(c) (i) the unaudited abbreviated statements of operations (revenue, total expenses and net income) for each quarter (or shorter period immediately preceding the Closing Date) occurring from June 30, 2021 through the Closing Date, prepared in accordance with GAAP, and Seller shall take commercially reasonable efforts to deliver such statements to Buyer promptly after Seller’s receipt thereof and in no event shall they be delivered later than 45 days after the Closing Date (which date the Parties hereby agree to extend if such statements are not available by such date due to reasons that are outside of the reasonable control of Seller) and (ii) an unaudited combined balance sheet for the Refinery as of the Closing Date and as of each quarter-end occurring after June 30, 2021 through the Closing Date and the related combined statements of operations, changes in net parent investment and cash flows for the year-to-date period then ended and for each quarter (or shorter period immediately preceding the Closing Date) occurring from June 30, 2021 through the Closing Date, prepared in accordance with GAAP, and Seller shall take commercially reasonable efforts to deliver such statements to Buyer promptly after Seller’s receipt thereof and in no event shall they be delivered later than 60 days after the Closing Date (which date the Parties hereby agree to extend if such statements are not available by such date due to reasons that are outside of the reasonable control of Seller).

Sale and Purchase Agreement

In addition, at Buyer’s sole cost and expense, Seller shall cooperate with Buyer and take commercially reasonable efforts to prepare and deliver to Buyer such additional financial statements or financial information as may be reasonably necessary for Buyer and its Affiliates to comply with any applicable obligations under federal securities laws and all applicable accounting rules pursuant to GAAP.

6.05 Specified Pre-Closing Matters. Seller may from time to time prior to the Closing (but in no event within ten (10) days of Closing), by written notice to Buyer, supplement Schedule 1.01F with matters that first arise in connection with the Operations after the Execution Date that constitute non-compliance with or violations of HSE Laws (other than any non-compliances or violations of HSE Laws that relate to a Release to soil or groundwater) (“New Matters”). Such New Matters shall be treated as if they had been listed on Schedule 1.01F on the Execution Date, provided, however, the Capex Cap shall not apply to any such New Matter except in the event and to the extent that any such New Matter is a non-compliance with HSE Laws arising out of a flaring incident. For the avoidance of doubt, New Matters will be subject to the Seller HSE Indemnification Cap.

6.06 Title Insurance for Aquatic Lands Lease and Easement. Seller shall use commercially reasonable efforts to cause the Title Company to insure at Closing, as part of Buyer’s Title Policy, Buyer’s leasehold title to the premises leased under that certain Aquatic Lands Commercial Lease No. 20-A12561 by and between Equilon Enterprises LLC d/b/a Shell Oil Products US and The State of Washington, acting through the Department of Natural Resources, expiring August 31, 2034, and Buyer’s easement interest in that certain Aquatic Lands Outfall Easement No. 51-076264 granted by The State of Washington, acting through the Department of Natural Resources, to Equilon Enterprises LLC d/b/a Shell Oil Products US, expiring August 31, 2034, in each case subject only to Permitted Encumbrances.

ARTICLE VII

COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:

7.01 Confidentiality. Buyer acknowledges that all information provided to any of it and its Affiliates and Representatives by the Seller Companies and their respective Affiliates and Representatives is subject to the terms of Section 17.16.

7.02 Pre-Closing Access and Inspections.

(a) During the Interim Period, Buyer shall not contact or communicate with any of Seller’s or any other Seller Company’s employees, contractors, customers, suppliers or distributors of the Assets except (i) as expressly provided in this Agreement and the Schedules hereto, (ii) as part of the transition plans created pursuant to Section 8.03, (iii) in Buyer’s Ordinary Course of Business (excluding transactions contemplated by this Agreement), (iv) with respect to suppliers and distributors, for the purpose of entering into new or amended Contracts with such Persons as contemplated by Section 8.02 (subject to anti-trust laws) or (v) with Seller’s prior written consent.

(b) Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing: (i) shall be conducted in accordance with Applicable Laws, including any applicable HSE Laws and antitrust laws and in such manner as not to interfere with the Operations or the Assets; (ii) shall not entitle Buyer to conduct Environmental Testing, including any sampling or testing of soil or ground or surface water at, or under, any Real Property associated with the Assets; and (iii) shall be conditioned upon Buyer’s compliance with all of Seller’s site-specific requirements, including those regarding health, safety, security and the environment.

Sale and Purchase Agreement

(c) If Buyer and Seller (or another Seller Company) conduct any pre-Closing business separation, transition, or other similar activities at the Refinery or on or at the Assets, Buyer bears the risk of injury to any of its Representatives during such activities at the Refinery, the other Assets or the Operations and shall indemnify, defend and hold the Seller Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Buyer and its Representatives in conducting any such activities.

(d) Notwithstanding any provision to the contrary contained in this Agreement, Buyer’s Obligations under this Section 7.02 shall survive the termination of this Agreement and the consummation of the Contemplated Transactions.

7.03 Post-Closing Access. From and after the Effective Time, Buyer will, and will cause its Affiliates to, afford to Seller and its Representatives (i) reasonable access during normal business hours to personnel and to such properties and records, including personnel and medical records, that were transferred to Buyer, (ii) permission to take from the Assets and/or Buyer copies of any books, records, or accounts relating to the Assets and/or relating to the employees who were employed in the Operations by Seller or its Affiliates through and including the Closing Date, and (iii) if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including making the Transferred Employees available to Seller at Seller’s expense as witnesses or deponents as Seller may reasonably request for each of the following to the extent such matter does not involve a Claim between Buyer and Seller: (a) financial reporting; (b) Tax or similar purposes; (c) purposes of investigating claims; or conducting litigation or administrative proceedings with Third Parties or Governmental Authorities; or (d) any other proper purpose; provided, however, that Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless (subject to ARTICLE XIV) for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives from such access. Buyer will, and will cause its Affiliates to, keep and maintain the records that Seller and its Representatives have access to pursuant to this Section 7.03, such records to be maintained for a period of seven years from the Closing Date or such longer periods as may be required by Applicable Laws; provided, further, that if Buyer desires to destroy or dispose of such records during such period, then Buyer will first offer to Seller in writing at least 60 days before such destruction or disposition to surrender them to Seller and, if Seller does not accept such offer within 20 days after receipt of such offer, then Buyer may take such action. Seller’s right to post-Closing access to the Assets shall include the right to access Excluded Assets that remain located at the Assets pursuant to Section 2.02.

7.04 Litigation. With respect to all litigation and other matters set forth in the Disclosure Letter and any other matters that constitute Retained Liabilities and for so long as a Seller Company is contesting or defending such matter, Buyer shall cooperate to the extent commercially reasonable with such Seller Company and its Affiliates and their respective counsel, at such Seller Company’s expense, in their efforts to conduct or resolve such litigation, including by making available to them such documents and witnesses as may be deemed necessary or useful therefor in such Seller Company’s sole but reasonable discretion.

7.05 Trademarks. No license to any of the Shell Trademarks is granted to Buyer by this Agreement, the Closing Documents, or by the transfer of the Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Shell Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Assets. Buyer acknowledges and agrees with Seller that the Shell Trademarks, and all rights to which and the goodwill represented thereby and pertaining thereto, are being retained by the Seller Companies and their respective Affiliates. Without limiting the generality of the preceding, Buyer will not

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be entitled to use the name “Shell” or any variations or derivations thereof (including any logo, trademark or design containing such name) or any logo, service mark, trade name or trademark that constitutes an Excluded Asset. Accordingly, as soon as reasonably practical after the Closing, but in any event within 90 days after the Closing Date with regards to Assets that are visible to the general public, and within 180 days after the Closing Date with regards to Assets that are not visible to the general public, Buyer shall remove from, or paint or cover over as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by a Seller Company or any of its Affiliates (including signs displaying such Seller Company’s or its Affiliates’ emergency contact telephone number(s) or otherwise using or displaying the name “Shell”, in whole or in part). As promptly as practicable after the Closing but in any event within 10 days, Buyer shall post Buyer’s emergency contact telephone number in place of any Seller Company’s or its Affiliates’ emergency contact telephone number(s). In the event that Buyer breaches this Section 7.05, Seller shall be entitled to specific performance of this Section 7.05 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

7.06 Title Policies; Surveys.

(a) Prior to the Execution Date, Seller delivered to Buyer, at Seller’s expense, a copy of the Title Commitment and a copy of the Survey.

(b) Seller shall not be required to remove or cure any Permitted Encumbrance whether or not contained in the Title Commitment. Nothing in this Section 7.06 shall relieve Seller from a remedy Buyer may have from Seller’s breach of any representation or warranty contained in ARTICLE IV.

7.07 Seller Credit Support Arrangements.

(a) Prior to the Closing, Buyer shall use commercially reasonable efforts to deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty, in substitution and replacement of those credit support arrangements set forth in Schedule 7.07 (the “Seller Credit Support Arrangements”), and shall use commercially reasonable efforts to cause the release as of the Closing of the Seller Companies and their Affiliates from all Obligations relating to the Seller Credit Support Arrangements.

(b) Notwithstanding Section 7.07(a) above, Buyer acknowledges and accepts that from and after the Closing Date, Seller may revoke (or have the Assets removed from the scope of) any Seller Credit Support Arrangements.

(c) To the extent that a Seller Credit Support Arrangement has not been replaced or substituted by Buyer thereof prior to the Closing as contemplated by Section 7.07(a) and Seller has not otherwise revoked (or have the Assets removed from the scope of) any Seller Credit Support Arrangements as contemplated by Section 7.07(b), Buyer shall have a continuing obligation after the Closing to use its reasonable best efforts to have any such Seller Credit Support Arrangement replaced or substituted by Buyer thereof as contemplated by Section 7.07(a).

(d) From and after the Closing, Buyer shall (i) indemnify and hold harmless each Seller Indemnified Party from and against any and all Losses that any Seller Indemnified Party suffers, incurs or is liable for and (ii) defend, save and hold harmless any Seller Indemnified Party, from and against any and all Claims, in each case arising out of or in consequence of: (A) any Seller Indemnified Party making payment under or being required to pay or reimburse the issuer of any Seller Credit Support Arrangement; (B) any claim or demand for payment made on any Seller Indemnified Party with respect to any of the Seller Credit Support Arrangement; (C) any action, Claim or Proceeding by any Person who is or claims to be entitled to the benefit or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Credit Support Arrangements; or (D) any amount any Seller Indemnified Party is required to pay in order to maintain any Seller Credit Support Arrangement from and after Closing.

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(e) All Claims related to this Section 7.07 shall survive the Closing.

7.08 One-Call; Utilities.

(a) No later than 15 days after Closing, Buyer will contact every appropriate one-call agency in the vicinity of any of the Assets and have the contact information for one-calls changed from any applicable Seller Company’s name to Buyer’s name. Buyer shall also provide revised maps to the one-call agencies where appropriate or required. Buyer shall promptly notify Seller that all such notices and revised maps have been provided.

(b) No later than 15 days after Closing, Buyer will contact the utility provider(s) for the Assets and have the billing and contact information for utility services changed from the name of any applicable Seller Company’s name to Buyer’s name. Buyer shall promptly notify Seller that all such notices have been provided to the applicable utility providers. Buyer shall bear the costs associated with any new utility connections or meters that may be required for Buyer’s assumption of utility services.

7.09 Notification of Transfer of Equity Interests.

(a) Buyer shall notify Seller if at any time prior to the Closing Date Buyer obtains Knowledge that any Person (other than a Person that already holds Equity Interests in Buyer Guarantor and has filed a Schedule 13-D or Schedule 13-G with the Securities and Exchange Commission with respect thereto) has acquired Equity Interests representing 5% or more of the fully diluted Equity Interests of Buyer Guarantor.

(b) Should the events described in Section 7.09(a) occur, then Buyer shall use commercially reasonable efforts to provide Seller with such information as Seller reasonably requests in connection with the events described in Section 7.09(a) that is in Buyer’s possession and not subject to any confidentiality obligations.

(c) Seller shall notify Buyer if at any time prior to the Closing Date Seller obtains Knowledge that any Person (other than a Person that has publicly disclosed ownership of 5% or more of Royal Dutch Shell plc as of the date of this Agreement) has acquired Equity Interests representing 5% or more of the fully diluted Equity Interests of Royal Dutch Shell plc.

(d) Should the events described in Section 7.09(c) occur, then Seller shall use commercially reasonable efforts to provide Buyer with such information as Buyer reasonably requests in connection with the events described in Section 7.09(c) that is in Seller’s possession and not subject to any confidentiality obligations.

7.10 No Closing Condition. Buyer acknowledges and agrees that, notwithstanding anything herein to the contrary, Buyer’s Obligation to consummate the Contemplated Transactions and to satisfy any of Buyer’s other Obligations hereunder, is not conditioned upon any financing, including the Financing, being made available to Buyer, nor shall any delay in the completion of any Financing result in a delay of the Closing beyond the Outside Date.

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7.11 Rights in Respect of Documents and Records.

(a) BUYER RELEASES THE SELLER COMPANIES AND THEIR RESPECTIVE AFFILIATES FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO BUYER’S USE OF ALL FILES, RECORDS, BOOKS AND RECORDS (INCLUDING THE REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS.

(b) BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER SHALL INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNIFIED PARTIES HARMLESS AGAINST ALL CLAIMS AND LOSSES CAUSED BY BUYER’S CLAIMING OR ATTEMPTING TO EXERCISE ANY RIGHTS (WHETHER AS A THIRD PARTY BENEFICIARY OR OTHERWISE) UNDER, ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES CONSTITUTES LEGAL ADVICE, AND BUYER (i) WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM ANY SELLER COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS, AND (ii) AGREES TO INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNIFIED PARTIES AGAINST ANY SUCH ASSERTION MADE BY OR ON BEHALF OF ANY OF BUYER’S AFFILIATES.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF SELLER AND BUYER

Buyer and Seller covenant and agree as follows:

8.01 Antitrust Approvals.

(a) Within 15 Business Days after the Execution Date or as otherwise mutually agreed by the Parties, Buyer and Seller shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act applicable to the Contemplated Transactions. Within 25 Business Days after Execution Date or as otherwise mutually agreed by the Parties, Buyer and Seller shall file or cause to be filed with the appropriate Antitrust Authorities any other notifications required to be filed under any other antitrust laws, statutes, rules or regulations applicable to the Contemplated Transactions. Buyer and Seller shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings. Buyer and Seller shall each pay 50% of the filing fees under the HSR Act and any comparable state or foreign laws and regulations. Buyer and Seller shall each bear their respective costs (including legal fees) for the preparation of any filing.

(b) Buyer and Seller shall respectively use commercially reasonable efforts to: (i) respond promptly to any requests for additional information or documentary materials made by any Antitrust Authority; (ii) make any further filings or submissions that may be necessary, proper or advisable in connection therewith; and (iii) obtain all required antitrust approvals at the earliest possible date so as to enable the Parties to close the Contemplated Transactions. Buyer and Seller shall consult with each other prior to any meetings, by telephone, videoconference, or in person, with the staff of any Antitrust Authority, and each Party shall have the right to have a Representative present at any such meeting (subject to the approval of the relevant Antitrust Authority). Buyer and Seller shall give each other reasonable advance

Sale and Purchase Agreement

notice of any notification, submission or other communication which it proposes to make or submit to any Antitrust Authority and to provide each other with copies of a draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the other Party, provided that no Party shall be required to disclose to the other Party any Confidential Information under this subsection. Each Party agrees to consider in good faith any comments of the other Parties to any such notification, submission or communication.

(c) Buyer agrees to use its commercially reasonable efforts and to promptly take any and all steps to avoid or eliminate each and every impediment under any antitrust law, statute, rule or regulation that may be asserted by any Antitrust Authority with respect to the Contemplated Transactions; provided, however, that nothing in this Agreement shall require Buyer to propose, negotiate, commit to, effect or agree to sell, divest, dispose or hold separate any of its own assets or businesses or the Assets to be directly or indirectly acquired in the Contemplated Transactions. In addition, Buyer and Seller shall defend through litigation on the merits any Claim asserted before any Governmental Authority that would restrain or prevent the Closing of the Contemplated Transactions by the Outside Date.

8.02 Assignments.

(a) With respect to any Contract or Refinery Permit that (i) (A) Buyer would like to be assigned to it as of Closing, (B) Seller has agreed to such assignment (provided that Seller hereby agrees to assign the Permits set forth on Schedule 2.01(h)(ii)), and (C) requires consent by a Third Party for the assignment thereof to Buyer, or (ii) (A) Seller desires to assign to Buyer as of Closing, (B) Buyer has agreed to such assignment, and (C) requires consent by a Third Party for the assignment thereof to Buyer, then, in each case, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate with Seller in all commercially reasonable respects, to effect assignment thereof to Buyer as of the Closing Date. It is understood that Seller’s commercially reasonable efforts pursuant to the foregoing sentences of this Section 8.02(a) shall not include any requirement of the Seller Companies or their Affiliates to expend money, offer or grant any accommodation (financial or otherwise) to any Third Party, unless Buyer agrees to reimburse Seller for all costs thereof, or to commence any litigation. Seller shall initiate termination procedures on any Contracts mutually agreed by the Parties to be effective upon the Closing; provided, however, that such terminations do not require the Seller Companies or their Affiliates to expend money or grant any accommodation (financial or otherwise) to the counterparties to such Contracts unless Buyer agrees to reimburse Seller for all costs thereof.

(b) In the event that a Seller Company is unable to obtain the requisite approval for assignment of any Contract or Refinery Permit as of the Closing Date, or in the event a Refinery Contract or Refinery Permit is required to be amended or supplemented to effect such assignment and is not so amended or supplemented as of the Closing Date, and (in each case) such assignment is reasonably necessary to operate the Assets in the Ordinary Course of Business as conducted by such Seller Company or its Affiliates on a historical basis for the 12 months prior to the Closing Date, at the written request of Buyer on or before the Closing Date or within 30 days after the Closing Date (except where such action would be unlawful, prohibited by the terms of such Refinery Contract or Refinery Permit, or requires the payment of termination fee or any other damages), Seller shall (x) retain any such Refinery Contract or Refinery Permit and shall enter into an arrangement with Buyer to provide Buyer with the economic and functional benefits of such Refinery Contract or Refinery Permit; provided, however, that Buyer shall perform the Seller Companies’ and their Affiliates’ Obligations thereunder arising on or after the Closing Date (and indemnify, defend and hold the Seller Companies and their Affiliates harmless against all Losses suffered in the event Buyer breaches any Obligations thereunder) until such Refinery Contract or Refinery Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement, any such Refinery Contract or Refinery Permit as soon as practicable after the Closing Date.

Sale and Purchase Agreement

(c) Notwithstanding Seller’s obligations pursuant to Section 8.02(a), the assignment to Buyer of any Refinery Contract or Refinery Permit to be transferred to Buyer that requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. Except as otherwise provided in this Agreement, the Purchase Price shall not be subject to adjustment, and the Closing of the Contemplated Transactions shall not be delayed, by reason of any inability to obtain consent for assignment of any Refinery Contract or Refinery Permit or any such amendment or supplement. Buyer acknowledges that certain consents to the Contemplated Transactions may be required from parties to Refinery Contracts or Refinery Permits (written or otherwise) to which any of the Seller Companies or their Affiliates is a party, and such consents may not be obtained (provided that Seller has complied with its Obligations under Section 8.02(b)). Except as otherwise provided in this Agreement, if Seller has complied with its obligations under Section 8.02(b), Buyer agrees that the Seller Companies and their Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions by this Agreement or because of the default, acceleration or termination of any such agreement, contract, license, lease, Easement or Permit as a result thereof. Buyer further agrees that if Seller has complied with its obligations under Section 8.02(b), no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Claim or Proceeding commenced or threatened by or on behalf of any Third Party arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

8.03 Transition Plan.

(a) Promptly following the execution of this Agreement, Representatives of Buyer and Seller shall meet to develop a transition plan identifying resources, timelines, and other milestones needed for operation of the Assets after the Closing, which transition plan shall address, among other things, all matters required by Section 8.12 of this Agreement; provided, however, that, nothing in this Section 8.03 or such transition plan shall restrict or limit the Seller Companies’ or their respective Affiliates’ ability to conduct their own business and operate the Assets prior to Closing.

(b) During the Interim Period, Seller shall provide Buyer with contact information for Seller’s or any Seller Company’s counterparties under any existing Multi-Site Framework Contracts or other Contracts that are not Refinery Contracts that Buyer desires to be in effect as of or after the Closing Date. Buyer shall be solely responsible for negotiating and effecting any such replacements, and no Seller Company shall be obligated to allow “call-offs” to Buyer under such Multi-Site Framework Contract at any time.

(c) For a period of sixty (60) days after the Closing Date, Seller shall, as reasonably requested by Buyer, identify and make reasonably available for telephone conversations and video conferences during normal working hours the employees of the Seller Companies who have specialized knowledge about the Refinery and the Operations, including in the subject matter areas of IT, accounting and tax, for the purpose of transferring knowledge and information to Buyer, its Affiliates and the Employees sufficient for Buyer to operate the Refinery in the Ordinary Course of Business following the Closing.

8.04 Other Governmental Approvals. Buyer and Seller shall cooperate with each other and take all reasonable steps necessary to obtain Authorizations for the sale and post-Closing operation of the Assets from all applicable Governmental Authorities.

Sale and Purchase Agreement

8.05 Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause (a) the satisfaction of all covenants and agreements in this ARTICLE VIII and all conditions precedent in ARTICLE XII and ARTICLE XIII, in each case, applicable to it, and (b) the Closing, to occur as soon as reasonably practicable after the Execution Date.

8.06 Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party pursuant to the terms of this Agreement, the receiving Party shall receive and hold such funds and/or property in trust for the benefit of the rightful Party and shall promptly forward such funds and/or property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the Operations conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the Operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any Third Party with respect to rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

8.07 Casualty, Condemnation or Disease Outbreak.

(a) In the event there is an occurrence of a Casualty prior to the Closing Date, Seller shall notify Buyer thereof as soon as reasonably practicable.

(b) In the event a Casualty occurs prior to the Closing Date, then Seller shall elect, at its option, to either (i) repair or replace the affected Asset at Seller’s cost prior to the Closing, in which case Buyer’s Obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until 10 Business Days after repairs or replacement have been completed and the affected Asset has been restored to a similar grade, quality and condition, (ii) terminate this Agreement if the costs to repair or replace the affected Assets exceeds the Base Amount, at Seller’s reasonable discretion, or (iii) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Asset(s) (the “Repair Costs”), in which case, the Closing Date shall not be deferred.

(c) If Seller elects to proceed with clause (iii) of Section 8.07(b) and/or Section 8.07(e) and the Parties do not agree on the Repair Costs within 15 days of Buyer’s receipt of Seller’s notice of Casualty (a “Repair Cost Dispute”), either Party may request an engineering company mutually agreed to by the Parties to evaluate the affected Assets and deliver to the Parties its written estimate of the Repair Costs (the “Third Party Estimate”) within 30 days of the engineering company’s engagement. The fees and expenses to obtain the Third Party Estimate shall be borne 50% by Seller and 50% by Buyer. The Third Party Estimate shall be binding upon the Parties.

(i) If the Third Party Estimate is less than or equal to 50% of the Base Amount, then Buyer’s Obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and the Purchase Price shall be reduced by the Third Party Estimate.

(ii) If the Third Party Estimate is greater than 50% of the Base Amount, then either Party may elect, by giving written notice to the other of its election within 15 days of receipt of the Third Party Estimate, to terminate this Agreement without further obligation under this Agreement (other than those Sections which expressly survive termination which shall continue in effect). If neither Party elects to terminate as provided in this Section 8.07(c)(ii), then, Buyer’s Obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and the Purchase Price at Closing will be reduced by the Third Party Estimate.

Sale and Purchase Agreement

(d) Any adjustment of the Purchase Price pursuant to Section 8.07(c) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Buyer shall be paid in immediately available funds by Seller to Buyer; and (ii) an adjustment in favor of Seller shall be paid in immediately available funds to the extent the Purchase Price had been reduced pursuant to this Section 8.07. Any such reduction, refund or payment shall be made within 10 Business Days after such final determination.

(e) In the event there is damage or destruction of all or any material portion of the Assets by one or more Casualty Events for which the aggregate associated repair or replacement costs would not reasonably be expected to exceed $50,000,000 (as determined by Seller), then, (i) Seller shall repair or replace the affected Asset prior to the Closing, in which case Buyer’s Obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until 10 Business Days after repairs or replacement have been completed and the affected Asset has been restored to a similar grade, quality and condition, and (ii) Buyer shall reimburse Seller for the first $10,000,000 of all such repair or replacement costs. In the event there are multiple Casualty Events during the Interim Period, Buyer will not be responsible for any repair or replacement reimbursements over $10,000,000 in the aggregate.

(f) In the event of a Repair Cost Dispute, the Closing Date shall be deferred until (i) 10 Business Days after receipt of the Third Party Estimate, or (ii) if Seller elects the repair or replace option in clause (i) of Section 8.07(b) and/or Section 8.07(e), as provided therein.

(g) If prior to the Closing Date, any portion of the Refinery Owned Real Property or the real property subject to an Easement shall be Taken, Buyer shall have the right to terminate this Agreement if the Taking has or would reasonably be expected to have a Material Adverse Effect on the Operations. If Buyer does not elect to terminate this Agreement, Buyer and Seller shall complete the Contemplated Transactions in accordance with this Agreement, and the Purchase Price shall not be reduced; provided, however, that Seller’s rights to any award resulting from such Taking of any portion of the Refinery Owned Real Property or the real property subject to an Easement shall be assigned by Seller to Buyer at the Closing.

(h) In the event that, prior to the Closing, there is a disease outbreak (including COVID-19) at the Refinery that would reasonably be expected to prevent the conduct of the Operations substantially in the Ordinary Course of Business as of the Closing Date, then Buyer’s Obligation to effect the Closing shall not be affected by such conditions, but the Closing Date shall be deferred until 10 Business Days after the Refinery has resumed Operations in the Ordinary Course of Business following such event.

8.08 Payment of Certain Expenses Due and Payable After the Closing Date.

(a) The Closing Date Payment shall be increased by the pro-rated amount of all lease and rental payments made by the Seller Companies or their Affiliates prior to the Closing Date in respect of the Assets but that are attributable to periods after the Effective Time. The Closing Date Payment shall be decreased by the pro-rated amount of all lease and rental payments in respect of the Assets to be made by Buyer subsequent to the Closing Date but that are attributable to periods prior to the Effective Time. The Parties shall share information among themselves prior to the Closing Date to identify and pro-rate such amounts.

Sale and Purchase Agreement

(b) If Buyer receives invoices for emissions fees, permit fees and utility bills in connection with the Operations for any period prior to the Effective Time, then Buyer will promptly forward such invoices to Seller. If any Seller Company receives invoices for emissions fees, permit fees and utility bills for any period on or after the Effective Time, Seller shall promptly forward the invoices to Buyer.

(c) Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within 30 days after invoice for any amounts under such bills attributable to any period prior to the Effective Time.

(d) If a Party makes any payment to a Third Party pursuant to any assigned Contract; and such payment is made in respect of work performed, services provided or goods delivered during a period that includes the Effective Time, or the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, then the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of a Seller Company and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer or its Affiliates.

8.09 Relationship of the Parties. Nothing in this Agreement or the Closing Documents shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the Parties or the parties thereto. Under this Agreement and the Closing Documents, the Parties and their respective Affiliates are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Closing Documents, none of the Parties or their respective Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose. Except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any Obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their respective Affiliates, and none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any Obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Closing Documents). The Parties agree and acknowledge that, except as expressly provided herein or in the Closing Documents, none of the Parties or their respective Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their respective Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their respective Affiliates shall have any Obligation to refrain from (a) engaging in the same or similar activities or lines of business as the Parties or their respective Affiliates, (b) developing or marketing any products or services that compete, directly or indirectly with those Parties or their respective Affiliates, (c) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their respective Affiliates, or (d) doing business with any client or customer of the Parties or their respective Affiliates. None of the Parties or their respective Affiliates shall have any Obligation to offer any business opportunity (except as expressly specified in this Agreement or the Closing Documents) and may modify or otherwise change any of their respective businesses or operations at any time.

8.10 Further Assurances. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the Contemplated Transactions. Without limiting the generality of the preceding and subject to Section 8.02 and Section 8.03, Seller and Buyer shall contact all Third Parties which as of the Execution Date have contractual arrangements with a Seller Company and its Affiliates in respect of the Assets or the Operations and which are anticipated to have commercial arrangements with Buyer following the Closing to establish transition matters to be effective as of the Effective Time.

Sale and Purchase Agreement

8.11 Compliance Matters. Nothing in this Agreement shall require Buyer or Seller to perform any part of this Agreement or take any actions if, by doing so, Buyer or Seller would not comply with any Applicable Law. The Obligations in this paragraph shall survive the termination or expiry of this Agreement. Subject to Applicable Laws or the preservation of legal privilege, in the event a Party has a reasonable belief that the other Party has breached its Obligations under Section 4.07 or Section 5.05, the Party shall have a right, at its expense, and the other Party shall take reasonable steps to enable this right, to audit the other Party’s relevant books and records to determine whether such a breach has occurred.

8.12 Information Technology.

(a) The Parties acknowledge that Seller and the Seller Companies may use certain Seller’s Software, IT Systems, Third Party Software, IT Equipment and Non-Group IT Equipment in connection with the Assets and the Operations and that, as of the Effective Time, the Refinery and other Assets will no longer be connected to Seller’s or its Affiliates’ network or other systems.

(b) Seller or an Affiliate of Seller will grant to Buyer a license to continue to use copies of certain Seller’s Software pursuant to the Shell Software License Agreement.

(c) As further set forth in the IT Swapkit Schedule and the Process Control Domain Schedule, the Parties shall cooperate to identify, as soon as reasonably practical following the Execution Date, any relevant and material Third Party Software and Non-Group IT Equipment. If Buyer proposes to continue using any Third Party Software on and following the Closing Date (including where Buyer uses such Third Party Software under licenses or leases granted to Seller or an Affiliate of Seller), then, at the cost of Buyer, Seller and Buyer shall cooperate with a view to contacting relevant Third Parties to obtain before Closing, at Buyer’s cost and expense, any licenses or consents that may be required to allow such continued use of the Third Party Software. Before Closing, at Seller’s cost and expense, Seller shall obtain any consents (if any) that may be required to transfer all leases applicable to any printers that are Non-Group IT Equipment, or facilitate a buy-out or procure replacements, at Seller’s cost and expense, to transfer title of all Non-Group IT Equipment other than printers to Buyer before Closing. For the avoidance of doubt, Buyer acknowledges that:

(i) Seller gives no warranty or representation that any such license or consent will be granted for the Third Party Software; and

(ii) neither Seller nor any Affiliate of Seller is obliged to grant or continue (and Seller and any Affiliate of Seller may without liability terminate) any sub-license to allow Buyer to use Third Party Software on or following the Closing Date.

(iii) Buyer undertakes with Seller, for the benefit of Seller and Seller’s Affiliates, that, subject to Section 8.12(d), Buyer will have no rights in Seller’s Software, the Third Party Software, IT Systems, IT Equipment, or the Non-Group IT Equipment whatsoever, and Buyer shall ensure that:

(A) Buyer does not use any Seller’s Software (including, for the avoidance of doubt, Seller infrastructure desktop operational software as provided by other Affiliates of Seller to the Seller Companies) which will not be licensed or otherwise transferred to Buyer for use on or after the Closing Date; and

Sale and Purchase Agreement

(B) within 10 days after the Closing Date:

(i) any Seller’s Software or Third Party Software for which Buyer has not obtained a license or consent that is remaining on the IT Systems and IT Equipment of the Assets is permanently removed or deleted from such system and any copies and archives of such Software and data are permanently destroyed and Buyer shall confirm such permanent deletion in writing to Seller or, at Seller’s request, returned to Seller or another Affiliate of Seller identified by Seller to Buyer; and

(ii) Seller or its nominee are permitted to enter the Refinery to remove any Non-Group IT Equipment that has been replaced pursuant to 8.12(c).

(d) Section 8.12(c)(ii) does not apply:

(i) to Seller’s Software to the extent that Buyer is permitted to use such Software under the Shell Software License Agreement or any other Closing Document; or

(ii) to Third Party Software to the extent that Buyer is permitted to use that Software or Equipment under a consent, license obtained under Section 8.12(c) or otherwise granted by the owner of the Intellectual Property rights in that Third Party Software.

(e) Except to the extent otherwise provided for under any Closing Document, as of the Closing Date, the Assets will no longer be operational through the IT Systems or IT Equipment of Seller and its Affiliates or through Seller’s Software and neither Seller nor any Affiliate of Seller shall have any liability whatsoever after the Closing Date in relation to the provision to, or supply to Buyer or the Assets of:

(i) any information technology related hardware, Software, components, data, databases and/or services; or

(ii) any access to the IT Systems or IT Equipment of Seller or any Affiliate of Seller, or any Software.

(iii) Buyer shall ensure that:

(A) before the six-month anniversary of the Closing Date, all Shell IP-addresses, and all references to Shell, Seller, Seller Companies and other Affiliates of Seller, have been removed from all IT System names and identifiers of, the information technology network of the Assets and Buyer; and

(B) until the Shell IP-addresses and all references to Shell, Seller, Seller Companies and other Affiliates of Seller have been removed from all IT System names and identifiers of, the information technology networks of Buyer and the Assets, the Shell IP-addresses shall only be used internally and shall not be used for communication with other parties via the internet without the use of a device or application that dynamically changes the Shell IP address into an IP address authorized for use on the internet and owned by Buyer.

Sale and Purchase Agreement

(f) Buyer acknowledges that, to the extent that the Assets receive infrastructure or other IT related services prior to the Closing Date and such services are rendered pursuant to an agreement between Seller or an Affiliate of Seller and the relevant service provider, Buyer shall not be entitled to receive such services after Closing under such agreement. Further, Buyer acknowledges that Buyer shall be solely responsible (at its own cost) for ensuring that Buyer has access to such infrastructure and other IT related services as it requires after Closing (including by concluding such new agreements with relevant service providers as may be necessary).

(g) Buyer and Seller agree to the terms and conditions relating to the IT Swapkit set forth on Schedule 1.01E to this Agreement. Buyer and Seller agree to use commercially reasonable efforts and cooperate in good faith to accomplish the tasks and responsibilities set forth on Schedule 1.01E. Buyer acknowledges for purposes of this Agreement, including Sections 4.18(c) and 12.08, that the IT Swapkit is not an exact replica of Seller’s existing IT System.

(h) Buyer and Seller agree to the terms and conditions relating to the Process Control Domain set forth on Schedule 1.01H to this Agreement. Buyer and Seller agree to use commercially reasonable efforts and cooperate in good faith to accomplish the tasks and responsibilities set forth on Schedule 1.01H. Buyer acknowledges for purposes of this Agreement, including Sections 4.18(d) and 12.09, that the Process Control Domain is not an exact replica of Seller’s existing process control domain.

(i) Buyer shall allow Seller or its nominee access to the relevant premises to verify compliance with the provisions of this Section 8.12, and shall, if so requested by Seller, provide (at no cost to Seller) confirmation of an independent auditor (selected by Seller in its sole discretion) of Buyer’s compliance with this Section 8.12.

(j) Buyer shall, at its sole cost and expense, indemnify, defend and hold harmless Seller and Seller’s Affiliates from and against any actions, Claims, Losses, and payments incurred or suffered by Seller or such Affiliates of Seller as a result of, or relating to, the failure of Buyer to comply with its Obligations under this Section 8.12. In particular, but without limitation to the foregoing, Buyer shall pay directly to any Third Party, or reimburse Seller (and any Affiliate of Seller) in respect of, any costs, fees or expenses payable in connection with the possession, or use, or access, on or following the Closing Date, of Third Party Software by Buyer (including any monies payable from Seller (or an Affiliate of Seller) or Buyer (or an Affiliate of Buyer) to the owner of the Intellectual Property rights in the Third Party Software, whether in relation to the transfer of existing licenses, subscription services or leases, pursuant to existing or new licenses or leases or otherwise).

8.13 Insurance.

(a) Buyer acknowledges that each Seller Company maintains worldwide programs of property and liability insurance coverage for itself and its Affiliates. In connection therewith, there exist insurance policies related to the Assets issued directly or indirectly to the Seller Companies by an Affiliate wholly-owned, directly or indirectly, by Royal Dutch Shell plc (the “Seller Captive Insurer”). In addition, there exist insurance policies issued directly or indirectly to the Seller Companies by Third Parties relating to the Assets (such policies being collectively, with the polices issued by the Seller Captive Insurer, the “Seller Insurance Policies”).

(b) Buyer acknowledges and agrees that as of the Closing:

(i) no insurance coverage shall be provided under the Seller Insurance Policies to Buyer, any Affiliate of Buyer, the Assets or with respect to any Assumed Liabilities;

Sale and Purchase Agreement

(ii) any and all policies insured or reinsured by the Seller Captive Insurer or any other provider of the Seller Insurance Policies which, but for this provision, would have insured the Assets, shall be deemed terminated, commuted and cancelled ab initio; and

(iii) no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the Seller Insurance Policies regardless of their date of issuance;

(c) Buyer shall be responsible for securing the insurance it considers appropriate for the operation of the Assets after the Closing; and

(d) Buyer has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Seller or an Affiliate of Seller.

(e) Buyer shall (i) indemnify and hold harmless Seller, its parent and Affiliates from and against any and all Losses that Seller, its parent or Affiliates suffers, incurs or is liable for, and (ii) defend, save and hold harmless Seller, its parent and Affiliates, from and against any and all Claims, in each case arising out of or in consequence of any Claim made after the Closing against any of the Seller Insurance Policies by Buyer or its Affiliates or any Person claiming any right to coverage on behalf of or for the benefit of Buyer or its Affiliates under the Seller Insurance Policies, including all costs and expenses (including attorneys’ fees) related thereto. Such indemnity shall cover, without limitation, any Claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such Claim.

8.14 Fuels Compliance.

(a) RFS Program.

(i) Seller’s Responsibility. Seller shall be solely responsible for ensuring the Seller Companies meet the Refinery’s 2020 renewable volume obligations (“2020 Refinery RVO”) under the RFS Program by causing the Seller Companies to retire RINs to demonstrate compliance with the 2020 Refinery RVO by no later than March 31, 2021.

(ii) Each Party’s Responsibility. Seller and Buyer shall be separately responsible for the portion of the Refinery’s 2021 renewable volume Obligations (“2021 Refinery RVO”) under the RFS Program accrued during the time period that each Party owned the Assets in 2021 (respectively, “Seller’s 2021 RVO” and “Buyer’s 2021 RVO”) based on the shipments into commerce of gasoline and diesel required to be included in the RVO calculations set forth in 40 C.F.R. § 80.1407 (“Gasoline and Diesel”) by the Refinery before Closing for Seller and after Closing through December 31, 2021 for Buyer. Buyer’s 2021 RVO shall include 100% of the Gasoline and Diesel shipped into commerce beginning as of the Effective Time and Seller’s 2021 RVO shall include 100% of the Gasoline and Diesel produced prior to the Effective Time. Each Party shall be responsible for filing all reports required under the RFS Program for its respective period of ownership of the Refinery with the U.S. Environmental Protection Agency by no later than March 31, 2022.

(b) Compliance with Benzene and Sulfur Fuel Standards.

(i) Seller’s Responsibility. Seller shall be solely responsible for ensuring the Refinery complies with the annual average sulfur and benzene standards set forth in Title 40 Code of Federal Regulations Part 80, Subparts L (benzene) and O (sulfur) for 2020 either by complying with the applicable annual average sulfur and benzene concentration limitations in Title 40 Code of Federal Regulations Part 80, Subparts L and O or by causing the Seller Companies to retire any credits needed to demonstrate compliance by no later than March 31, 2021.

Sale and Purchase Agreement

(ii) Each Party’s Responsibility. Seller and Buyer shall be separately responsible for the portion of the Refinery’s 2021 compliance Obligations for sulfur and benzene concentration limitations during the time period that each Party owned the Assets in 2021 based on the production of fuel required to be included in the calculations set forth in 40 C.F.R. § 1090 Subpart H (sulfur and benzene) by the Refinery before Closing for Seller and after Closing through December 31, 2021 for Buyer. Buyer’s 2021 compliance obligation shall include 100% of the fuel shipped into commerce beginning as of the Effective Time and Seller’s 2021 compliance Obligation shall include 100% of the fuel shipped into commerce prior to the Effective Time. Each Party shall be responsible for filing all reports required under 40 C.F.R. § 1090, Subpart J for its respective period of ownership of the Refinery with the U.S. Environmental Protection Agency by no later than March 31, 2022.

8.15 Environmental Reporting Obligations.

(a) Seller’s Responsibility. Seller shall be responsible for complying with all applicable HSE Laws and the terms and conditions of all HSE Permits on and prior to the Closing Date, including, without limitation, fulfilling all registration, recordkeeping and reporting requirements applicable to its time of ownership and operation of the Refinery.

(b) Buyer’s Responsibility. Buyer shall be responsible for complying with all applicable HSE Laws and the terms and conditions of all HSE Permits after the Closing Date, including, without limitation, fulfilling all registration, recordkeeping and reporting requirements applicable to its time of ownership and operation of the Refinery.

ARTICLE IX

INTELLECTUAL PROPERTY

9.01 Licensed Intellectual Property. Except as expressly granted on a non-exclusive basis in the Shell Refinery Process License Agreement and the Shell Software License Agreement, Buyer will have no rights or licenses in any Intellectual Property of Seller or its Affiliates or otherwise. In the event of a conflict between the provisions of this Agreement and the provisions of the Shell Refinery Process License Agreement or the Shell Software License Agreement, the provisions of the Shell Refinery Process License Agreement or the Shell Software License Agreement, as applicable, shall prevail.

9.02 Third Party Intellectual Property.

(a) Seller agrees to use commercially reasonable efforts to assign to Buyer all of Seller’s rights to Third Party Intellectual Property used in the Operations; provided, however, that Seller shall have no obligation to procure such assignment if such assignment would result in Seller or its Affiliates losing any rights to use Third Party Intellectual Property at any other asset owned or operated by Seller or its Affiliates.

9.03 Shell Manuals and Policy Documents.

(a) Buyer agrees and acknowledges (as principal and as agent for Buyer and each other Buyer Indemnified Party) with and to Seller (as principal and as trustee for each other Seller Indemnified Party) that

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(i) Except as expressly provided in this Agreement or the Closing Documents, no Buyer Indemnified Party shall have or retain any right whatsoever (whether proprietary or by way of intellectual property or otherwise) in or in respect of the Shell Manuals and Policy Documents or any of them, or any right to use or continue to use them or any of them after Closing, except that the Buyer shall be entitled to use the Shell Manuals and Policy Documents for eighteen (18) months from the Closing Date for the purposes of and for use only in connection with the Operations;

(ii) no amendment, update or other modification whatsoever shall be provided by Seller to any of the Shell Manuals and Policy Documents following Closing (notwithstanding any amendment, update or modification that may be made to any manuals or documents used by the Shell Group);

(iii) neither Seller nor any other Seller Indemnified Party gives any warranty, representation, comfort or assurance as to the fitness for purpose of such Shell Manuals and Policy Documents or otherwise in respect thereof and, to the extent permitted by Applicable Law, none of them shall have any liability for the contents thereof or otherwise in connection with use of such manuals and documents by any Buyer Indemnified Party; and

(iv) nothing in this Section 9.03 shall operate as a grant or transfer of, or an agreement to grant or transfer, any right, title or interest in, or right to use, the Shell Trademarks or any other Intellectual Property of Seller or its Affiliates, except to the extent granted in the Shell Refinery Process License Agreement or the Shell Software License Agreement.

(b) Buyer shall ensure that immediately on the expiration of the eighteen (18) month period referred to in Section 9.03(a)(i), all originals and copies of the Shell Manuals and Policy Documents shall, at Seller’s choice and at Buyer’s cost, be destroyed or delivered to Seller or as it may direct to such location as it shall reasonably specify.

ARTICLE X

EMPLOYEES AND PERSONAL DATA PROTECTION

10.01 Employee Matters. Seller and Buyer agree to the provisions concerning Employee Matters as set forth in Schedule 10.01.

10.02 Personal Data Protection. Seller and Buyer agree to the provisions concerning Personal Data as set forth in Schedule 10.02. Such provisions shall supersede the Data Transfer Agreement, dated January 7, 2021, by and between Seller and Buyer Guarantor, and such agreement is hereby terminated.

ARTICLE XI

ENVIRONMENTAL MATTERS

11.01 Environmental Liabilities. The provisions of this ARTICLE XI constitute an allocation of responsibility and risk for HSE Liabilities as between the Seller Companies and Buyer. The rights and remedies in this ARTICLE XI, as well as those set forth in ARTICLE II (Purchase and Sale of the Assets), Section 4.13 (HSE Representations and Warranties), ARTICLE XIV (Indemnification) and Section 17.06 of the Agreement, as applicable, shall, notwithstanding any other provision to the contrary contained in this Agreement, be the exclusive rights and remedies available to the Parties against each other with respect to HSE Liabilities, and the Parties expressly waive and relinquish all other rights and remedies against each other in this regard, provided, that, notwithstanding anything to the contrary in this Agreement, Section 2.03(b)(iv) and ARTICLE XIV shall control with respect to HSE Liabilities and HSE Matters relating to Excluded Assets. For the avoidance of doubt and subject to Section 17.05, the preceding provisions shall not limit, diminish or impair any rights of the Parties against subsequent owners or transferees of the Assets other than the Parties’ respective successors and assigns.

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11.02 Buyer HSE Indemnification of Seller. Subject to the provisions of this ARTICLE XI and ARTICLE XIV, from and after the Closing, Buyer shall (a) indemnify and hold harmless, the Seller Indemnified Parties from and against any and all Losses incurred by a Seller Indemnified Party on or after the Closing, and (b) defend, save and hold harmless the Seller Indemnified Parties, from and against any and all Claims asserted against any Seller Indemnified Party after the Closing, in each case, arising from or related to any Assumed HSE Liabilities.

11.03 Seller Companies HSE Indemnification of Buyer. Subject to the provisions of this ARTICLE XI and ARTICLE XIV, from and after the Closing, Seller shall (a) indemnify and hold harmless, the Buyer Indemnified Parties from and against any and all Losses incurred by a Buyer Indemnified Party on or after the Closing, and (b) defend, save and hold harmless the Buyer Indemnified Parties, from and against any and all Claims asserted against any Buyer Indemnified Party after the Closing, in each case, arising from or related to any Retained HSE Liabilities.

11.04 Shared HSE Liabilities. Notwithstanding anything in Section 11.02 or Section 11.03 to the contrary:

(a) To the extent an Environmental Condition is discovered post-Closing within the Claim Period and (I) Corrective Action would have been required to be conducted under HSE Laws in effect on the Applicable Date if the existence of such Environmental Condition had been discovered on or prior to the Applicable Date, and (II) such Environmental Condition has not been proven to be or agreed by the Parties to be a Retained HSE Liability or an Assumed HSE Liability, each HSE Liability arising out of such Environmental Condition shall be deemed to be a “Shared HSE Liability” and shall be subject to this Section 11.04 unless and until such HSE Liability is proven to be a Retained HSE Liability or an Assumed HSE Liability.

(b) At all times during which a matter is a Shared HSE Liability, Buyer and Seller shall be responsible for and shall satisfy all such Shared HSE Liabilities in accordance with the percentage allocations set forth below:

Indemnity Claim Asserted During the 12 Month Period Ending on the Specified Anniversary of the Closing Date	Percentage of Liabilities to be Borne by Seller	Percentage of Liabilities to be Borne by Buyer
1st anniversary	95%	5%
2nd anniversary	85%	15%
3rd anniversary	75%	25%
4th anniversary	65%	35%
5th anniversary	55%	45%
6th anniversary	45%	55%
7th anniversary	35%	65%
8th anniversary	25%	75%
9th anniversary	15%	85%
10th anniversary	5%	95%
Thereafter	0%	100%

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(c) For the avoidance of doubt:

(i) the percentages above shall apply based upon the time the Claim is asserted against the Indemnifying Party as opposed to when the Claim is ultimately resolved, the Losses are incurred, or the Losses are paid; and each Party shall satisfy its percentage allocation of Shared HSE Liabilities as and when such Obligations become due, regardless of whether Buyer or Seller is simultaneously seeking to prove that the applicable Environmental Condition is a Retained HSE Liability or Assumed HSE Liability. Following a determination or agreement that a matter that previously was deemed to be a Shared HSE Liability is a Retained HSE Liability, all amounts paid pursuant to Section 11.04(b) by Buyer with respect to such HSE Liability shall promptly be reimbursed by Seller. Following a determination or agreement that a matter that previously was deemed to be a Shared HSE Liability is an Assumed HSE Liability, all amounts paid pursuant to Section 11.04(b) by Seller with respect to such HSE Liability shall promptly be reimbursed by Buyer;

(ii) if Seller bears the largest percentage of the Claim for a Shared HSE Liability, then Seller shall have the opportunity to review and comment on Buyer’s budget for the relevant Corrective Action prior to Buyer commencing any such Corrective Action;

(iii) if Buyer negotiates a flat or fixed fee arrangement with a Third Party or Buyer Affiliate to perform the Corrective Action on Buyer’s behalf and Seller approves such arrangement pursuant to subsection (ii) above, Buyer shall keep Seller reasonably apprised of any costs in excess of such flat or fixed fee arrangement;

(iv) the provisions of Section 11.09(c) shall apply to Buyer’s Corrective Actions at the Real Property with respect to such Shared HSE Liability; and

(v) so long as a Claim or Claim Notice has been asserted within the Claim Period in accordance with this Agreement, any Claims or Obligations relating to the Shared HSE Liabilities which remain pending, outstanding or unresolved on the tenth anniversary of Closing Date shall continue until such Claims or Obligations are fully resolved.

(d)

(i) If Seller disputes either (A) Buyer’s assertion that it has proved that the relevant Environmental Condition is solely due to conditions, occurrences, activities or events that first existed or occurred prior to the Closing Date and thus is a Retained HSE Liability, or (B) Buyer’s budget by an amount in excess of One Million Dollars ($1,000,000) for the relevant Corrective Action for a Retained HSE Liability or a Shared HSE Liability for which Seller bears the largest percentage of the Claim, then Seller may request an environmental remediation expert mutually agreed to by the Parties, acting as an expert and not as an arbitrator, to render a determination solely with respect to the items in dispute within 30 days (which shall be reasonably extended at the expert’s reasonable request) of such expert’s engagement. If Buyer disputes Seller’s assertion that it has proved that the relevant Environmental Condition is solely due to conditions, occurrences, activities or events that first existed or occurred after the Closing Date and thus is an Assumed HSE Liability, then Buyer may request an environmental remediation expert mutually agreed to by the Parties, acting as an expert and not as an arbitrator, to render a determination solely with respect to the items in dispute within 30 days of such expert’s engagement. If the Parties are unable to mutually agree on such an expert, then each of Buyer and Seller shall select their own expert within 20 days of Seller’s dispute, and the two experts so selected shall select a third expert within 20 days thereafter, which expert shall be jointly retained by Buyer and Seller. The jointly retained expert shall be independent and impartial to the extent practicable.

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(ii) Any decision by the expert(s) shall be in writing, shall state the reasoning upon which the decision rests, and shall be final and binding on the Parties. Any decision shall be made and signed by at least a majority of the experts. The Parties undertake to carry out the decision without delay.

(iii) Each Party shall bear its own costs and expenses associated with the expert it selects and the costs of the jointly retained expert, to the extent applicable, shall be borne by the Parties in equal shares.

11.05 General Obligations.

(a) Seller’s indemnification Obligations pursuant to this ARTICLE XI shall in no event exceed, in the aggregate, an amount equal to Two Hundred Million Dollars ($200,000,000) (the “Seller HSE Indemnification Cap”); provided, however, that Seller’s Obligations relating to the Specified Pre-Closing Matters Capital Expenditures pursuant to Section 2.03(b)(iii)(A) shall not exceed, in the aggregate, Twenty Million Dollars ($20,000,000) and shall be limited to Buyer’s actual out-of-pocket Losses (the “Capex Cap”). For clarity, any amounts paid by Seller to Buyer with respect to the any of the items referenced in this Section 11.05(a) shall be counted against and applied toward the Seller HSE Indemnification Cap. If Buyer negotiates a flat or fixed fee arrangement with a Third Party or Buyer Affiliate to perform the Corrective Action pursuant to this Section 11.05(a), then Seller’s indemnification Obligation with respect to Buyer’s Claim shall be limited to such flat or fixed fee amount and any costs in excess thereof shall be solely for Buyer’s account. The provisions of Section 11.09(c) shall apply to Buyer’s Corrective Actions with respect to Specified Pre-Closing Matters Capital Expenditures. If Seller disputes Buyer’s budget for the relevant Corrective Action for Specified Pre-Closing Matters Capital Expenditures by an amount in excess of fifteen percent (15%), then Seller may request an expert mutually agreed to by the Parties and having expertise in the particular subject matter of the Specified Pre-Closing Matters Capital Expenditure, acting as an expert and not as an arbitrator, to render a determination solely with respect to the items in dispute in such budget within 30 days (which shall be reasonably extended at the expert’s reasonable request) of such expert’s engagement. If the Parties are unable to mutually agree on such an expert, then each of Buyer and Seller shall select their own expert within 20 days of Seller’s dispute and the two experts so selected shall select a third expert within 20 days thereafter, which expert shall be jointly retained by Buyer and Seller. The jointly retained expert shall be independent and impartial to the extent practicable. Any decision by the expert(s) shall be in writing, shall state the reasoning upon which the decision rests, and shall be final and binding on the Parties. Any decision shall be made and signed by at least a majority of the experts. The Parties undertake to carry out the decision reasonably and without delay and in no event later than any deadlines imposed by a Corrective Action order or HSE Laws. Each Party shall bear its own costs and expenses associated with the expert it selects and the costs of the jointly retained expert, to the extent applicable, shall be borne by the Parties in equal shares.

(b) For the avoidance of doubt, any losses incurred or paid by Seller in respect of an HSE Liability that was not included as an indemnification Claim against Seller by Buyer pursuant to this Agreement shall not be deemed an indemnification payment that counts against the Seller HSE Indemnification Cap hereunder.

(c) Buyer agrees to: (i) aggregate its claims for indemnification or reimbursement with respect to any Retained HSE Liabilities, Specified Pre-Closing Matters Capital Expenditures and Shared HSE Liabilities; and (ii) submit such claims for indemnification or reimbursement no more frequently than quarterly; provided, however, that nothing herein shall limit Seller’s obligations to indemnify or reimburse Buyer with respect to any Retained HSE Liabilities or Shared HSE Liabilities pursuant to the terms of this Agreement.

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(d) Except as otherwise set forth in this Section 11.05, the indemnities contained in Section 11.02, Section 11.03, and Section 11.04 shall be subject to all of the provisions of ARTICLE XIV of this Agreement as if set forth in Section 14.01 or Section 14.02 of the Agreement, as applicable.

11.06 Corrective Action Orders.

(a) From and after the Closing Date, in the event that any Corrective Action Order is issued by any Governmental Authority against Buyer, any of Buyer’s Affiliates, Seller, or any of Seller’s current, former or future Affiliates in respect of any HSE Liability or any HSE Matter, in each case, relating to the Assets, then Buyer shall, upon receipt of written notice from Seller of such Corrective Action Order, forthwith take commercially reasonable steps to (i) have Seller and its aforementioned Affiliates removed from the applicability, if any, of the Corrective Action Order and (ii) discharge such Corrective Action Order, provided, however, nothing in this Section 11.06 shall diminish or otherwise affect Seller’s obligations with respect to Retained HSE Liabilities or Shared HSE Liabilities.

(b) From and after the Closing Date, Buyer shall take all actions required pursuant to or necessary to comply with the existing Corrective Action Orders listed on Schedule 11.06(b) (the “Existing Corrective Action Orders”) and any future issued Corrective Action Orders relating to the Assets, regardless of whether such actions were or are required to be performed by Buyer or any Seller Company before or after the Closing Date, provided, however, nothing in this Section 11.06 shall diminish or otherwise affect Seller’s obligations with respect to Retained HSE Liabilities or Shared HSE Liabilities.

(c) As soon as reasonably practicable after the Closing Date, Buyer shall use commercially reasonable efforts to have the Existing Corrective Action Orders amended by the applicable Governmental Authority to have Seller and its Affiliates removed from the applicability of the Corrective Action Orders from and after the Closing Date, provided, however, nothing in this Section 11.06 shall diminish or otherwise affect Seller’s obligations with respect to Retained HSE Liabilities or Shared HSE Liabilities. Buyer shall provide Seller with oral reports upon the reasonable request of Shell regarding the status of the negotiations with the applicable Governmental Authority. Buyer shall provide Seller the opportunity, with reasonable advance notice, to attend meetings with, or hearings before, any Governmental Authority regarding the Corrective Action Orders to the extent such meetings and hearings relate to the Assets and the Obligations thereunder are Retained HSE Liabilities or Shared HSE Liabilities. For the avoidance of doubt, Seller shall not participate in such meetings or hearings to the extent such meetings or hearings do not involve the Assets or a Retained HSE Liability or Shared HSE Liability.

(d) Seller shall cooperate with Buyer in connection with Buyer carrying out its obligations under this Section 11.06.

11.07 Reports and Submittals.

(a) For any report or submittal required by any Governmental Authority pursuant to HSE Law to be submitted on or after the Closing Date that covers periods of both Seller’s (or any other Seller Company, as applicable) and Buyer’s or any of its Affiliates’ ownership, operation or use of the Assets, Buyer shall prepare such reports and use commercially reasonable efforts to send such reports to Seller (at least five (5) days prior to the submission deadline to the extent practicable unless the submission has a shorter deadline) for Seller’s review and approval and signature, if required. Buyer shall consider in good faith all reasonable comments to such submissions provided by Seller. Buyer’s preparation of such report shall not modify, change, alter or diminish any other provision in this ARTICLE XI as applied to the subject matter of such report and the rights and Obligations, including indemnities, for any matters contained in such reports shall be as set forth elsewhere herein.

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(b) Buyer shall promptly provide Seller with copies of all material written reports, plans, correspondence and other substantive written communications received by or on behalf of Buyer or its Affiliates from, or submitted by or on behalf of Buyer or its Affiliates to, a Governmental Authority with respect to any Retained HSE Liability for which Seller has retained liability or has an indemnification obligation pursuant to this Agreement. Buyer shall provide Seller the opportunity, with reasonable advance notice, to attend meetings with, or hearings before, any Governmental Authority regarding any matter that is a Retained HSE Liability or for which Seller has an indemnification Obligation hereunder.

(c) Seller shall promptly provide Buyer with copies of all written material reports, plans, correspondence and other substantive written communications received by or on behalf of Seller or its Affiliates from, or submitted by or on behalf of Seller or its Affiliates to, a Governmental Authority with respect to any Assumed HSE Liability or for which Buyer has an indemnification Obligation pursuant to this Agreement. Seller shall provide Buyer the opportunity, with reasonable advance notice, to attend meetings with, or hearings before, any Governmental Authority regarding any matter that is a Retained HSE Liability or for which Seller has an indemnification Obligation hereunder.

(d) Notwithstanding anything to the contrary herein except for the provisions of Section 11.04(c), Buyer shall have the right, but not the obligation, to control, address and implement activities necessary to address HSE Matters, HSE Liabilities and Corrective Action at, on, in, under or about the Assets.

11.08 Invasive Sampling.

(a) Notwithstanding anything to the contrary herein, Seller shall not be required to indemnify, defend or hold harmless Buyer for any Losses that would not have arisen but for invasive soil, sediment or groundwater sampling at the Real Property conducted by or on behalf of Buyer, except to the extent such invasive soil, sediment or groundwater sampling: (i) is performed by Buyer or its Affiliates pursuant to an order or written directive to conduct such invasive soil, sediment or groundwater sampling by any Governmental Authority having jurisdiction thereof; (ii) was conducted as a result of, and was demonstrably necessary to respond to, a Release or suspected Release that occurs after the Closing Date; (iii) is required by applicable HSE Laws then in effect; (iv) was conducted as a result of, and in the investigation, defense or settlement of, any written Claim by a Person other than a Buyer Indemnified Party; (v) was required by a Corrective Action Order or other order or decree issued by a Governmental Authority having jurisdiction over the Assets or Operations; (vi) is performed by or on behalf of Buyer or its Affiliates pursuant to necessary maintenance or repairs of the Assets; (vii) is required pursuant to a bona-fide emergency at the Refinery; or (viii) was in Buyer’s good faith belief, necessary to protect human health or the environment from an imminent and substantial risk. For the avoidance of doubt, Buyer may at any time(s) conduct non-intrusive investigations of Environmental Conditions of the Assets, including Phase I environmental site assessments, and may conduct air monitoring and wastewater and storm water sampling and monitoring without any impact to Seller’s Obligations to indemnify, defend and hold harmless Buyer hereunder.

(b) Subject to Section 11.08(a), prior to engaging in any invasive soil, groundwater or sediment sampling at the Real Property, to the extent practicable, Buyer shall provide Seller with advance written notice (which may be sent by email) so that Seller may, at its own expense and in its sole discretion, observe such activities and obtain any split samples it may desire for its own purposes. Buyer shall promptly provide Seller with copies of all written reports prepared by third parties related to such sampling. In the event that exigent circumstances (such as responding to a Release) where Buyer in good faith believes it does not allow for reasonable advance written notice of such sampling, Buyer will: (i) in good faith orally advise Seller of such sampling to the extent practicable, (ii) to the extent requested by Seller, retain split samples to be made available to Seller for analysis, and (iii) shall, promptly thereafter, provide written notice (which may be sent by email) to Seller describing the sampling that was conducted and copies of all reports as required in this subparagraph.

Sale and Purchase Agreement

11.09 Prohibited Uses and Applicable Standard.

(a) Buyer covenants and agrees that, to the maximum extent permitted by Applicable Law, the Assets herein conveyed or any part thereof, shall:

(i) not have any basements installed or constructed on or under them nor shall there occur any excavation of the subsurface of the Assets for the development or construction of underground parking;

(ii) not be used for any of the following: (A) orphanage, elder care facility, or nursing or assisted living facility; (B) hospital or other health care clinics or medical clinic uses for humans (other than medical facilities related to Refinery operations); (C) childcare center, day care center or similar childcare operations; or (D) a school or university; and

(iii) not have installed upon it any underground water wells or other underground tank, pump or related equipment for the storage or use of potable water.

(b) Such restrictive covenants in Section 11.09(a) shall be recorded against the Refinery Owned Real Property and shall be binding on Buyer for itself and its successors and assigns. To the extent any Authorizations from a Governmental Authority are required with respect to a proposed change in use of the Real Property from an industrial/commercial use to a non-industrial/commercial use, Buyer shall, at its sole cost and expense, obtain and comply with all such Authorizations.

(c) Notwithstanding anything to the contrary in this ARTICLE XI, the applicable standard with respect to remedial and other Corrective Actions relating to the Assets for which Seller is obligated to indemnify, defend or hold harmless Buyer under this Agreement is the lowest cost, legally binding, non-residential standard that complies with HSE Laws and requirements of Governmental Authorities, including site-specific standards and applicable institutional or engineering controls and land use restrictions provided that such standards, controls or use restrictions: (i) comply with HSE Laws and Corrective Action Orders; and (ii) are consistent with the use of the Assets on the Closing Date.

11.10 No Additional Rights and Remedies.

(a) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, THE BUYER INDEMNIFIED PARTIES AND SELLER INDEMNIFIED PARTIES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION FOR ANY LIABILITIES ARISING IN RELATION TO ANY HSE LIABILITY AND ALL RIGHTS OR REMEDIES WHICH ANY BUYER INDEMNIFIED PARTY MAY HAVE AGAINST ANY SELLER PARTY OR ANY SELLER INDEMNIFIED PARTY MAY HAVE AGAINST BUYER AT OR UNDER APPLICABLE LAW (INCLUDING ANY HSE LAW) WITH RESPECT TO ANY OBLIGATIONS ARISING IN RELATION TO ANY HSE LIABILITY, ARE EXPRESSLY WAIVED AND RELEASED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, BUYER AND ALL OTHER BUYER INDEMNIFIED PARTIES AND SELLER AND ALL OTHER SELLER INDEMNIFIED PARTIES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE THE OTHER PARTIES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY HSE LIABILITIES.

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ARTICLE XII

BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Buyer, on or prior to the Closing of each of the following:

12.01 Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date (except for those covenants, agreements and conditions qualified by materiality, in which case Seller shall have performed or complied in all respects).

12.02 Representations and Warranties. (a) The representations and warranties of Seller made in ARTICLE IV of this Agreement (as may be amended by Seller in accordance with Section 6.03) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time) and (b) representations and warranties of Seller made in ARTICLE IV of this Agreement (as may be amended by Seller in accordance with Section 6.03) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time), to the extent any failure of such representations and warranties to be true and correct individually or in the aggregate, has not had a Material Adverse Effect.

12.03 Closing Deliverables. The Seller Companies shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing the items set forth in Section 3.02 to which any Seller Company is to be a signatory or is required to deliver.

12.04 Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened in writing any Proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Assets by Buyer after the Closing Date.

12.05 Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act and any mandatory waiting period or required consent under any applicable domestic or state competition or antitrust law, statute, rule or regulation shall have expired or been obtained.

12.06 Authorizations. Buyer shall have received: (i) the Authorizations required for Buyer’s operation of the Refinery on or after the Closing Date to the extent such Authorizations can be obtained prior to Closing without causing Seller to be in breach of any of its existing Authorizations or other Applicable Law; and (ii) the Authorizations required under HSE Laws for Buyer’s operation of the Refinery on and after the Closing Date (including the transfer or reissuance of the HSE Permits listed on Schedule 4.13(a)(ii)) or reasonable assurances from the relevant Governmental Authorities that Buyer may own and operate the Assets on and after the Closing Date under Seller Companies’ HSE Permits until such time as the HSE Permits are transferred or reissued to Buyer, as applicable.

Sale and Purchase Agreement

12.07 Consents. The consents set forth on Schedule 12.07 shall have been obtained.

12.08 IT Swapkit. Seller shall have demonstrated to Buyer’s reasonable satisfaction that the IT Swapkit has been implemented in such a manner that the included IT Equipment, Software and IT System are all performing in a manner that, in all material respects, permits the Operations as conducted by the Seller Companies during the twelve-month period prior to the Closing to continue in a substantially similar manner immediately after Closing.

12.09 Process Control Domain. Seller shall have demonstrated to Buyer’s reasonable satisfaction that the Process Control Domain is performing in a manner that, in all material respects, permits the Operations as conducted by the Seller Companies during the twelve-month period prior to the Closing to continue in a substantially similar manner immediately after Closing.

12.10 Title Policy. The Title Company shall be irrevocably and unconditionally committed to issue Buyer’s Title Policy, provided that Buyer has paid the extended portion of the premium for Buyer’s Title Policy in accordance with Section 17.08.

12.11 No Contractual Delays. No deferral of the Closing pursuant to Section 8.07 shall be in effect.

12.12 Recording Matters. The Aquatic Lands Outfall Easement No. 51-076264 granted by The State of Washington, acting through the Department of Natural Resources, to Equilon Enterprises LLC d/b/a Shell Oil Products US, expiring August 31, 2034, shall be recorded in the public land records of Skagit County, Washington. The Aquatic Lands Commercial Lease No. 20-A12561 by and between Equilon Enterprises LLC d/b/a Shell Oil Products US and The State of Washington, acting through the Department of Natural Resources, expiring August 31, 2034, or a memorandum thereof in form satisfactory to Buyer, shall be recorded in the public land records of Skagit County, Washington.

ARTICLE XIII

SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Seller, on or prior to the Closing of each of the following:

13.01 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date (except for those covenants, agreements and conditions qualified by materiality, in which case Buyer shall have performed or complied in all respects).

13.02 Representations and Warranties. (a) The representations and warranties of Buyer made in ARTICLE V of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time) and (b) representations and warranties of Buyer made in ARTICLE V of this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time), to the extent any failure of such representations and warranties to be true and correct individually, or in the aggregate, has not had a Material Adverse Effect.

Sale and Purchase Agreement

13.03 Closing Deliverables. Buyer shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing the items set forth in Section 3.02 to which Buyer is to be a signatory or is required to deliver.

13.04 Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any Proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or the operation of the Assets by Buyer after the Closing Date.

13.05 Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act and any mandatory waiting period or required consent under any applicable domestic or state competition or antitrust law, statute, rule or regulation shall have expired or been obtained.

ARTICLE XIV

INDEMNIFICATION

14.01 Buyer’s Indemnification of Seller Companies. Except as otherwise provided herein and subject to the provisions of this ARTICLE XIV, from and after the Closing, Buyer shall (i) indemnify and hold harmless, each Seller Company, its Affiliates, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against any and all Losses, and (ii) defend, save and hold harmless the Seller Indemnified Parties, from and against any and all Claims, in each case, to the extent caused by, arising from or incurred by:

(a) Buyer’s breach of any representation or warranty in this Agreement or the Closing Documents (excluding the Commercial Agreements);

(b) Buyer’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(a), which is addressed in Section 14.01(c)) or the Closing Documents (excluding the Commercial Agreements);

(c) the Assumed Liabilities; provided, however, that Buyer’s obligations with respect to Assumed HSE Liabilities and its percentage of the Shared HSE Liabilities shall be governed by ARTICLE XI;

(d) Buyer’s modification of any Software licensed to Buyer pursuant to the Shell Software License Agreement or Intellectual Property licensed under the Shell Refinery Process License Agreement, which modification was not made under the direction of Seller, and only to the extent that the Claim or Loss would not have arisen but for such modification;

(e) (i) any Transfer Taxes chargeable to or reimbursable by Buyer pursuant to Section 15.01, and (ii) any Property Taxes that are the responsibility of Buyer pursuant to Section 15.02.

(f) Buyer’s use of any Intellectual Property licensed to Buyer other than as provided in Shell Refinery Process License Agreement; and

(g) Buyer’s use of any Software licensed to Buyer other than as provided in the Shell Software License Agreement.

Sale and Purchase Agreement

BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT SUCH INDEMNIFICATION MAY INCLUDE AN INDEMNIFICATION OF THE SELLER INDEMNIFIED PARTIES FOR AND AGAINST EACH OF THEIR OWN PRE-CLOSING NEGLIGENCE.

14.02 Seller’s Indemnification of Buyer. Except as otherwise provided herein and subject to the provisions of this ARTICLE XIV, from and after the Closing, Seller shall (i) indemnify and hold harmless, Buyer, its Affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, and (ii) defend, save and hold harmless, the Buyer Indemnified Parties from and against any and all Claims, in each case, to the extent caused by, arising from or incurred by:

(a) Seller’s breach of any representation or warranty in this Agreement or the Closing Documents; provided, however, that Seller shall not have any liability under this clause (a) for any breach of a representation or warranty contained in the Commercial Agreements;

(b) Seller’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(b), which is addressed in Section 14.02(d) below) or the Closing Documents (excluding the Commercial Agreements);

(c) any Property Taxes that are the responsibility of Seller Companies pursuant to Section 15.02; and

(d) the Retained Liabilities; provided, however, that Seller’s obligations with respect to Retained HSE Liabilities and its percentage of the Shared HSE Liabilities shall be governed by ARTICLE XI.

14.03 Exclusive Remedy. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE CLOSING OCCURS, EXCEPT (A) AS PROVIDED IN SECTION 7.02(c), SECTION 7.03, SECTION 7.05, SECTION 7.07(d), SECTION 7.08(b), SECTION 8.02(b), SECTION 8.06, SECTION 8.07, SECTION 8.08, SECTION 8.12(j), SECTION 8.13(e), ARTICLE XI, THIS ARTICLE XIV, SECTION 17.12, OR CLAUSES (XX) THROUGH (XXIV) OF SCHEDULE 10.01, OR (B) IN THE CASE OF FRAUD, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS OR OTHER MATTER (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE INDEMNIFIED PARTIES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT (EXCLUDING THE COMMERCIAL AGREEMENTS) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, ENVIRONMENTAL OR OTHER APPLICABLE LAWS OR OTHERWISE.

14.04 Procedures Relating to Indemnification Between Buyer and Seller.

(a) Following the discovery of any facts or conditions that could reasonably be expected to give rise to (x) a Loss for which indemnification is provided under this Agreement, or (y) a Claim for which defending, saving and holding harmless is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the Indemnifying Party setting forth:

(i) the specific facts and circumstances, in reasonable detail, relating to such potential Loss, including material documents, notices, correspondence and other relevant information relating to the matter or circumstance giving rise to the Claim or Loss;

Sale and Purchase Agreement

(ii) the amount of such Claim or Loss (or a good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation); and

(iii) a detailed explanation of the Indemnified Party’s understanding as to why such matter constitutes or could reasonably be expected to give rise to a Claim or Loss for which indemnification, defending, saving and/or holding harmless is provided under this Agreement, including under what provisions of this Agreement such Claim or Loss may arise;

A notice setting forth a speculative, prospective, unspecified or possible future Claim shall not constitute an adequate or timely Claim Notice. If any potential Claim arises as a result of a contingent or unquantifiable Loss of any of the Buyer Indemnified Parties, Seller will not be obliged to pay any such amount in respect of the potential Claim until the Loss ceases to be contingent and is quantifiable.

(b) Notwithstanding the foregoing Section 14.04(a) and subject to the provisions of Section 14.08:

(i) a Buyer Indemnified Party shall not be entitled to indemnity, defending, saving, or holding harmless hereunder by Seller unless and until (A) such Indemnified Party shall have provided Seller a Claim Notice; and (B) Seller shall have failed to cure such Claim, if curable, within 30 days after Seller’s receipt of a Claim Notice;

(ii) a Seller Indemnified Party shall not be entitled to indemnity, defending, saving, or holding harmless hereunder by Buyer unless and until (A) such Indemnified Party shall have provided Buyer a Claim Notice; and (B) Buyer shall have failed to cure such Claim, if curable, within 30 days after Buyer’s receipt of a Claim Notice; and

(iii) without prejudice to the time periods specified in the foregoing Sections 14.04(b)(i) and 14.04(b)(ii), upon receipt of a Claim Notice, the Party receiving such notice shall, within 20 Business Days of receipt thereof, send written notice to the notifying Party of its understanding as to whether or not the relevant matter in the notifying Party’s notice is indemnifiable, defendable, or has the ability to be held harmless by the receiving Party under this Agreement. Should the receiving Party fail to respond to the notice delivered by the notifying Party within 20 Business Days of receipt thereof, the receiving Party shall be deemed to have rejected the notifying Party’s assertion that such matter is indemnifiable, defendable, savable, or has the ability to be held harmless by the receiving Party under this Agreement. In case the receiving Party rejects the notifying Party’s assertion that the relevant matter in the notice is indemnifiable, defendable, savable, or has the ability to be held harmless by the receiving Party under this Agreement, the Parties may discuss the subject of the Claim Notice to clarify any open issues and respond to their respective inquiries, and if the receiving Party maintains its aforementioned rejection, then the Parties may pursue all available remedies.

14.05 Procedures Relating to Indemnification for Third Party Claims.

(a) Subject to Section 14.04 above, with respect to any indemnification, defending, saving and holding harmless provided for under this Agreement in respect of, arising out of or involving a Claim or demand made by any Third Party against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide a Claim Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification, defending, saving and holding harmless provided hereunder, except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

Sale and Purchase Agreement

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit the Indemnifying Party to participate in the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes such defense as provided herein); provided, however, if the Indemnifying Party acknowledges its obligation to indemnify, defend, save and hold harmless the Indemnified Party therefor, then the Indemnifying Party may choose to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party provided that such counsel is reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification, defending, saving and holding harmless responsibility contained in Sections 14.07 and 14.08. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, after the date of such assumption, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof, provided that, the Indemnifying Party does not seek to assert any limitation on its indemnification, defending, saving and holding harmless responsibility to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense subject to the agreement of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided in Section 14.05(c).

(c) If the Indemnifying Party chooses to defend any Third Party Claim:

(i) the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and

(ii) the Indemnifying Party shall keep the Indemnified Party fully informed as to the progress of the Third Party Claim, and the defense thereof, and provide the Indemnified Party with copies of all correspondence relating to such Third Party Claim within five Business Days of receiving or sending such correspondence and otherwise keep the Indemnified Party fully informed of the status of such Third Party Claim.

(d) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any Judgment with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any Judgment with respect to the Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such consent of the Indemnified Party shall not be required in the event of the entry of such Judgment or entering into a settlement with respect to such Third Party Claim does not include or result in (i) the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) any financial obligation to be paid by the Indemnified Party or (iii) any sanction or restriction upon the use of the Assets or conduct of any business or operations of the Indemnified Party.

Sale and Purchase Agreement

14.06 Losses Net of Insurance. The amount of any and all Losses under this ARTICLE XIV and elsewhere under this Agreement shall be determined net of any amounts that are actually recovered by an Indemnified Party under insurance policies with respect to such Losses. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

14.07 Survival.

(a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the 12-month anniversary of the Closing Date, except for (i) the representations contained in Section 4.13, which shall survive until the 5 year anniversary of the Closing Date, and (ii) the Fundamental Representations, which shall survive the Closing until the 30th day following the expiration of the applicable statute of limitations, and in each case until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period. All covenants and obligations contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate 180 days after the Closing Date, and all covenants and obligations contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until performed in accordance with their terms.

(b) A Claim shall be deemed to have been properly brought only upon delivery of a proper Claim Notice to the other Party within the applicable time periods provided above in accordance with Section 17.01. For the avoidance of doubt, the initial date of delivery of a Claim Notice, and not the expiration of any cure period, shall be deemed to be the date a Claim is made. Any Claim required to be made within an applicable time period provided above that is not so timely made shall be forever barred.

14.08 Limitations on Indemnification.

(a) NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, OR INDIRECT LOSSES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 14.08(a) SHALL NOT LIMIT A PARTY’S RIGHT TO INDEMNIFICATION UNDER THIS ARTICLE XIV FOR (i) ANY SUCH LOSSES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY THAT IS NOT AN AFFILIATE OR REPRESENTATIVE OF SUCH PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE XIV, (ii) BREACHES OF SECTION 17.16, OR (iii) ANY LIABILITY OF BUYER THAT IS ATTRIBUTABLE TO ITS WILLFUL BREACH.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the following limitations shall apply with regard to Seller’s Obligations to indemnify the Buyer Indemnified Parties pursuant to Section 14.02:

(i) No Claim may be made against Seller for indemnification pursuant to Section 14.02(a) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless (A) Losses for such individual action, occurrence or event that are recoverable from Seller under this Agreement exceed $500,000 (the “De Minimis Amount”) (and in such case, no Loss below the De Minimis Amount may be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses) or (B) such Claim relates to the breach of a Fundamental Representation by Seller.

Sale and Purchase Agreement

(ii) No Claim may be made against Seller for indemnification pursuant to Section 14.02(a) unless the aggregate amount of all Losses of the Buyer Indemnified Parties with respect to Section 14.02(a) (excluding individual Losses which do not exceed the De Minimis Amount) exceeds an amount equal to 1% of the Base Amount (the “Deductible Amount”), after which point Seller shall be obligated only to indemnify the Buyer Indemnified Parties from and against such aggregate Losses that are recoverable from Seller under this Agreement (excluding individual Losses which do not exceed the De Minimis Amount) in excess of the Deductible Amount; provided, however, that the Deductible Amount shall not apply with respect to Losses arising under Section 14.02(a) with respect to a breach of a Fundamental Representation by Seller and such Losses with respect to Fundamental Representations shall not count towards the Deductible Amount.

(iii) Seller’s liability to indemnify pursuant to Section 14.02(a) and Section 14.02(d) shall never exceed, in the aggregate, an amount equal to 15% of the Base Amount (the “Seller Non-HSE Indemnification Cap”). The limitations on Seller’s indemnification obligations set forth in the preceding sentence shall not apply to Losses resulting from any breach by Seller or inaccuracy of Seller’s Fundamental Representations or to Seller’s indemnification obligations in respect of the Retained HSE Liabilities or the Retained Liabilities set forth in Section 2.03(b)(iv) of this Agreement; provided, however, that Seller’s liability to indemnify pursuant to Section 14.02 (including for breaches or defaults of Seller’s Fundamental Representations) shall never exceed, in the aggregate, an amount equal to the Base Amount.

14.09 Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate any and all Losses.

14.10 Subrogation. In the event that an Indemnified Party has a right of recovery against any Third Party non-insurers with respect to any Losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then (a) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such Third Party with respect to such Losses; and (b) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights. In the event that an Indemnified Party recovers any amount from such other Third Party, the amount of the Claim against the Indemnifying Party shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by Indemnified Party recovering that sum from such Third Party.

14.11 Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Agreement shall be paid in United States dollars by wire transfer to a U.S. bank account to be designated in writing by the Indemnified Party within 20 Business Days after the earlier of (a) mutual agreement by the Parties in writing resolving a Claim; (b) the expiration of any period for appeal of a final adjudication of a Claim; or (c) the expiration of any period for appeal of a final adjudication or arbitration of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of a Claim.

14.12 Tax. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Sale and Purchase Agreement

14.13 No Liability if Loss is Otherwise Compensated For. Buyer agrees that neither it nor any of the Buyer Indemnified Parties shall be entitled to recover Losses or otherwise claim reimbursement or restitution from Seller more than once in respect of any individual Claim or Loss. If Buyer or any member of the Buyer Indemnified Parties recovers from any Third Party an amount in relation to a matter that gave rise to a Claim for which Seller has paid any amount to Buyer, Buyer shall pay to Seller an amount equal (a) the amount paid by Seller to Buyer (if the amount Buyer has recovered from such Third Party is greater than the amount paid by Seller) or (b) the amount Buyer has recovered from such Third Party (if the amount Buyer has recovered from such Third Party is less than the amount paid by Seller).

ARTICLE XV

TAXES

15.01 Transfer Taxes. All transfer, stamp, documentary, sales, use, business, occupation, motor vehicles, fuel, registration, value added, environmental and other similar Taxes (including all applicable Real Property and Personal Property transfer Taxes, all environmental Taxes on any petroleum products transferred, and all costs to record any deeds), assessed or imposed in each case on the transfer or sale of the Assets (collectively, “Transfer Taxes”) will be borne 50% by Buyer and 50% by Seller (regardless of whether such Transfer Taxes are levied on Seller or Buyer). Buyer shall be responsible for, and will file, all necessary Tax Returns and other documentation with respect to all Transfer Taxes and remit, upon the request of Seller, copies of the portions of such Tax Returns relevant to this Agreement and any necessary documentation to Seller. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in taking advantage of any applicable exemptions that will eliminate or minimize any otherwise applicable Transfer Taxes imposed in connection with the purchase and sale of the Assets. Buyer and Seller shall promptly reimburse the other Party for its portion of any Transfer Taxes paid by such other Party upon receipt of a written notice from such other Party that shows the amount of Transfer Taxes that were remitted by such Party.

15.02 Real and Personal Property Taxes. For purposes of this Agreement, all ad valorem, Real Property and Personal Property Taxes arising from the ownership or use of the Assets for the calendar year (or taxable period) in which the Effective Time occurs (collectively, “Property Taxes”) shall be prorated between Buyer and Seller as of the Effective Time regardless of when Property Taxes are actually billed and payable, based on the most recent statement of Property Taxes which is available at the time of Closing. For the avoidance of doubt, such Property Taxes shall include any special or general assessments on the Assets which are payable in installments, which shall be payable in accordance with the proration methodology outlined under this Section 15.02. The Seller Companies shall be responsible for paying their pro rata share of all such Property Taxes relating to the period prior to the Effective Time. Buyer shall be responsible for paying its pro rata share of all such Property Taxes relating to the period after the Effective Time. If there are any special or general assessments on the Assets which are payable in installments, Buyer shall be responsible for paying all installments which become due subsequent to the Effective Time (and, for the avoidance of doubt, the Seller Companies shall remit to Buyer their portion of such installments in accordance with the proration methodology outlined under this Section 15.02). To the extent possible, prorations shall be made on and as of the Closing Date; otherwise, the Parties shall make prorations within 90 days following the Closing Date or, if 90 days is not reasonably practical, within such longer timeframe following the Closing Date as is reasonably practical. Buyer shall file, or cause to be filed, all required Tax Returns incident to all Property Taxes, which Tax Returns are due after the Closing Date and shall pay or cause to be paid to the Governmental Authorities all such Property Taxes reflected on such reports or returns even if some are for periods prior to the Closing Date. If a Party pays a Property Tax that is allocable to the other Party pursuant to this Section 15.02 and such Property Tax is not otherwise borne by the non-paying Party through a proration of Taxes at or after Closing or by way of an adjustment to the Purchase Price, the non-paying Party shall reimburse the paying Party within ninety (90) days after invoice for any such Property Taxes allocable to the non-paying party per this Section 15.02.

Sale and Purchase Agreement

15.03 Tax Allocation. Seller and Buyer shall negotiate in good faith to agree upon an allocation of the Base Amount and the Assumed Liabilities (plus other relevant items) to the Assets for all purposes (including Tax and accounting) in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”) by the later of the Closing and six (6) months after the date of this Agreement. The Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Assets for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation; provided, however, that nothing contained herein shall prevent the Parties from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Tax Allocation. The Parties recognize that the Tax Allocation does not include Buyer’s acquisition expenses.

15.04 Tax Election. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”); provided that (a) such Party gives written notice of such election to the other Party in writing reasonably in advance of the Closing Date, (b) Buyer shall not be required to take title to any other property, and (c) such structure does not have any adverse effect on the other Party (including, but not limited to, delaying or affecting the Closing Date). All costs and expenses attributable to a 1031 Exchange shall be paid by the Party electing such 1031 Exchange, including without limitation the costs and expenses incurred by the non-electing Party. If such an exchange is elected by such Party (the “Electing Party”), then the Parties will use commercially reasonable efforts, at the electing Party’s expense, to execute all necessary 1031 Exchange documents that shall be in a form mutually acceptable to the Parties (provided, that any costs and expenses incurred shall be borne by the Electing Party). The Electing Party will indemnify (subject to ARTICLE XIV) the other Party and its Affiliates, employees and agents against Losses that may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange. Neither Party, by its consent to a 1031 Exchange, shall be responsible in any way for the Electing Party’s compliance with such 1031 Exchange.

15.05 Tax Assistance. After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any Tax audit or other examination by any Governmental Authority, any judicial or administrative Proceeding relating to liability for Taxes, or any Claim for refund in respect of such Taxes or in connection with any litigation and Proceedings or liabilities related to the Assets, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Assets and each shall execute and deliver such documents as are necessary to carry out the intent of this ARTICLE XV. Furthermore, Buyer and Seller agree that for a period of five years after the Closing Date or until six months after the expiration of the statute of limitations on assessment or refund, if longer than five years, not to destroy or otherwise dispose of any information provided by Seller to Buyer, in each case insofar as each constitutes or pertains to Tax records, unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall agree in writing to take possession thereof during the 30-day period after such offer is made; provided, however, neither Party nor any of its respective Affiliates shall have any obligations or responsibilities with respect to such matters addressed in this sentence (other than with respect to agreements entered into with a Governmental Authority) beyond those set forth under such Party’s general policy on records retention.

15.06 Operating Taxes. Except as provided in this ARTICLE XV, (A) Seller shall be liable for and pay all Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the

Sale and Purchase Agreement

Assets by Seller on or prior to the Effective Time, and (B) Buyer shall be liable for and pay all Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the Assets by Buyer after the Effective Time.

15.07 Confidential Tax Information. Seller will promptly provide or make available to Buyer copies of all Tax Returns, reports and information statements (other than income Tax Returns of Seller) with respect to the Assets, Assumed Liabilities or the Operations that are filed during the Interim Period, including giving Buyer access to all supporting work papers. Seller shall permit Buyer to review and comment on each such Tax Return with respect to Real Property or Personal Property Taxes prior to filing it, providing Buyer with a reasonable time for such review and comment, and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Buyer.

15.08 Payments. Any payments made to any Party pursuant to this ARTICLE XV shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Applicable Law.

15.09 Successorship Notice. Buyer shall file a properly completed and duly executed Successorship Notice with the Department of Revenue of the State of Washington with respect to the Refinery (the “Successorship Notice”) within forty-five (45) days after the Closing Date.

ARTICLE XVI

TERMINATION RIGHTS

16.01 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer in the event the Closing shall not have occurred or shall have become incapable of occurring as of the date that is after the 12-month anniversary of the Execution Date or such later date as the Parties agree in writing (the “Outside Date”) (including due to non-satisfaction or fulfillment of the conditions set forth in ARTICLE XII which would constitute a breach by Seller of this Agreement), but provided that such failure to close or being capable of closing is not due to Buyer breaching any representation, warranty or covenant of Buyer contained in this Agreement;

(c) by Seller in the event the Closing shall not have occurred or shall have become incapable of occurring as of the Outside Date (including due to non-satisfaction or fulfillment of the conditions set forth in ARTICLE XIII which would constitute a breach by Buyer of this Agreement), but provided that such failure to close or being capable of closing is not due to Seller breaching any representation, warranty or covenant contained in this Agreement;

(d) by Seller (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 13.01 or Section 13.02 (that would constitute a breach by Buyer of this Agreement), and which breach has not been cured or cannot be cured within the earlier of the Outside Date or 30 days following the delivery to Buyer by Seller of a written notice of such breach; and

Sale and Purchase Agreement

(e) by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 12.01 or Section 12.02 (that would constitute a breach by Seller of this Agreement), and which breach has not been cured or cannot be cured within the earlier of the Outside Date or 30 days following the delivery to Seller by Buyer of a written notice of such breach.

(f) The Party desiring to terminate this Agreement pursuant to this Section 16.01 shall give notice of such termination to the other Party in the manner set forth in Section 17.01.

16.02 Termination Fee.

(a) In the event that all of the conditions to Buyer’s obligation to close the Contemplated Transactions set forth in ARTICLE XII have been satisfied except for (A) conditions that can only be satisfied at the Closing, in which case such conditions are fully capable of being satisfied, subject only to the occurrence of the Closing and (B) conditions for which the failure to be satisfied is the direct result of a material Willful Breach by Buyer of its covenants set forth in this Agreement (“Buyer Preemptive Breach”), and Seller becomes entitled to terminate this Agreement under Section 16.01(d) solely as a result of Buyer’s failure to close the Contemplated Transactions or the Buyer Preemptive Breach, then Seller shall, within thirty (30) days of becoming so entitled irrevocably elect in a writing delivered to Buyer to either (i) receive the Termination Fee as the sole and exclusive remedy of Seller against Buyer and thus terminate this Agreement in full, or (ii) maintain its right to seek specific performance (and monetary damages arising out of Seller’s enforcement of this Agreement) against Buyer pursuant to Section 17.06. Upon the making of such irrevocable election, Seller shall only be entitled to the remedy so selected and shall in no event be entitled to both the Termination Fee and recovery pursuant to Section 17.06.

(b) In the event that all of the conditions to Seller’s obligation to close the Contemplated Transactions set forth in ARTICLE XIII have been satisfied, except for (A) conditions that can only be satisfied at the Closing, in which case such conditions are fully capable of being satisfied, subject only to the occurrence of the Closing and (B) conditions for which the failure to be satisfied is the direct result of a material Willful Breach by Seller of its covenants set forth in this Agreement (“Seller Preemptive Breach”) and Buyer becomes entitled to terminate this Agreement under Section 16.01(e) solely as a result of Seller’s failure to close the Contemplated Transactions or the Seller Preemptive Breach, then Buyer shall, within thirty (30) days of becoming so entitled, irrevocably elect in a writing delivered to Seller to either (i) receive the Termination Fee as the sole and exclusive remedy of Buyer against Seller and thus terminate this Agreement in full, or (ii) maintain its right to seek specific performance (and monetary damages arising out of Buyer’s enforcement of this Agreement) against Seller pursuant to Section 17.06. Upon the making of such irrevocable election, Buyer shall only be entitled to the remedy so selected and shall in no event be entitled to both the Termination Fee and recovery pursuant to Section 17.06.

(c) Each of the Parties hereto acknowledges that (i) the agreement contained in this Section 16.02 is an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Parties in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreement contained in this Section 16.02, the Parties would not enter into this Agreement.

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16.03 Effect of Termination.

(a) In the event of termination by Buyer or Seller pursuant to Section 16.01, the Contemplated Transactions shall be terminated, without further action, obligation or liability by or on the part of any Party or its respective Affiliates or Representatives except as provided in Section 16.02 or this Section 16.03. If the Contemplated Transactions are terminated as provided herein, then:

(i) except as set forth in Section 16.02, any Party terminating this Agreement pursuant to Section 16.01(d) or Section 16.01(e), as applicable, as a result of the other Party’s Willful Breach shall be entitled to seek damages sustained by such Party as a result of such Willful Breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that the Party seeking relief has not committed a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement under any circumstances which would have permitted the other Party to terminate the Agreement under Section 16.01(d) or Section 16.01(e), as applicable;

(ii) Buyer shall return to Seller all documents and copies and other materials received from, or on behalf of, Seller or its Representatives relating to the Contemplated Transactions, whether so obtained before or after the Execution Date and whether received by Buyer or a Representative of Buyer; and

(iii) all Confidential Information received by Buyer or a Representative of Buyer with respect to the Assets and the Assumed Liabilities shall be treated in accordance with the terms and conditions of Section 17.16.

16.04 Survival upon Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in this ARTICLE XVI, this Agreement shall have no further force and effect, and there shall be no liability on the part of any Party with respect thereto, except for the provisions of:

(a) Sections 4.05 and 5.07 relating to finder’s fees and broker’s fees;

(b) Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

(c) Section 7.02 relating to indemnification in connection with the matters contemplated thereby;

(d) Section 16.02, Section 16.03 and this Section 16.04;

(e) Section 17.02 relating to governing law;

(f) Section 17.03 relating to publicity;

(g) Section 17.08 relating to certain expenses; and

(h) Section 17.16 related to confidentiality;

each of which shall remain in full force and effect and survive in perpetuity.

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ARTICLE XVII

MISCELLANEOUS

17.01 Notices.

(a) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other similar means of electronic communication (with a transmission confirmation), or sent, postage prepaid, by certified or express mail, or reputable overnight courier service as follows:

If to Buyer:

c/o HollyFrontier Corporation

2828 North Harwood Street, Suite 1300

Dallas, TX 75201

Attn: President

Email: president@hollyfrontier.com

with a copy (which will not constitute notice) to:

c/o HollyFrontier Corporation

2828 North Harwood Street, Suite 1300

Dallas, TX 75201

Attn: General Counsel

Email: generalcounsel@HollyFrontier.com

and

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Benjamin R. Wills

Email: benjamin.wills@morganlewis.com

If to Seller:

Equilon Enterprises LLC d/b/a Shell Oil Products US

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President-Portfolio

Email: Patrick.Southwick@shell.com

With a copy (which shall not constitute notice) to:

Equilon Enterprises LLC d/b/a Shell Oil Products US

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Associate General Counsel, DS Portfolio

Email: Shawn.Carolan@shell.com

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(b) Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner above.

(c) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, emailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor; provided, however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

17.02 Governing Law; Submission to Jurisdiction.

(a) This Agreement and the Closing Documents (unless expressly provided otherwise therein) and the obligations of the Parties hereunder and thereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Texas, without regard to rules on choice of law.

(b) Any action to enforce this Agreement or the Closing Documents (unless expressly provided otherwise therein) may be properly venued in, and shall be brought in, the federal or state courts located in Houston, Texas. Each Party agrees that it shall irrevocably submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement and the Closing Documents (unless expressly provided otherwise therein) and to service of process by certified mail, delivered to the applicable Party at the address indicated herein. Each Party hereby irrevocably waives (on its own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE CLOSING DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17.02(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17.03 Publicity. No Party shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the issuing Party disclosure is otherwise required by Applicable Law or the rules or regulations of any securities exchange, whether in the United States or elsewhere (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which

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case the Party intending to make such release shall use commercially reasonable efforts consistent with such Applicable Law to (a) consult in good faith with, and with appropriate notice to, the other Party with respect to the timing and content thereof (including giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith) and (b) provide a copy thereof to the other Party prior to such issuance.

17.04 Entire and Integrated Agreement.

(a) This Agreement, the Schedules, the Disclosure Letter and Exhibits and the Closing Documents set forth the entire agreement and understanding of the Parties in respect to the Contemplated Transactions and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof (including the Confidentiality Agreement which shall terminate and be of no further force or effect as of the Execution Date).

(b) The Parties have agreed to enter into or deliver the Closing Documents contemporaneously with the Closing. The Parties would not have executed this Agreement had the Parties not also agreed to execute or deliver, as applicable, the Closing Documents at the Closing. The Parties acknowledge and agree that the Closing Documents are not stand-alone agreements but are rather interrelated agreements that are inextricably intertwined. The Parties agree that if the Closing occurs and subsequent thereto a Party or its Affiliates, as applicable, becomes a debtor or debtor-in-possession in a case under the Bankruptcy Code, the Closing Documents will be assumed or rejected under 11 U.S.C. §365 as one integrated whole and the Closing Documents shall not be severable for purposes of assumption or rejection, unless the Parties agree otherwise. The Parties’ rights under 11 U.S.C. §365 are preserved.

17.05 Assignment.

(a) This Agreement and the Closing Documents (excluding the Commercial Agreements which shall be governed as provided therein) and, except as otherwise provided in ARTICLE IX with respect to the Intellectual Property, any rights and Obligations hereunder or thereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other Party and any purported assignment without such consent shall be automatically null and void and without effect. No assignment shall relieve the assigning party of any of its Obligations hereunder to the other Party. Notwithstanding the foregoing, Buyer may, in its sole discretion, assign to any Affiliate(s) of HollyFrontier Corporation its rights hereunder to purchase any Assets and assume any Assumed Liabilities. Notwithstanding any such assignment, Buyer shall remain liable to Seller for all Obligations due to Seller under this Agreement unless and until expressly released by Seller.

(b) Without limiting the provisions of Section 17.05(a), following the Closing, in the event Buyer, in any transaction or series of transactions, sells, transfers, assigns, conveys, exchanges or otherwise disposes or leases to a Third Party all or substantially all of the Assets, then, in connection with the consummation of such transaction, (i) to the extent the Claims Period has not yet expired, Seller’s sole indemnification Obligations shall be to Buyer and shall have no indemnification Obligations whatsoever to any such Third Party, and (ii) Buyer’s indemnification Obligations to Seller shall remain in full force and effect.

17.06 Specific Performance. Each Party acknowledges and agrees that any breach of this Agreement would give rise to immediate, extensive and irreparable harm for which monetary damages, even if available, would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller Companies, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller Companies, on the one hand, and Buyer, on the other hand, in addition to any other right or

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remedy that such party may be entitled at law or equity, will be entitled to an injunction or injunctions or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of proving the inadequacy of money damages as a remedy or otherwise. Each Party further acknowledges and agrees that any Party seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17.06 will not be required to provide any bond or other security in connection with any such order or injunction.

17.07 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.

17.08 Expenses. Whether or not the Contemplated Transactions are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses. Notwithstanding the foregoing, at Closing, the standard portion of the premium for Buyer’s Title Policy shall be paid by Seller, and the extended portion of the premium for Buyer’s Title Policy shall be paid by Buyer.

17.09 Schedules and Disclosure Letter. Matters listed once on the Schedules or the Disclosure Letter shall be deemed disclosed with reference to all sections of the Schedules or the Disclosure Letter (including any disclosures made in amendments made pursuant to Section 6.03) to the extent the applicability of such information is readily apparent. The listing (or inclusion of a copy) of a document or other item in the Disclosure Letter shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document. The inclusion of information in the Schedules or the Disclosure Letter shall not be construed as an admission that such information is material to the Assets, the Assumed Liabilities or Seller. In addition, matters reflected in the Schedules or the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in such Schedules or the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

17.10 Legal Representation.

(a) Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

(b) To the extent that communications between Seller or its Affiliates, on the one hand, and any external legal counsel of Seller or its Affiliates (“Seller’s External Counsel”), on the other hand, relate to this Agreement and the Contemplated Transactions (the “Transaction Engagement”), such communications shall (i) be deemed to be attorney-client confidences that belong solely to Seller and not the Assets, (ii) not pass and become an Asset following Closing and from and after Closing none of Buyer

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or any Person purporting to act on behalf of or through Buyer will seek to obtain such communications by any process. Accordingly, Buyer shall not have access to any such communications or to the files of Seller’s External Counsel whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing: (w) Buyer waives and will not assert any attorney-client privilege (or rights related thereto) with respect to any communication between Seller’s External Counsel and Seller or its Affiliates occurring prior to the Closing in connection with the Transaction Engagement, (x) Seller and Seller’s External Counsel shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and none of the Assets or Buyer shall be a holder thereof, (y) to the extent that files of Seller’s External Counsel in respect of the Transaction Engagement constitute property of the client, only Seller shall hold such property rights, and (z) Seller’s External Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer by reason of any attorney-client relationship between Seller’s External Counsel and the Assets or otherwise.

17.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

17.12 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Assets. Seller shall indemnify, defend and hold Buyer harmless (subject in all respects to ARTICLE XIV) from any Losses that Buyer may incur due to failure to so comply in accordance with Section 14.02(d).

17.13 No Third Party Beneficiaries. Except as provided with respect to indemnification for Indemnified Parties as set forth in ARTICLE XIV and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective permitted successors and assigns.

17.14 Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

17.15 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

17.16 Confidentiality.

(a) Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the information and material, in whatever form, including this Agreement and the Closing Documents (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) further agrees that it shall use commercially reasonable efforts not to make or permit disclosure of the Confidential Information to any Person, other than their Affiliates and their respective Representatives (including collective bargaining representatives) to whom such disclosure is necessary or convenient for the completion of the Contemplated Transactions (including compliance with the terms and condition of any Material Contract), and except as may be required by Applicable Law or a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each Representative to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence and shall not be used in any capacity except for the operations of the Assets by Buyer. During the Interim Period, Seller and Buyer will cooperate in establishing “clean teams” where required or advisable in order to facilitate the review of Confidential Information that is competitively sensitive and that may be reasonably necessary for due diligence, transition, or integration purposes.

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(b) Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

(c) Each of the Parties (on behalf of themselves and each of their respective Affiliates and Representatives) agrees to notify the other Party promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any Third Party, including any of its Representatives. Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to cooperate with the other Party in connection with the other Party’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information.

(d) Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 17.16, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a Willful Breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates and Representatives) be prevented from exercising all of the rights granted to it hereunder.

(e) Notwithstanding any provision to the contrary contained in this Agreement, the Obligations of each of Seller and Buyer (and their respective Affiliates and Representatives) to maintain the confidentiality of the Confidential Information it receives (each in such capacity a “Receiving Party”) shall not apply to any portion of the Confidential Information that:

(i) is or becomes generally available to the public through no fault of the Receiving Party, including information in the public domain;

(ii) the Receiving Party receives from a Third Party without any requirement to keep such information secret;

(iii) the Receiving Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

(iv) the Receiving Party develops independently of and without reference to or use of the Confidential Information.

(f) Buyer shall not use (and shall be responsible in the event any of its Representatives use) the Confidential Information prior to the Closing for any other purpose other than the evaluation of the Contemplated Transactions.

(g) In the event of any inconsistency between the provisions of this Section 17.16 and the confidentiality provisions of any Closing Document, the provisions of any Closing Document shall control with respect to any matters addressed by such Closing Document.

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(h) In the event this Agreement is terminated for any reason, at the request of Seller, Buyer shall within 20 days after receiving such request return to Seller all written Confidential Information, including all photocopies of the same.

(i) The provisions of this Section 17.16 shall remain in force for a period of five years from the later of the Execution Date or the Closing Date. The terms of this Section 17.16 shall survive the termination or expiration of this Agreement.

(j) If the Closing occurs, Seller agrees to treat information it possesses concerning the historical operation of the Assets as Confidential Information.

(k) Seller and Buyer do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a “confidential transaction” under Treasury Regulation 1.6011-4(b)(3).

17.17 Electronic Signatures. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Applicable Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document contemplated. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

17.18 Anti-Corruption; Trade Controls.

(a) Notwithstanding Section 4.07(a), Seller:

(i) is aware of, during the Interim Period will comply with and has not violated Anti-Corruption Laws or Trade Control Laws and is not a Restricted Party;

(ii) whether directly or indirectly, has not made, offered, authorized or accepted and will not make, offer, authorize, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Buyer to be in breach of any Anti-Corruption Laws;

(iii) has maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws;

(iv) has maintained and will maintain adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

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(v) will, to its knowledge, retain such books and records for the period required by Applicable Law or Seller’s own retention policies, whichever is longer;

(vi) is not a Government Official, and to the best of its knowledge exercising reasonable diligence, no officer, agent or employee engaged by Seller or acting on Seller’s behalf is a Government Official;

(vii) will, in the event Seller becomes aware it has breached an obligation in this paragraph, promptly notify Buyer, subject to the preservation of legal privilege; and

(viii) shall make payments to Buyer, except with Buyer’s prior written consent.

(b) Notwithstanding Section 5.05, Buyer:

(i) is aware of, during the Interim Period will comply with and has not violated Anti-Corruption Laws or Trade Control Laws and is not a Restricted Party;

(ii) whether directly or indirectly, has not made, offered, authorized, or accepted and will not make, offer, authorize, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Seller to be in breach of any Anti-Corruption Laws;

(iii) has maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws;

(iv) has maintained and will maintain adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

(v) will, to its knowledge, retain such books and records for the period required by Applicable Law or Buyer’s own retention policies, whichever is longer;

(vi) is not a Government Official, and to the best of its knowledge exercising reasonable diligence, no officer, agent or employee engaged by Buyer or acting on Buyer’s behalf is a Government Official;

(vii) will, in the event it becomes aware it has breached an obligation in this paragraph, promptly notify Seller, subject to the preservation of legal privilege;

(viii) and any Person who has acted on its behalf in connection with this Agreement has not been and is not now involved in internal or external investigations or discussions with any Governmental Authority related to potential or actual breaches of Trade Control Laws or Anti-Corruption Laws;

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(ix) warrants that all information provided by Buyer to Seller in connection with Seller’s integrity due diligence is accurate; and

(x) shall make payments to Seller, except with Seller’s prior written consent.

(c) Prior to Closing and notwithstanding any other provision of this Agreement, if a Party becomes a Restricted Party, is listed on the Restricted Party list, or is held liable for violation of Anti-Corruption Laws or Trade Control Law, in each case, in connection with the Contemplated Transactions, then this Agreement shall terminate upon a notice of termination being provided by the other Party to such Party.

17.19 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	EQUILON ENTERPRISES LLC
d/b/a Shell Oil Products US

	By:	/s/ Patrick Southwick
Name: Patrick Southwick
Title: VP, Portfolio

BUYER:	HOLLYFRONTIER PUGET SOUND REFINING LLC

	By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to

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